Execution Version

CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT THAT IS MARKED BY [***] HAS BEEN OMITTED BECAUSE IT (A) IS NOT MATERIAL AND (B) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

NEWMONT CORPORATION

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SSR US HOLDINGS INC.

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SSR MINING INC.

SHARE PURCHASE AGREEMENT

DATED DECEMBER 6, 2024

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Actions on Non-Business Days	22
1.3	Currency and Payment Obligations	22
1.4	Calculation of Interest	22
1.5	Calculation of Time	23
1.6	Knowledge	23
1.7	Additional Rules of Interpretation	23
1.8	Schedules	24
ARTICLE 2 PURCHASE OF SHARES		24
2.1	Purchase and Sale of Shares	24
2.2	Purchase Price and Payment of Purchase Price	24
2.3	Closing Payment Adjustment	25
2.4	Section 338(h)(10) Election; Purchase Price Allocation	28
2.5	Withholding	28
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		29
3.1	Representations and Warranties of Seller	29
3.2	Representations and Warranties of Purchaser	44
3.3	Representations and Warranties of the Guarantor	46
3.4	Disclaimer of Warranties	47
ARTICLE 4 CLOSING ARRANGEMENTS		47
4.1	Closing	47
4.2	Seller’s Closing Deliveries	48
4.3	Purchaser’s Closing Deliveries	49
ARTICLE 5 CONDITIONS OF CLOSING		50
5.1	Purchaser’s Conditions	50
5.2	Purchaser Condition Not Fulfilled	50
5.3	Seller’s Conditions	51
5.4	Seller Condition Not Fulfilled	51
ARTICLE 6 INDEMNIFICATION		52
6.1	Survival	52
6.2	Indemnity by Seller	52
6.3	Indemnity by Purchaser and the Guarantor	52
6.4	Claim Notice	53
6.5	Time Limits for Claim Notice for Breach of Representations and Warranties	53
6.6	Certain Limitations	54
6.7	Agency for Non-Parties	55
6.8	Direct Claims	55
6.9	Third Party Claims	56
6.10	Environmental Procedures	57
6.11	Cooperation	58
6.12	Right of Offset; Satisfaction of Indemnification Obligations	58
6.13	Adjustment to Purchase Price	58
6.14	Exclusivity	58

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6.15	Reasonable Steps to Mitigate	58
ARTICLE 7 COVENANTS		59
7.1	Notice by Seller of Certain Matters	59
7.2	Access	59
7.3	Confidentiality	60
7.4	Action During Interim Period	61
7.5	Consents and Approvals	63
7.6	Covenant of Guarantor	65
7.7	Indemnification of Directors and Officers of the Group Companies	65
7.8	Termination of Intercompany Balances	66
7.9	Priority Shared Contracts	67
7.10	Access to Books and Records	68
7.11	Carlton Tunnel Regulatory Relief; Fourmile Creek Regulatory Relief; Reclamation and Closure	68
7.12	Company Employees, Benefit Plans	76
7.13	Payment Obligations	79
7.14	Insurance Policies	79
7.15	Mine Data	79
7.16	Company Name Change; Use of Seller Marks	79
7.17	Casualty Event	80
7.18	Seller Non-Solicit	80
7.19	Title Policy	81
7.20	Transition Services Agreement	81
ARTICLE 8 TERMINATION		81
8.1	Grounds for Termination	81
8.2	Effect of Termination and Liquidated Damages	81
ARTICLE 9 TAX MATTERS		82
9.1	Preparation of Tax Returns	82
9.2	Straddle Periods	83
9.3	Post-Closing Actions	83
9.4	Tax Refunds	84
9.5	Cooperation Respecting Tax Matters	84
9.6	Tax Claims	85
9.7	Transfer Taxes	85
9.8	Tax Sharing Agreement	86
9.9	Tax Clearance Filings	86
ARTICLE 10 GENERAL		86
10.1	Mutual Release	86
10.2	Conflicts and Privilege	87
10.3	Expenses	87
10.4	Public Announcements	87
10.5	Notices	87
10.6	Time of Essence	89
10.7	Further Assurances	89
10.8	Entire Agreement	89
10.9	Amendment	89
10.10	Waiver	89

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10.11	Severability	90
10.12	Specific Performance	90
10.13	Attornment	90
10.14	Jury Waiver	90
10.15	Governing Law	91
10.16	Successors and Assigns; Assignment; Continuing Obligations	91
10.17	Third Party Beneficiaries	91
10.18	Remedies	91
10.19	Counterparts	91

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of December 6, 2024 (the “Effective Date”), is entered into by and among SSR US Holdings Inc., a Nevada corporation (“Purchaser”), SSR Mining Inc., a corporation incorporated under the laws of the Province of British Columbia (“Guarantor”), and Newmont Corporation, a Delaware corporation (“Seller”). Purchaser, Seller and the Guarantor sometimes are referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

RECITALS

A.	Seller is the sole shareholder of Newmont CC&V Mining Corporation, a Delaware corporation (“Company”), holding 1,529 shares of the Company’s common stock, par value $100 per share (the “Shares”), comprising all of the issued and outstanding shares of capital stock of the Company.
B.	The Company is the sole member of GCGC LLC, a Colorado limited liability company (“GCGC”), holding all of the issued and outstanding membership interests in GCGC.
C.	The Company and GCGC are the sole members of Cripple Creek & Victor Gold Mining Company LLC, a Colorado limited liability company (“CC&V”), collectively holding all of the issued and outstanding membership interests in CC&V.
D.	CC&V is the sole shareholder of The LeClair Consolidated Mines Company, a Colorado corporation (“LeClair”), holding all of the issued and outstanding capital stock of LeClair.
E.	CC&V is the sole shareholder of The Matoa Gold Mining Company, a Wyoming corporation (“Matoa” and, together with the Company, GCGC, CC&V, and LeClair, collectively, the “Group Companies” and each, individually, a “Group Company”), holding all of the issued and outstanding capital stock of Matoa.
F.	Purchaser is willing to purchase, and Seller is willing to sell, the Shares subject to the terms and conditions contained in this Agreement.
G.	The Guarantor has agreed to guarantee the obligations of the Purchaser pursuant to the terms, conditions, and limitations set forth in this Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:

Article 1
Interpretation

1.1	Definitions

In this Agreement:

“Accounting Principles” has the meaning given in Section 2.3(1).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Affiliated Group” means a group of companies filing a consolidated U.S. federal or consolidated, combined, or unitary state or local income Tax Return including pursuant to Treasury Regulations Section 1.1502-6 or under any analogous or similar national, state, local, or foreign Law or regulation.

“Agreement” means this Share Purchase Agreement, all the Exhibits hereto and the Schedules hereto (as set out in the Disclosure Letter), as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation Schedule” has the meaning set out in Section 2.4(3).

“Allocation Schedule Notice of Disagreement” has the meaning set out in Section 2.4(3).

“Amendment 14” means the amendment to the Cresson Project Hardrock 112d(3) Designated Mining Operation Reclamation Permit (File No. M-1980-244, Amendment (AM-14), or any successor or replacement filing), on substantially the terms of the filing for such amendment that has been submitted to all applicable Governmental Authorities as of the Effective Date or on such other terms as Seller may approve in writing.

“Amendment 14 Approval” means (a) the approval by DRMS or the Colorado Mined Land Reclamation Board of Amendment 14, and (b) the approval by the Teller County Board of County Commissioners of such amendment.

“Amendment 14 Contingent Payment” has the meaning set out in Section 2.2(3)(a).

“Anti Money Laundering Laws” has the meaning set out in Section 3.2(8)(a).

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order, or other requirement having the force of law (whether federal, provincial, territorial, state, municipal, or local), (“Law”), in each case relating or applicable to such Person, property, transaction, event or other matter.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other bonus, incentive, commission, stock option, stock ownership, stock appreciation rights, restricted equity, restricted stock units, phantom equity or other forms of equity or equity-based compensation, pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, deferred compensation, severance, retention, accident, disability, change of control, stock purchase, separation, vacation, paid time off, fringe benefit or other benefit or compensation plan, program or arrangement that the Group Companies maintain, sponsor or contribute to or are obligated to contribute with respect to the Group Companies’ current or former employees, managers, directors or other service providers or with respect to which the Group Companies have any Liability, whether direct or indirect, contingent, or otherwise, other than any plan to which contributions are mandated by a Governmental Authority. For clarity, Benefit Plans shall not include employment agreement, offer letters or benefits in which a Group Company is required to participate in by Applicable Law and which are sponsored and maintained by a Governmental Authority.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Denver, Colorado.

“Carlton Tunnel” means the tunnel located at Teller County (Lot Number R0004375) that drains regional groundwater under the Cripple Creek Mining District.

“Carlton Tunnel Contingent Payments” has the meaning set out in Section 2.2(3)(b).

“Carlton Tunnel Permit” means the Colorado Discharge Permit System permit for the Carlton Tunnel (Permit No. CO0024562), as in effect on the Effective Date.

“Carlton Tunnel Regulatory Relief” means compliance with the Federal Clean Water Act and the Colorado Water Quality Control Act, including all conditions of the Carlton Tunnel Permit if required by the aforementioned laws, through regulatory or judicial relief [***] which relief shall be deemed to be obtained upon the occurrence of the event described below in any of the following clauses (a), (b), or (c):

(a)	[***]
(b)	[***]
(c)	[***]

“Carlton Tunnel Water Treatment System Costs” has the meaning set out in Section 7.11(4)(c)(ii).

“Cash” means the sum of all cash and cash equivalents and short-term investments of the Group Companies, determined in accordance with the Accounting Principles.

“Casualty Event” has the meaning set out in Section 7.17.

“CC&V” has the meaning set out in the recitals to this Agreement.

“Claim Notice” has the meaning set out in Section 6.4.

“Closing” means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.

“Closing Date” has the meaning set out in Section 4.1.

“Closing Payment” means $100,000,000.00

“Closing Statement” has the meaning set out in Section 2.3(4)(a).

“Closing Time” has the meaning set out in Section 4.1.

“Closure and Water Treatment Costs” has the meaning set out in Section 7.11(4)(a).

“Closure Indemnity Agreement” has the meaning set out in Section 7.11(7).

“Closure Plan” means a closure plan prepared in accordance with Applicable Laws, including Environmental Laws, for the progressive, concurrent, and final Reclamation of a mine and its operations including the Environment related to the mine and its operations as, to the extent applicable, acknowledged and/or approved by a Governmental Authority.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or Contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, which covers any of the Company Employees.

“Colorado Water Quality Control Act” means Colorado Revised Statute § 25-8-101 et seq., and all implementing regulations, all as amended.

“Company” has the meaning set out in the recitals to this Agreement.

“Company Employees” means each person who as of immediately prior to the Closing is an Employee of a Group Company; for greater certainty, “Company Employees” shall not include the Excluded Employees.

“Company Fee Simple Properties” means the properties described in Schedule 3.1(12)(a) of the Disclosure Letter.

“Company Licenses” has the meaning set out in Section 3.1(17).

“Company Mining Claims” means, collectively, the Company Patented Mining Claims and the Company Unpatented Mining Claims.

“Company Mining Leases” means the mining leases described in Schedule 3.1(12)(b) of the Disclosure Letter.

“Company Patented Mining Claims” means the patented mining claims described in Schedule 3.1(12)(c) of the Disclosure Letter.

“Company Properties” means, collectively, all real property rights or interests, fee lands, surface rights, easements, and rights-of-way used in the activities of the Group Companies or otherwise comprising the Mine, including the Company Fee Simple Properties, the Company Mining Claims (including the lands and properties subject thereto and all rights and interests of the Group Companies thereunder), and the Company Mining Leases (including the lands and properties subject thereto and all rights and interests of the Group Companies thereunder), and each is a “Company Property”.

“Company Royalty Agreements” has the meaning set out in Section 3.1(12)(f).

“Company Unpatented Mining Claims” means the unpatented mining claims described in Schedule 3.1(12)(d) of the Disclosure Letter.

“Confidential Information” means, in relation to a Party (the “Discloser”):

(a)	all information, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, that the Discloser discloses to, or that is gathered by inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before or after the Effective Date, including information that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, Liabilities, operations, prospects or activities, and specifically includes financial information, budgets, business plans, ways of doing business, business results, prospects, customer lists, forecasts, engineering reports, environmental reports, evaluations, legal opinions, names of venture partners and contractual parties, and any information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information;
(b)	all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same (“Notes”);
(c)	the existence and terms of this Agreement;
(d)	the fact that information has been disclosed or made available to the Recipient or the Recipient’s Representatives; and
(e)	the fact that discussions or negotiations are or may be taking place with respect to a possible transaction, the proposed terms of any such transaction and the status of any discussions or negotiations under this Agreement, but does not include any information that:

(f)	is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient, its Affiliates, or any of its or their Representatives in breach of this Agreement;
(g)	was independently developed by the Recipient after the Closing (as demonstrated by written documentation) without use of or reference to the Confidential Information;
(h)	is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not prohibited from disclosing the information to the Recipient by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or
(i)	was known by the Recipient prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary, or other legal confidentiality obligation on the part of the Recipient.

“Consent” means any consent, approval, authorization, notice, permit, waiver, ruling, exemption, or acknowledgement from any Person which is provided for or required: (a) pursuant to the terms of any Contract; or (b) under any Applicable Law, in either case in connection with the sale of the Shares to Purchaser on the terms contemplated in this Agreement; or (c) which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, but does not include a Regulatory Approval.

“Contingent Payments” has the meaning set out in Section 2.2(3).

“Contracts” means all contracts, licenses, sub-licenses, agreements, leases, or other legally binding commitments, whether written or oral and including all amendments, exhibits, schedules, and supplements thereto, to which a Person is a party or a beneficiary, or by which such Person or any of its properties or assets is bound or may be affected or under which such Person has rights or obligations.

“Current Asset Balance” means, at a given time and without duplication, the aggregate current assets of the Group Companies determined in accordance with the Accounting Principles (and based on the Group Companies’ consolidated monthly trial balances), including, but not limited to, the following:

(a)	trade receivables;
(b)	other accounts receivables (excluding receivables from any Affiliate, manager, employee, officer, or member of any of the Group Companies);
(c)	other prepaid assets;
(d)	material and supplies inventories,

but excluding:

(e)	Cash;
(f)	Finished Goods;
(g)	current and deferred income Tax assets; and

(h)	short term stockpiles and ore on leach pads.

“Current Liabilities Balance” means, at a given time and without duplication, the aggregate current liabilities of the Group Companies determined in accordance with the Accounting Principles, including, but not limited to, the following:

(a)	accounts payable;
(b)	employee related benefits;
(c)	payroll payables;
(d)	Taxes payable;
(e)	other current liabilities,

but excluding:

(f)	Indebtedness;
(g)	accrued Reclamation Liabilities;
(h)	current and deferred income Tax liabilities; and
(i)	and any costs or charges taken into account when calculating the Net Realizable Value of Finished Goods.

“D&O Indemnified Party” has the meaning set out in Section 7.7(1).

“D&O Tail Policy” has the meaning set out in Section 7.7(3).

“Damages” means, whether or not involving a Third Party Claim, any loss, cost, Liability, claim, obligation, charge, interest, fine, penalty, assessment, Taxes, damage or expense (including fees and expenses of consultants, engineers, and legal counsel); provided that Damages shall not include any indirect, special, consequential, punitive, aggravated, or incidental damages, or any loss of profits or loss of business reputation or opportunity.

“Data Room” means the Ansarada virtual data room set up by Seller, or an Affiliate thereof, and the contents thereof as of three (3) Business Days prior to the Effective Date.

“Direct Claim” has the meaning set out in Section 6.4.

“Discharger-Specific Variance” means Seller’s request for relief from the requirements of the Carlton Tunnel Permit to allow for commercially feasible passive and semi-passive and/or active filtration treatment of discharges [***] and, if applicable, alternative effluent limits that are (i) achievable through such commercially feasible passive and semi-passive and/or active filtration treatment and/or (ii) waived or modified with respect to ions or minerals not removable or treatable pursuant to such treatment (such as sulfate and fluoride).

“Discloser” has the meaning set out in the definition of “Confidential Information”.

“Disclosure Letter” means the disclosure letter containing the Schedules dated as of the Effective Date and delivered by Seller with this Agreement, as the same may be updated pursuant to Section 7.1.

“Discount Rate” has the meaning set out in Section 7.11(4)(c)(iii).

“Disputed Amounts” has the meaning set out in Section 2.3(3)(c).

“Draft Closing Date Net Indebtedness” has the meaning given in Section 2.3(2).

“Draft Closing Date Net Working Capital” has the meaning given in Section 2.3(2).

“Draft Statement” has the meaning given in Section 2.3(2).

“DRMS” means the Division of Reclamation, Mining and Safety of the Colorado Department of Natural Resources.

[***]

[***]

“Effective Date” has the meaning given in the preamble hereto.

“Employee” means an individual who is employed by a Person, whether on a full-time, part-time, temporary, or casual basis, and including those temporarily laid off or on vacation, short-term disability, long-term disability, workers’ compensation related leave, pregnancy, maternity, paternity, parental or sick leave, or any other statutory or approved leave of absence.

“Environment” means the physical, biological, and social aspects and conditions of a particular area, including:

(a)	the land, water, groundwater, soil sediment, air, atmosphere, climate, living organisms, and other organic and inorganic matter, things made or altered by humans, ecosystems, and social groupings;
(b)	the social, economic, and cultural aspects of a thing specified in paragraph (a); and
(c)	the interaction of any two (2) or more things specified in paragraphs (a) and (b).

“Environmental Compliance, Cleanup and Closure Liabilities” means all Damages and Liabilities related to or comprising environmental compliance, cleanup and closure liabilities with respect to the Mine or the Company Properties, including: (i) any and all Environmental Liabilities, including those with respect to each matter set out in Schedule 3.1(24) of the Disclosure Letter; (ii) with respect to or arising out of or in connection with the Company Properties and any Future Activities, any and all actions, causes of action, demands, claims, debts, obligations, liabilities (contingent or otherwise), duties, requirements, orders, injunctions, decisions, judgments, directives, penalties, fines or rights of action of any nature instituted, required, made, imposed, rendered, issued or arising under or pursuant to Environmental Law or the Release of Hazardous Substances, whether initiated by any Person and whether initiated, instituted, required, made, imposed, rendered or issued by any Governmental Authority; (iii) any and all water treatment liabilities with respect to the Mine or the Company Properties [***] and ongoing operation of any water treatment systems; and (iv) any and all Reclamation Liabilities, provided that Environmental Compliance, Cleanup and Closure Liabilities shall not include (x) Specified Environmental Compliance Liabilities, (y) Damages that a Purchaser’s Indemnified Party is entitled to recover (after giving effect to the terms and conditions, including limitations on recovery, set forth in Article 6) from Seller pursuant to Section 6.2(1) with respect to the inaccuracy in or breach of any representation and warranty in Section 3.1(24) or (z) Damages and Liabilities that are the obligation of Seller pursuant to Section 7.11.

“Environmental Law” means any Applicable Law relating to the regulation, protection, Reclamation and/or preservation of the Environment or any flora, fauna, species or organisms that make use of it; human health or safety; the generation, production, use, storage, treatment, transportation, Release, threatened Release, remediation, disposal of or exposure to Hazardous Substances; any environmental conditions on, in, at, under, from or about any of the Mine, including soil, sediment, groundwater, surface water, and ambient air conditions; and the reporting or remediation of environmental contamination, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any Mining or Mining Safety Law; as any of the foregoing may be amended, all implementing regulations, and any analogous state or local Law.

“Environmental Liabilities” means, with respect to or arising out of or in connection with the Company Properties and any Former Activities, any and all actions, causes of action, demands, claims, debts, obligations, liabilities (contingent or otherwise), duties, requirements, orders, injunctions, decisions, judgments, directives, penalties, fines or rights of action of any nature instituted, required, made, imposed, rendered, issued or arising under or pursuant to Environmental Law or the Release of Hazardous Substances, whether initiated by any Person and whether initiated, instituted, required, made, imposed, rendered or issued by any Governmental Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Statement” has the meaning given in Section 2.3(1).

“Excess Closure and Water Treatment Costs” means all Closure and Water Treatment Costs, if any, after the first $500,000,000.00 of Closure and Water Treatment Costs.

“Excess Closure and Water Treatment Costs NPV” has the meaning given in Section 7.11(4)(c)(iii).

“Excluded Employees” has the meaning set out in Section 7.12(3).

“Export Approvals” has the meaning given in Section 3.1(20)(a).

“Federal Clean Water Act” means 33 U.S.C. § 1251 et seq., and all implementing regulations, all as amended.

“Final Closing Date Net Indebtedness” has the meaning given in Section 2.3(4)(b).

“Final Closing Date Net Working Capital” has the meaning given in Section 2.3(4)(b).

“Final Determination” means a determination made by a Governmental Authority (including pursuant to a settlement) where all rights to object to or appeal from the determination (including any right to obtain relief under a competent authority or similar process) have been exhausted or have expired.

“Finalization Date” has the meaning given to it in Section 7.11(4)(e).

“Financial Statements” has the meaning set out in Section 3.1(10)(a).

“Finished Goods” means finished goods inventory as reported as part of the current assets on the Company’s consolidated balance sheet in accordance with the Accounting Principles; provided that, for purposes of this Agreement (including in the calculation of Net Indebtedness), the Finished Goods shall be valued at Net Realizable Value.

“Former Activities” means all manner of mining operations carried on, at or under the Company Properties prior to Closing (including, for the avoidance of doubt, all operations both prior to and during Seller’s ownership of the Company Group) and all activities of any nature reasonably ancillary thereto, including, without limitation, mining, milling and mineral exploration activities.

“Fourmile Creek Permit” means the Colorado Discharge Permit System permit for the Fourmile Creek Discharge Permit (Permit No. CO0046540) as in effect on the Effective Date.

“Fourmile Creek Regulatory Relief” means compliance with the Federal Clean Water Act and the Colorado Water Quality Control Act, including all conditions of the Fourmile Creek Permit if required by the aforementioned laws, through regulatory or judicial relief with respect to the water flow limits in the Fourmile Creek Permit, which relief shall be deemed to be obtained upon the occurrence of the event described below in any of the following clauses (a), (b), or (c):

(a)	[***]
(b)	[***]
(c)	[***]

“Fraud” means an act, committed by Seller, Purchaser, or the Guarantor that involves (a) a false representation of fact made by such Person in Section 3.1, Section 3.2, or Section 3.3, as applicable, (b) with actual knowledge of such Person that such representation is false, (c) an intention by such Person to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it, (d) that was material to the claiming Party’s decision to take or refrain from taking, action, and (e) upon which the claiming Party justifiably relied with no actual knowledge of the falsity of such fact. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence.

“Future Activities” means all manner of mining operations carried on, at or under the Company Properties from and after Closing and all activities of any nature reasonably ancillary thereto, including, without limitation, mining, milling and mineral exploration activities.

“Future Reclamation Liabilities” means any Reclamation Liabilities arising from the expansion of the Mine plan or Mine operations beyond the current permitted boundary plus the permitted boundaries and mining plan contemplated after giving effect to any approval and incorporation of Amendment 14 to the Mine Permit.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“GCGC” has the meaning set out in the recitals to this Agreement.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation, shareholder agreement (if any), and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” means:

(a)	any domestic or foreign government, whether national, federal, provincial, state, territorial, regional, municipal or local (whether administrative, legislative, executive or otherwise);
(b)	any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)	any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; or
(d)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association, in each case having jurisdiction over the applicable Person.

“Group Company” and “Group Companies” have the meanings set out in the Recitals hereto.

“Group Company Interests” has the meaning set out in Section 3.1(5)(a).

“Guarantor” has the meaning set out in the preamble hereto.

“Hazardous Substance” means any substance, chemical, pollutant, contaminant, material or waste listed under, defined or regulated by, or for which Liabilities or standards of care are imposed under, any Environmental Law, including petroleum, petroleum distillate, or any fraction or by-product thereof, per- and poly-fluoroalkyl substances, asbestos or asbestos-containing materials, lead, radioactive materials, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (United States).

“HSR Clearance” means that all waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

“Indebtedness” means, without duplication, with respect to the Group Companies, (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including any related prepayment fees or expenses (including overdraft facilities) (whether short term or long term), (b) all obligations evidenced by notes, bonds, debentures, mortgages, or other similar instruments, or financial debt securities, (c) obligations to repay deposits or other amounts advanced by and owing to third Persons, (d) any obligation in respect of letters of credit and bankers’ acceptances (but only to the extent drawn, and excluding instruments supporting or guaranteeing any obligations), (e) obligations under any interest rate, currency, or other hedging agreement, (f) all obligations under the capital portion of capitalized leases, (g) (i) all obligations with respect to any bonus, commission, deferred compensation or similar compensation incurred or accrued with respect to any Employee and attributable to services provided during calendar year 2024, and (ii) with respect to payments of any annual bonus under any incentive plan that will continue to apply to Company Employees during the calendar year that includes the Closing Date pursuant to Section 7.12(2), an amount equal to the payment under each such incentive plan that each such Company Employee would receive for such calendar year if such Company Employee satisfied all requirements necessary to earn the full target bonus amount for such year, multiplied by a fraction with the numerator equal to the number of calendar days prior to the Closing Date and the denominator equal to three hundred sixty-five, in each case to the extent unpaid as of the Closing Date and not otherwise included in the Current Liabilities Balance, (h) all indebtedness of others (other than another Group Company) referred to in paragraph (a) through (g) above guaranteed by a Group Company (to the extent of the amount of such guarantees) under guarantee Contracts that will remain in place through the Closing, and (i) all accrued interest, fees, prepayment penalties, or other similar obligations with respect to any of the foregoing, the whole determined in accordance with the Accounting Principles; provided, however, that (x) any item that is accounted for in the determination of Net Working Capital for purposes of this Agreement shall be excluded from the calculation of Indebtedness, and (y) the Seller Financial Assurances, and obligations under the Company Mining Leases or any other operating leases or real property leases (other than finance leases), shall not be considered Indebtedness for purposes of this Agreement.

“Indebtedness Amount” means the amount of Indebtedness of the Group Companies on a consolidated basis as of the Closing Time.

“Indemnified Party” means a Person whom Seller or Purchaser, as the case may be, is required to indemnify under Article 6.

“Indemnified Taxes” means (i) Taxes of any Group Company for a Pre-Closing Tax Period (determined in the case of any Straddle Period in accordance with Section 9.2), (ii) Taxes of any member of an Affiliated Group of which any Group Company is or was a member prior to the Closing, (iii) Taxes of any Person (other than any Group Company) imposed on or payable by any Group Company as a transferee or successor, by Contract, pursuant to any Law or otherwise, as a result of an event or transaction occurring prior to the Closing, and (iv) Taxes of Seller or any of its Affiliates (other than any Group Company), in each case except to the extent any such Taxes are taken into account in determining the Final Closing Date Net Indebtedness or Final Closing Date Net Working Capital.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 6.

“Independent Accountant” has the meaning set out in Section 2.3(3)(c).

“Independent Contractor” means (i) any individual independent contractor, consultant or other service provider who is engaged by a Person and is not an Employee, or (ii) any such individual’s personal services company.

“Insurance Policies” has the meaning set out in Section 3.1(25).

“Intellectual Property” means all rights in copyrights and other works of authorship; trade secrets, know-how, processes, methods, and proprietary information; trademarks and service marks (together with all goodwill associated therewith), trade dress, and domain names; mask works; patents, inventions, and all related patent and design rights; and any other intellectual property rights that exist anywhere in the world, including, in each case, whether unregistered, registered, or comprising an application for registration, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing.

“Intercompany Balances” has the meaning given in Section 7.8.

“Interim Period” means the period from the Effective Date to the Closing Time.

“IT Systems” means all information technology, computers, computer systems, and communications systems owned, operated, leased or licensed by any of the Group Companies.

“Law” has the meaning set out in the definition of “Applicable Law”.

“LeClair” has the meaning set out in the recitals to this Agreement.

“Legal Proceeding” means any litigation, action, application, suit, hearing, claim, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any Governmental Authority or arbiter, and including any appeal or review thereof and any application for leave for appeal or review.

“Liabilities” means any and all obligations, guaranties, debts, commitments, undertakings, or liabilities, of any nature whatsoever, whether known or unknown, express or implied, unaccrued or accrued, liquidated, absolute, fixed, contingent, determined, determinable, or otherwise, whether arising out of a claim or otherwise, and whether due or to become due.

“License” means any license, certification, permit, authorization, approval, waiver, consent, decree, plan, variance, registration, exemption, certificate, or other evidence of authority issued or granted to, conferred upon, or otherwise created for, any Person by any Governmental Authority in connection with the ownership and operation of any Company Property.

“License Agreement” means the agreement between Newmont USA Limited and CC&V, substantially in the form attached as Exhibit C.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, Royalty, net profits interest, prior assignment, option, warrant, lease, sublease, right to possession, Residual Property Right, easement, indenture, deed of trust, deemed trust, encumbrance, right of way, conditional sale or title retention agreement, claim, right, restriction, or other similar interest of any kind or nature whatsoever.

“Material Adverse Change” means, any change, effect, occurrence, fact, condition, event or circumstance that, individually or in the aggregate with other such changes, effects, occurrences, facts, conditions, or circumstances, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, properties, Liabilities, condition (financial or otherwise), or results of operations of the Group Companies, taken as a whole; provided that no change, effect, event or circumstance resulting from or attributable to any of the following shall be deemed to be, or taken into account in determining whether there has been or would reasonably expected to be, a Material Adverse Change: (a) the public announcement of the execution of this Agreement or the transactions contemplated hereby in accordance with Section 10.4; (b) any action taken (or omitted to be taken) at the request or with the permission of Purchaser, (c) any action taken by the Group Companies that is required or permitted pursuant to this Agreement, (d) any failure to meet internal or published projections, estimates, or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (e) general political, economic or financial conditions, including in the United States; (f) the state of securities or commodity markets in general or changes in the price of gold, silver or copper; (g) any change in currency exchange rates; (h) any change in Applicable Law or GAAP or in the interpretation or application thereof by any Governmental Authority; (i) any war (whether or not declared), armed hostilities, act of terrorism, military action or the escalation or worsening thereof; (j) any act of God, pandemics, natural disasters or similar calamities or other similar force majeure events; and (k) changes (other than those described in clause (f)) affecting the mining industry generally; provided that, in the case of clauses (e), (h), (i), (j) and (k), any such change, effect, occurrence, fact, condition, event or circumstance shall not be excluded to the extent the same disproportionately affects (individually or together with other changes, effects, occurrences, facts, conditions, events or circumstances) the Group Companies, as compared to other similarly situated Persons.

“Material Contract” means a Contract to which a Group Company is a party and (a) which involves or may reasonably be expected to involve the payment to or by any Group Company of more than $1,000,000.00 over the term of that Contract, (b) containing covenants that will prohibit or otherwise restrict a Group Company from acquiring any property, or competing in any line of business, geographical area, or with any Person,

(c) containing most-favored nations or similar clauses, (d) containing exclusivity covenants or provisions, (e) containing provisions related to minimum purchase or sale requirements, (f) relating to the acquisition or disposition of any material business or assets (whether by merger, sale of stock or otherwise), which acquisition or disposition is not yet complete, (g) governs or relates to Indebtedness, including providing for a guarantee, support or indemnification, assumption or endorsement, or any similar commitment by a Group Company with respect to any indebtedness or obligation of any other Person, (h) any other party thereto is a Governmental Authority or which permits a Group Company to receive payment, directly or indirectly, from any Governmental Authority, (i) relating to the settlement of Threatened, pending, or active litigation, (j) creating or establishing any joint venture, partnership or similar arrangement, (k) granting water rights or an interest in water supplies, (l) containing a “change of control” or similar provision triggered by the execution of this Agreement and/or the consummation of the sale of the Group Companies to Purchaser, (m) provides for the performance or service or the delivery of any goods, equipment or materials by any Group Company (other than (i) purchase or sales orders entered into in the Ordinary Course of Business (including for the spot sale of metals produced from the Mine), or (ii) any such Contracts that involve amounts of $1,000,000.00 or less or that can be terminated by the applicable Group Company party thereto on sixty (60) days or less notice (without material penalty), (n) requiring capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1,000,000.00, (o) governs or relates to Reclamation, or (p) is otherwise material to the conduct of the business of any of the Group Companies; provided that “Material Contract” does not include Licenses or Benefit Plans.

“Matoa” has the meaning set out in the recitals to this Agreement.

“Mine” means the gold mining complex operated by the Group Companies in the Cripple Creek Mining District, Teller County, Colorado comprised of the Cripple Creek & Victor Gold Mine, including any Company Properties and Former Activities related to such mine.

“Mine Data” means any and all geological, geophysical, and geostatistical information or data pertaining to the Mine that is owned, or being used in connection with the Mine, by the Group Companies as of the Effective Date, excluding (a) Seller’s geochemical surveys pertaining to the Mine that utilize proprietary sampling and analytical methodologies and (b) the information and data derived from or associated with such geochemical surveys.

“Mine Permit” means Colorado Division of Mining, Reclamation and Safety Permit (Permit No. M-1980-244), Cresson Project, as may be amended, modified, or renewed.

[***]

“Most Recent Balance Sheet Date” has the meaning set out in Section 3.1(10)(a).

“Most Recent Financial Statements” has the meaning set out in Section 3.1(10)(a).

“Negative Adjustment Amount” has the meaning given in Section 2.3(5)(d).

“Net Indebtedness” means the Indebtedness Amount minus the sum of Cash and Net Realizable Value of Finished Goods, each as of the Closing Time (which may result in either a positive or negative amount).

“Net Realizable Value” means in respect of ore and any beneficiated and/or derivative products therefrom (including Finished Goods), the value determined by (i) calculating the product of the aggregate Finished Goods ounces as at the close of business on the Closing Date multiplied by the daily “PM” gold price in US$ per ounce published by the London Bullion Market Association (LBMA) for such date, and (ii) subtracting therefrom smelter and refining treatment charges, transportation charges, selling costs and Royalties as such charges and costs are determined based on the applicable Accounting Principles.

“Net Working Capital” means, without duplication, the Current Asset Balance minus the Current Liabilities Balance, as of the Closing Time, determined in accordance with the Accounting Principles (which may result in either a positive or negative amount).

“Non-Real Property Group Company Assets” has the meaning set out in Section 3.1(11).

“Notes” has the meaning set out in paragraph (b) of the definition of “Confidential Information”.

“Order” means any order, directive, judgment, decree, injunction, decision, determination, ruling, assessment, award, or writ of any Governmental Authority or arbiter.

“Ordinary Course of Business” means actions taken in connection with the normal operations of a Person consistent with its past practices and in accordance with the requirements of Applicable Law.

“Outside Date” means March 31, 2025 or such earlier or later date as may be agreed to in writing by the Parties.

“Pandemic Response Law” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time, the American Rescue Plan Act of 2021, Pub. L. 117-2 (117th Cong.) (Mar. 11, 2021), the Coronavirus Aid, Relief, Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), and any other similar, future, or additional federal, state, local, or foreign Law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Permitted Liens” means:

(a)	rights reserved to, or vested in, any Governmental Authority to control or regulate the Company Properties;
(b)	inchoate or statutory Liens for current Taxes that are not due and payable as of the Closing Time and inchoate or statutory Liens for overdue Taxes the validity of which is being contested by a Group Company in good faith by appropriate proceedings and for which adequate reserves have been established;
(c)	municipal by-laws, regulations, ordinances, zoning Laws, building, or land use restrictions and other limitations imposed by any Governmental Authority having jurisdiction over real property and mineral rights, and any other restrictions affecting or controlling the use, marketability, or development of real property and mineral rights imposed by any such Governmental Authority;
(d)	the terms and conditions of any instrument of title in respect of any Company Property (including all exceptions, limitations and reservations set forth in the applicable instruments of title or arising pursuant to Applicable Laws) provided they do not materially impair the value, use, or operation of the Company Properties;

(e)	statutory Liens incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory Lien or deposit relates to amounts not due and payable as of the Closing Time;
(f)	undetermined or inchoate construction or repair or storage Liens arising in the Ordinary Course of Business, a claim for which has not been filed or registered pursuant to Law or which notice in writing has not been given to a Group Company or an Affiliate thereof, but only to the extent such Liens relate to amounts not due and payable as of the Closing Time;
(g)	with respect to the Company Mining Claims, the paramount title of the United States of America, including any reservations or exceptions contained in the original grants from the United States of America or arising pursuant to Applicable Law;
(h)	easements, charges, restrictions, mineral rights reservations, rights of way and other similar encumbrances of record and any registered restrictions or covenants or Liens that run with, and are of record against title to, any Company Property and recorded in the official records of the applicable Colorado county clerk and recorder’s office on or before the Effective Date;
(i)	rights of way for, or reservations or rights of others relating to, roadways, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services related to Ordinary Course of Business conducted on any of the Company Properties that run with, and are of record against title to, any Company Property and recorded in the official records of the applicable Colorado county clerk and recorder’s office on or before the Effective Date or granted pursuant to the terms of any Material Contracts entered into after the Effective Date in compliance with Section 7.4(2);
(j)	Liens for Royalties and any other similar rights, and the rights of any Person pursuant to any Royalty or other similar rights, in each case, to the extent listed in Schedule 3.1(12)(g) of the Disclosure Letter;
(k)	in the case of any Premises Lease or Company Mining Lease, the rights, titles and interests of the lessor in respect thereof;
(l)	any Liens that are of record against title to the applicable asset or property in the applicable Colorado county clerk and recorder’s office;
(m)	imperfections of title or encumbrances, if any, that individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair the value of the Company Properties, in the aggregate, taken as a whole, or impede the continued use and operation of the Mine as presently conducted; and
(n)	any Lien identified, or referred to, in the Disclosure Letter, including Schedule 1.1(1) thereof, affecting any of the Company Properties or Material Contracts.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership (including a limited liability partnership and a limited liability limited partnership), a limited liability company, a trust, joint venture, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Property” means all machinery, equipment, furniture, motor vehicles and other chattels owned or leased by a Person (including those in possession of suppliers, customers and other third parties).

“Personal Property Lease” means a chattel lease, equipment lease, conditional sales contract and other similar agreement to which a Person is a party or under which it has rights to use Personal Property.

“Policy” has the meaning given in Section 7.19.

“Positive Adjustment Amount” has the meaning given in Section 2.3(5)(d).

“Post-Closing Approvals” has the meaning given in Section 3.1(22)(b).

“Pre-Closing Approvals” has the meaning given in Section 3.1(22)(a).

“Pre-Closing Liabilities” means (a) any and all Intercompany Balances, (b) to the extent not included (i) on Schedule 3.1(16) of the Disclosure Letter or (ii) as part of the Specified Legal Proceedings, any and all liabilities of the Group Companies arising from claims of present or former Employees or Independent Contractors related to or resulting from the institution of the mandate by the Group Companies that is the subject of item 1 on Schedule 1.1(2) of the Disclosure Letter, to the extent applicable to such Employees or Independent Contractors, during their employment by or service with any Group Company on or prior to the Closing Time, and (c) any and all Indemnified Taxes.

“Pre-Closing Tax Period” means a taxation year or other taxable period of any Group Company that ends on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.

“Preliminary Closing Date Net Indebtedness” has the meaning given in Section 2.3(1).

“Preliminary Closing Date Net Working Capital” has the meaning given in Section 2.3(1).

“Premises Lease” means a lease, an agreement to lease, a sublease, a license agreement and an occupancy or other agreement, excluding the Company Licenses and the Company Mining Leases, under which a Group Company has the right, or has granted another Person the right, to use or occupy any real property.

“Priority Shared Contract” or “Priority Shared Contracts” has the meaning set out in Section 7.9(1).

“Pro Forma” has the meaning set out in Section 7.19.

“Purchase Price” has the meaning set out in Section 2.2.

“Purchased Assets” has the meaning set out in Section 2.4(2).

“Purchaser” has the meaning set out in the preamble hereto.

“Purchaser Fundamental Representations and Warranties” means the representations and warranties set out in Sections 3.2(1) to 3.2(3), 3.2(6), 3.2(10), 3.3(1) to 3.3(3) and 3.3(6).

“Purchaser Prepared Tax Return” has the meaning set out in Section 9.1(2).

“Purchaser’s Benefit Plans” has the meaning set out in Section 7.12(2).

“Purchaser’s Indemnified Parties” means Purchaser, its Affiliates (including, from and after Closing, the Group Companies), and each of their respective Representatives.

“Recordal Declaration” has the meaning set out in Section 7.16(3).

“Recipient” has the meaning set out in the definition of Confidential Information.

“Reclamation” means taking actions for the purpose of remediating and restoring the Environment, including actions related to the progressive, concurrent and final decommissioning and closure of any mine and mining infrastructure to at least a minimum standard and condition that meets the requirements of any applicable Environmental Law, and meeting applicable surface and groundwater requirements of any applicable Environmental Law at, under, and from the Mine.

“Reclamation Liabilities” means the Environmental Liabilities and/or Damages, for Reclamation in relation to or in connection with the Mine, including Future Reclamation Liabilities.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit, waiver or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any License or the conditions of any Order (a) in connection with the transactions contemplated by this Agreement or (b) which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, including HSR Clearance.

“Related Agreements” mean the Transition Services Agreement, the License Agreement, and each other agreement, instrument, and document required to be delivered at the Closing.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the indoor or outdoor environment.

“Released Claims” has the meaning set out in Section 10.1(2).

“Released Group Company Claims” has the meaning set out in Section 10.1(1).

“Released Seller Claims” has the meaning set out in Section 10.1(2).

“Released Seller Parties” has the meaning set out in Section 10.1(1).

“Representative” when used with respect to a Person means each director, officer, manager, Employee, consultant, financial adviser, legal counsel, accountant, Affiliate, and other agent, adviser, or representative of that Person.

“Required Pre-Closing Approvals” has the meaning given in Section 5.3(4).

“Residual Property Rights” means back-in rights, earn-in rights, rights of first refusal, rights of first offer, options to purchase, or similar provisions wherein another Person has a right to acquire an interest in Company Properties.

“Resolution Period” has the meaning set out in Section 2.3(3)(b).

“Reverse Termination Fee” has the meaning set out in Section 8.2(2).

“Review Period” has the meaning set out in Section 2.3(3)(a).

“Revised Closure Bond” has the meaning set out in Section 7.11(4)(b).

“Revised Closure Costs” has the meaning set out in Section 7.11(4)(a).

“Revised Closure Plan” has the meaning set out in Section 7.11(4)(a).

[***]

“Royalties” means in respect of any of the Company Properties, royalties, streaming interests, net smelter returns royalties, profit interests, net profits interests, overriding royalty interests, or similar rights or other agreements providing for the payment of consideration measured, quantified, or calculated based on, in whole or in part, any minerals produced, mined, recovered, and extracted from any Company Property which constitute obligations of the Group Companies.

“Sanction” means any sanction, regulation, statute, official embargo measure or any “Specially Designated Nationals” or “Blocked Persons” lists or any equivalent lists maintained and imposed by the United Nations, the European Union, His Majesty’s Treasury in the United Kingdom, the United States Department of Treasury’s office of Foreign Assets Control, the Government of Canada, the Commonwealth of Australia or any other government body.

“Sanctioned Person” means any Person who:

(a)	is subject to a Sanction; or
(b)	is an entity that is owned, held or controlled by any Person who is subject to a Sanction, or in which any Person who is subject to a Sanction has an ownership interest.

“Section 338(h)(10) Election” has the meaning set out in Section 2.4(1).

“Securities Act” has the meaning set out in Section 3.2(7)(a).

“Seller” has the meaning set out in the preamble hereto.

“Seller Cap” has the meaning set out in Section 6.6(1)(a).

“Seller Financial Assurances” has the meaning set out in Section 7.11(7).

“Seller Fundamental Representations and Warranties” means the representations and warranties set out in Sections 3.1(1) to 3.1(5), 3.1(26) and 3.1(33).

“Seller’s Indemnified Parties” means Seller, its Affiliates (excluding, from and after Closing, the Group Companies) and each of their respective Representatives.

“Seller Marks” means the corporate names, trade names and doing business as names of Seller and its Affiliates (including, for the avoidance of doubt, the term “Newmont”) and any trademarks, whether or not registered, in any jurisdiction, owned by Seller or any of its Affiliates.

“Shared Contract” or “Shared Contracts” has the meaning set out in Section 3.1(31).

“Shares” has the meaning set out in the Recitals hereto.

“Specified Environmental Compliance Liabilities” means (i) any fines, penalties, assessments, or other charges (including any interest thereon) levied by, and any reasonable and documented out-of-pocket costs and expenses incurred by Purchaser or the Group Companies (including attorneys and consultant fees) in order to comply with any obligations imposed by, any Governmental Authority against the Group Companies to the extent arising from the pursuit of the Carlton Tunnel Regulatory Relief (including, if applicable, pursuant to Section 7.11(3)(e)) or the Fourmile Creek Regulatory Relief, (ii) any fines, penalties, assessments, or other charges (including any interest thereon) levied by, and any reasonable and documented out-of-pocket costs and expenses incurred by Purchaser or the Group Companies (including attorneys and consultant fees) in order to comply with any obligations imposed by, the applicable issuing Governmental Authority against the Group Companies to the extent arising from the compliance order on consent described in item 7 on Schedule 3.1(24) of the Disclosure Letter, and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by Purchaser or the Group Companies (including attorneys and consultant fees) in connection with cooperating with or assisting Seller in the pursuit of the Carlton Tunnel Regulatory Relief or the Fourmile Creek Regulatory Relief.

“Specified Legal Proceedings” means the pending and Threatened Legal Proceedings disclosed in Schedule 1.1(2) of the Disclosure Letter.

“Specified Matters” means the matters disclosed in item 1 on Schedule 3.1(16)(a) of the Disclosure Letter.

“Statement of Objections” has the meaning as set out in Section 2.3(3)(b).

“Steering Committee” means the steering committee to be organized pursuant to the terms of reference attached as Exhibit D to this Agreement, as such terms may be amended from time to time.

“Straddle Period” means a taxation year or taxable period that includes, but does not end on, the Closing Date.

“Target Working Capital” means negative $15,941,758.00.

“Tax” means any U.S. federal, state, local or non-U.S. income, profits, gross receipts, franchise, estimated, alternative minimum, sales, use, payroll, employment, transfer, value added, excise, severance, stamp, license, premium, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, windfall, registration, disability, withholding, production, occupancy, alternative, add-on minimum, unclaimed property, escheat or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, and any interest, penalties or additions to tax in respect thereto, and including any obligation to indemnify or otherwise assume or succeed to any Liability for any of the foregoing.

“Tax Claim” has the meaning set out in Section 9.6.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are filed or required to be filed with any applicable Governmental Authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Third Party Claim” has the meaning given in Section 6.4.

“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a written demand or a written notice has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future.

“Total Consideration” has the meaning set out in Section 2.4(2).

“Transfer Tax” has the meaning given in Section 9.7.

“Transition Services Agreement” means the agreement between Seller or its designated Affiliate and Purchaser substantially in the form attached as Exhibit A.

“Treasury Regulations” means the income tax regulations promulgated by the U.S. Department of Treasury pursuant to the Code.

“WQCC” means the Water Quality Control Commission of the Colorado Department of Public Health & Environment.

“WQCD” means the Water Quality Control Division of the Colorado Department of Public Health & Environment.

“Year-End Financial Statements” has the meaning set out in Section 3.1(10)(a).

1.2	Actions on Non-Business Days

If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.3	Currency and Payment Obligations

Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in United States Dollars;
(b)	any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee in writing, by cash, by certified check or by any other method that provides immediately available funds; and
(c)	except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 5:00 p.m. (Mountain Time) on the due date at the payee’s address for notice under Section 10.5 or such other place as the payee may have specified in writing to the payor in respect of a particular payment and any payment made after that time shall be deemed to have been made and received on the next Business Day.
1.4	Calculation of Interest

In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.5	Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Mountain Time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Mountain Time on the next succeeding Business Day.

1.6	Knowledge
(1)	Where any representation, warranty or other statement in this Agreement is expressed to be made by Seller to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to Seller or of which Seller is aware, it shall mean the actual knowledge of Bernard Wessels, Johan Van Huyssteen, Amy Hu and Stephanie Thibeault after reasonable inquiry of their respective direct reports.
(2)	Where any representation, warranty or other statement in this Agreement is expressed to be made by Purchaser or the Guarantor to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to Purchaser or the Guarantor or of which Purchaser or the Guarantor is aware, it shall mean the actual knowledge of [***] and [***], after reasonable inquiry of their respective direct reports.
1.7	Additional Rules of Interpretation
(1)	Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.
(2)	Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.
(3)	Section References. Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of this Agreement, and the Schedules of the Disclosure Letter or Exhibits to this Agreement.
(4)	Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.
(5)	References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.
(6)	Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(7)	Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.
1.8	Schedules

Unless the context otherwise requires, words and expressions defined in this Agreement will have the same meanings in the Disclosure Letter and the interpretation provisions set out in this Agreement apply to the Disclosure Letter. Unless the context otherwise requires, or a contrary intention appears, references in the Disclosure Letter to a designated Article, Section, or other subdivision refer to the Article, Section, or other subdivision, respectively, of this Agreement. Unless otherwise indicated, no reference to or disclosure of any item or other matter in the Disclosure Letter shall be construed as an admission or indication that such item or other matter is material. The information contained in the Disclosure Letter is intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement. The numbering of the Schedules in the Disclosure Letter corresponds with the numbering of Sections of this Agreement. Any matter disclosed in a Schedule of the Disclosure Letter shall be considered disclosed also for any of the other Schedules of the Disclosure Letter to the extent it is reasonably apparent on the face of the disclosure in respect of such matter that it should also be considered to be disclosed on such other Schedule. The Disclosure Letter and all information contained in it are confidential and may not be disclosed to any other Person except as permitted pursuant to this Agreement.

Article 2
Purchase of SHARES

2.1	Purchase and Sale of Shares

At the Closing Time, on and subject to the terms and conditions of this Agreement, Seller shall sell, transfer, and assign to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title, and interest in the Shares, free and clear of all Liens.

2.2	Purchase Price and Payment of Purchase Price
(1)	The purchase price payable by Purchaser to Seller for the Shares is comprised of: (a) the Closing Payment, subject to adjustment in accordance with Section 2.3, and payable as provided in Section 2.2(2), and (b) subject to the satisfaction of the respective conditions set forth in Sections 2.2(3)(a) and 2.2(3)(b), the Contingent Payments, payable as provided in Sections 2.2(3)(a) and 2.2(3)(b) ((a) and (b), collectively, the “Purchase Price”).
(2)	At the Closing Time, Purchaser shall pay the Closing Payment, as adjusted pursuant to Section 2.3(1), to or as directed by Seller by wire transfer of immediately available funds.
(3)	The Contingent Payments shall be payable as follows:
(a)	If Amendment 14 Approval is obtained, Purchaser shall pay, within ten (10) Business Days thereafter, an amount equal to $87,500,000.00, less any amounts set-off by Purchaser pursuant to Section 6.12, to or as directed by Seller by wire transfer of immediately available funds (the “Amendment 14 Contingent Payment”); and
(b)	If:

(i)	either (A) Carlton Tunnel Regulatory Relief is obtained, or (B) the WQCC approves completion of one or more test- or pilot-periods as part of either (x) the WQCC’s grant or renewal of the Discharger-Specific Variance or (y) the WQCC’s issuance of a compliance schedule extension, with respect to the Carlton Tunnel Permit, [***] Purchaser shall pay, within ten (10) Business Days thereafter, an amount equal to $87,500,000.00, less any amounts set-off by Purchaser pursuant to Section 6.12 or Section 7.11, as the case may be; or
(ii)	Carlton Tunnel Regulatory Relief is not obtained [***] Purchaser shall contribute, in installments, a maximum aggregate of $87,500,000.00, [***] with each such installment payable by Purchaser within ten (10) Business Days of any such cost being incurred by Seller, less any amounts set-off by Purchaser pursuant to Section 6.12 or Section 7.11, as the case may be.

in either case, to or as directed by Seller by wire transfer of immediately available funds (such payments, referred to as the “Carlton Tunnel Contingent Payments”, and together with the Amendment 14 Contingent Payment, the “Contingent Payments”).

2.3	Closing Payment Adjustment
(1)	Estimated Statement. No later than three (3) Business Days prior to the Closing Date, Seller shall deliver (or cause to be delivered) to Purchaser a statement (the “Estimated Statement”) setting forth Seller’s good faith estimate of (i) Net Working Capital (the “Preliminary Closing Date Net Working Capital”); and (ii) the Net Indebtedness (but excluding from such calculation any Indebtedness incurred by or at the direction of Purchaser in connection with the transactions contemplated by this Agreement) (the “Preliminary Closing Date Net Indebtedness”). The Estimated Statement shall be prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements, subject to the specific exceptions set out in the specific accounting principles set forth in Exhibit B which take precedence (the “Accounting Principles”), and in a manner consistent with the example working capital statement calculation attached hereto as Exhibit B. The Closing Payment payable to Seller at Closing pursuant to Section 2.2 shall be (i) increased dollar-for-dollar by the amount by which the Preliminary Closing Date Net Working Capital is greater than the Target Working Capital, if applicable; (ii) decreased dollar-for-dollar by the amount by which the Preliminary Closing Date Net Working Capital is less than the Target Working Capital, if applicable; (iii) decreased dollar-for-dollar by the amount of the Preliminary Closing Date Net Indebtedness (if a positive number); and (iv) increased dollar-for-dollar by the amount of the Preliminary Closing Date Net Indebtedness (if a negative number).
(2)	Preparation of Draft Statement. Within ninety (90) days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Draft Statement”) with (i) the determination of Net Working Capital (the “Draft Closing Date Net Working Capital”), and (ii) the Net Indebtedness (but excluding from such calculation any Indebtedness incurred by or at the direction of Purchaser in connection with the transactions contemplated by this Agreement) (the “Draft Closing Date Net Indebtedness”). The Draft Statement shall be prepared in accordance with the Accounting Principles and in a manner consistent with the example working capital statement calculation attached hereto as Exhibit B; provided, however, that no change shall be made in any reserve, accrual or other account existing as of the Closing Time, nor shall any new reserve, accrual or other amount be included in Current Liabilities Balance, in either case as a result of events occurring, or information becoming available, after the Closing Time, even if otherwise required by the Accounting Principles.

(3)	Examination and Review.
(a)	Examination. After receipt of the Draft Statement, Seller shall have sixty (60) days (the “Review Period”) to review the Draft Statement. During the Review Period, Seller and its accountants and advisers shall have full access to the relevant books and records of Purchaser and its Affiliates (including the Group Companies), the personnel of, and work papers prepared by, Purchaser and its Affiliates (including the Group Companies) and Purchaser’s accountants to the extent that they relate to the Draft Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Draft Statement as Seller may reasonably request for the purpose of reviewing the Draft Statement and to prepare a Statement of Objections (defined below).
(b)	Objection. On or prior to the last day of the Review Period, Seller may object to the Draft Statement by delivering to Purchaser a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Draft Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Draft Statement, with such changes as may have been previously agreed in writing by Purchaser and Seller, shall be final and binding.
(c)	Resolution of Disputes. If Purchaser and Seller fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Deloitte LLP or, if Deloitte LLP is unable to serve, Seller and Purchaser shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified professional accountants independent of the Parties (as ultimately decided, the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any required adjustments to the Draft Statement to reflect their determination of the Disputed Amounts. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by Seller and Purchaser and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Draft Statement and the Statement of Objections, respectively.
(d)	Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser.

(e)	Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as Seller and Purchaser shall agree in writing) after their engagement, and its resolution of the Disputed Amounts and adjustments to the Draft Statement shall be conclusive and binding upon the Parties.
(4)	Final Determination of Working Capital and Indebtedness.
(a)	The final, binding and conclusive calculation of the Draft Statement based upon the agreement or deemed agreement of Seller and Purchaser in accordance with Section 2.3(3)(b), or the written determination delivered by the Independent Accountant pursuant to Section 2.3(3)(e) shall be the “Closing Statement” for purposes of this Agreement.
(b)	The Net Working Capital set forth on the Closing Statement will be the “Final Closing Date Net Working Capital” for purposes of this Agreement and the Net Indebtedness set forth on the Closing Statement will be the “Final Closing Date Net Indebtedness” for purposes of this Agreement.
(5)	Payment of Adjustment to Closing Payment.
(a)	If (A) the Final Closing Date Net Working Capital is equal to the Preliminary Closing Date Net Working Capital, and (B) the Final Closing Date Net Indebtedness is equal to the Preliminary Closing Date Net Indebtedness, then no further adjustment will be made to the Closing Payment.
(b)	If the Final Closing Date Net Working Capital is greater than the Preliminary Closing Date Net Working Capital, then Purchaser shall owe an amount equal to such excess to Seller. If the Final Closing Date Net Working Capital is less than the Preliminary Closing Date Net Working Capital, then Seller shall owe an amount equal to such shortfall to Purchaser.
(c)	If the Final Closing Date Net Indebtedness is greater than the Preliminary Closing Date Net Indebtedness, then Seller shall owe an amount equal to such excess to Purchaser. If the Final Closing Date Net Indebtedness is less than the Preliminary Closing Date Net Indebtedness, then Purchaser shall owe an amount equal to such shortfall to Seller.
(d)	If the net amount based on the calculations set forth in Sections 2.3(5)(b) and 2.3(5)(c) is owed by Purchaser to Seller (a “Positive Adjustment Amount”), then, within two (2) Business Days of the Draft Statement becoming the Closing Statement, Purchaser shall pay the Positive Adjustment Amount to or as directed by Seller. If the net amount based on the calculations set forth in Sections 2.3(5)(b) and 2.3(5)(c) is owed by Seller to Purchaser (a “Negative Adjustment Amount”), then, within two (2) Business Days of the Draft Statement becoming the Closing Statement, Seller shall pay the Negative Adjustment Amount to or as directed by Purchaser.
(6)	Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3(5) shall be treated as an adjustment to the Closing Payment by the Parties for all purposes, unless otherwise required by Law.

2.4	Section 338(h)(10) Election; Purchase Price Allocation.
(1)	No later than ninety (90) days following the determination of the final Closing Payment in accordance with Section 2.3, Purchaser shall make, and Seller and any applicable Affiliate shall join with Purchaser in making, a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax Law) with respect to the purchase and sale of the Shares hereunder and the resulting deemed purchase and sale of stock of each of LeClair and Matoa (collectively, the “Section 338(h)(10) Election”). Seller shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by Applicable Law.
(2)	The Purchase Price and the Liabilities of the Group Companies (to the extent included in amount realized for federal income Tax purposes) (collectively, the “Total Consideration”) shall be allocated among the assets of the Group Companies (collectively, the “Purchased Assets”) in a manner consistent with Section 338 of the Code and the Treasury Regulations thereunder.
(3)	No later than ninety (90) days following the determination of the final Closing Payment in accordance with Section 2.3, Purchaser shall deliver an allocation of the Total Consideration among the Purchased Assets (the “Allocation Schedule”) to Seller for its review and comment. Within fifteen (15) days following receipt of the Allocation Schedule, Seller may give written notice of any disagreement with the Allocation Schedule to Purchaser (the “Allocation Schedule Notice of Disagreement”), which notice shall specify in reasonable detail the nature of any disagreement so asserted. If an Allocation Schedule Notice of Disagreement is received by Purchaser in a timely manner, the Parties shall use their reasonable best efforts to resolve any disagreement between the Parties with respect to the Allocation Schedule within fifteen (15) days after Seller’s Allocation Schedule Notice of Disagreement has been delivered or as soon thereafter as is reasonably practicable. If, after exhausting all reasonable best efforts, the Parties are still unable to reach a mutually acceptable allocation, the disagreement shall be resolved by the Independent Accountant. The costs and expenses of the Independent Accountant shall be shared equally between Purchaser and Seller. Following determination of the Allocation Schedule under this Section 2.4(3), Purchaser and Seller shall revise the Allocation Schedule in a manner consistent with the procedures set forth in this Section 2.4(3) to take into account any adjustments to the Total Consideration not previously taken into account.
(4)	Each Party shall file Internal Revenue Service Form 8883, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule (as revised in accordance with Section 2.4(3), if applicable). Each Party shall promptly provide the other with any other information required to complete Form 8883. The Parties shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule and shall not take any action or position inconsistent therewith on any Tax Return or in any Tax audit, examination or other proceeding, except to the extent required by Applicable Law relating to Taxes, including a “determination” within the meaning of Section 1313(a) of the Code.
2.5	Withholding.

Notwithstanding any other provision in this Agreement, Purchaser and any of its Affiliates (including, after the Closing, the Group Companies) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Applicable Law; provided, however, that, promptly upon becoming aware of any potential required withholding (other than as a result of the failure by Seller to deliver a Form W-9 pursuant to Section 4.2(14)), Purchaser shall notify Seller of such withholding in writing describing the basis for such withholding in reasonable detail, and Purchaser shall provide Seller a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate, and shall otherwise reasonably cooperate with Seller to reduce or eliminate, any withholding that otherwise would be required. To the extent that any amounts are deducted or withheld under this Section 2.5, (1) such amounts shall be duly and timely deposited with or paid to the appropriate Governmental Authority and treated for all purposes of this Agreement as having been paid to Seller, and (2) Purchaser shall provide Seller with copies of any receipts or official documentation received from the Governmental Authority with respect to any such deduction or withholding.

Article 3
Representations and Warranties

3.1	Representations and Warranties of Seller

Acknowledging that Purchaser is entering into this Agreement in reliance upon the representations and warranties of Seller set out in this Section 3.1, Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Time, as follows:

(1)	Incorporation and Corporate Power. Seller and each Group Company is duly incorporated or organized, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its incorporation, formation or organization. Seller has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments contemplated hereby.
(2)	Authorization. The execution and delivery by Seller of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and no other action, corporate or otherwise, on the part of Seller or its equityholders is required to authorize the execution of this Agreement or the Related Agreements to which it is or will be a party, or to consummate of the transactions contemplated herein or therein.
(3)	Enforceability of Seller’s Obligations. This Agreement and each of the Related Agreements to which Seller is or will be a party, have been or as of Closing will be duly executed and delivered by Seller and constitutes or as of Closing will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.
(4)	Ownership of Shares. Seller is the registered and beneficial holder of all of the Shares with good and marketable title thereto, free and clear of all Liens. Seller has the right to transfer the Shares, and there are no restrictions of any kind on the transfer of the Shares, except for (i) those set out in the articles of incorporation of the Company, (ii) the Pre-Closing Approvals, and (iii) the Post-Closing Approvals. The Shares have been validly issued in compliance with Applicable Law and the applicable Governing Documents and are fully paid and non-assessable. None of the Shares were issued in violation of any Contract or is subject to or in violation of any pre-emptive or similar rights of any Person.
(5)	Ownership of the Group Companies.

(a)	Schedule 3.1(5)(a) of the Disclosure Letter sets forth for each Group Company (i) its name and jurisdiction of incorporation or organization, (ii) its form of organization and (iii) the owner(s) of all outstanding stock, membership interests or other capital stock of such Group Company. All of the outstanding stock, membership interests or other outstanding capital stock of each Group Company (collectively, the “Group Company Interests”) is owned by Seller or another Group Company, free and clear of all Liens, except (A) as may be created by this Agreement, (B) as may be set forth in the Governing Documents of such Group Company, and (C) Liens that will be released or otherwise terminated at or prior to the Closing.
(b)	Except for the Group Company Interests, there are no outstanding (i) equity or other ownership interest of any Group Company, (ii) securities of any Group Company that are convertible into or exchangeable for, at any time, equity or other ownership interests of such Group Company or (iii) options or other rights to acquire from any Group Company, or obligations of any Group Company to issue, any equity or other ownership interests or securities convertible into or exchangeable for equity or other ownership interest of such Group Company other than, in the case of this clause (iii), as are set forth in the Governing Documents of the Group Companies.
(c)	Except for the Group Company Interests, no Group Company owns any direct or indirect equity or other ownership interest in any Person, or securities that are convertible into or exchangeable for, at any time, equity or other ownership interests of any Person.
(6)	Qualification to do Business. Seller and each Group Company is registered, licensed or otherwise qualified to do business under the Laws of the jurisdictions in which (i) the character of its properties, owned or leased, or (ii) the nature of its activities, make such registration necessary, from time to time, except where the failure to be so registered, licensed or qualified would not reasonably be expected to adversely affect the ability of Seller to enter into this Agreement or any Related Agreement to which it is or will be a party, or to perform its obligations hereunder or thereunder, or to have, individually or in the aggregate, a Material Adverse Change. Seller and each Group Company has all requisite corporate or limited liability company power and authority to carry on its business and to own or lease and operate its property and assets as now carried on and owned or leased and operated, except where the failure to have such power or authority would not reasonably be expected to affect adversely the ability of Seller to enter into this Agreement or each of the Related Agreements to which it is or will be a party, or to perform its obligations hereunder or thereunder, or to have, individually or in the aggregate, a Material Adverse Change.
(7)	Records. The minute books of each Group Company have been made available to Purchaser for review.
(8)	Bankruptcy, Insolvency and Reorganization. No Group Company (a) is insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its liabilities (both determined and contingent) on its existing debts as they mature), (b) has unreasonably small capital with which to engage in its business or (c) has incurred debts beyond its ability to pay as they become due. None of Seller or any Group Company has made an assignment in favor of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. No act or proceeding has been taken by or against, or has been authorized by, Seller or any Group Company with respect to a compromise or arrangement with its creditors or for its winding up, liquidation, dissolution, bankruptcy or reorganization nor, to the knowledge of Seller (i) do any facts, matters, or circumstances exist that reasonably would be expected to result in an act or proceeding being taken against Seller or any of the Group Companies, in connection with the winding up, liquidation, dissolution, bankruptcy, or reorganization of Seller or any of the Group Companies or (ii) have any such proceedings been Threatened by any other Person. No receiver has been appointed in respect of Seller or any Group Company or any of their respective property or assets and no execution or distress has been levied upon any assets of any Group Company.

(9)	Seller Financial Assurances. The Seller Financial Assurances and all letters of credit, guarantees and other financial obligation or assurances for the purposes of securing Reclamation Liabilities and the performance of any obligations of the Group Companies under Environmental Laws or pursuant to the Licenses or relating to the Company Properties are listed on Schedule 3.1(9) of the Disclosure Letter. Seller and each Group Company, as applicable, are in compliance in all material respects with all requirements of such Seller Financial Assurances.
(10)	Financial Statements.
(a)	Schedule 3.1(10) of the Disclosure Letter sets forth true correct and complete copies of: (i) the audited combined balance sheet of the Mine as of December 31, 2022 and December 31, 2023 and the related audited combined statement of operations, changes in equity, and cash flows, in each case, including notes thereto, for the years then ended (collectively, the “Year-End Financial Statements”), and (ii) the unaudited, combined balance sheet of the Mine as of September 30, 2024 (the “Most Recent Balance Sheet Date”) and the related unaudited, combined statement of income for the nine (9) months ended September 30, 2024 (collectively, the “Most Recent Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”).
(b)	Each of the balance sheets contained in the Financial Statements fairly presents, in all material respects, the financial position of the Group Companies as of the date thereof, and each of the statements of operations and cash flows contained in the Financial Statements (including any related notes and schedules thereto) fairly presents, in all material respects, the results of operations and cash flows of the Group Companies, for the periods specified in such statement, in each case in accordance with GAAP (subject to certain adjustments made to present the Financial Statements on a standalone basis and were derived from the consolidated financial statements and accounting records of Seller, the adjustments, assumptions and methodologies referenced in the Financial Statements, and to changes resulting from normal year-end adjustments, which will not be material in amount in the aggregate, and to the absence of footnote disclosures). This Section 3.1(10)(b) is qualified by the fact that in order to present the Financial Statements on a standalone basis, the Group Companies have been allocated certain charges and credits for purposes of the preparation of the Financial Statements, which allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Group Companies operated as a standalone entity for the periods presented.
(c)	The Group Companies maintain materially accurate books and records reflecting their respective properties, assets and liabilities and maintain internal control over financial reporting procedures which are reasonable in light of the Group Companies’ operations and industry to provide reasonable assurances that (i) transactions are executed with the authorization of their respective management; and (ii) transactions are recorded as reasonably necessary to permit preparation of the Financial Statements and to maintain accountability for the Group Companies’ properties, assets and liabilities in all material respects.

(11)	Title to Other Assets. Schedule 3.1(11) to the Disclosure Letter sets forth a true and complete description of all items of Personal Property shown on the balance sheet included in the Most Recent Financial Statements or acquired thereafter prior to the Effective Date that has a book value in excess of $250,000 (the “Non-Real Property Group Company Assets”). Except as disclosed in Schedule 3.1(11) of the Disclosure Letter, a Group Company owns, or holds a valid leasehold interest in, or license or similar right to use, all such Non-Real Property Group Company Assets held by it, and such Non-Real Property Group Company Assets are free and clear of all Liens other than Permitted Liens. To the knowledge of Seller, the material assets and items included in the Non-Real Property Group Company Asset are, taking into account the age and history thereof and subject to normal wear and tear, structurally sound and in reasonably good operating condition and repair, and none of such Non-Real Property Group Company Assets are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course of Business that are not material in nature or cost.. There is no agreement or option outstanding in favor of any Person for the purchase from any Group Company of any Non-Real Property Group Company Assets.
(12)	Property.
(a)	A Group Company owns good and marketable title to the Company Fee Simple Properties free and clear of all Liens, other than Permitted Liens. To the knowledge of Seller, during the past three (3) years, no Group Company has received written notice from any third party disputing the Group Companies’ ownership of the Company Fee Simple Properties.
(b)	A Group Company is the legal holder of the Company Mining Leases, and holds a valid leasehold or subleasehold interest in and to the properties covered thereby pursuant to the terms thereof, free and clear of all Liens, other than Permitted Liens. The Company Mining Leases are in existence in accordance with the terms thereof and are in good standing with respect to all material obligations thereunder of each Group Company party thereto. To the knowledge of Seller, during the past three (3) years, none of the Group Companies have received any written notice or written claim of default, termination or disputes under any of the Mining Leases.
(c)	A Group Company owns good and marketable title and is the registered holder of the Company Patented Mining Claims, free and clear of all Liens, other than Permitted Liens. The Company Patented Mining Claims are in existence in accordance with the terms thereof and are in good standing with respect to all obligations required under Applicable Laws. To the knowledge of Seller, during the past three (3) years, no Group Company has received written notice from any third party disputing the Group Companies’ ownership of the Company Patented Mining Claims.
(d)	A Group Company is the registered holder of the Company Unpatented Mining Claims for which it is listed as the claimant on Schedule 3.1(12)(d). Subject to the paramount title of the United States in the underlying minerals and the rights of third persons to use the surface of the Company Unpatented Mining Claims pursuant to Applicable Laws, a Group Company owns its possessory interest in the Company Unpatented Mining Claims free and clear of all Liens, other than Permitted Liens. The Company Unpatented Mining Claims are in existence in accordance with the terms thereof and all claim maintenance fees have been paid in a manner required by Applicable Laws in order to maintain the Company Unpatented Mining Claims through the end of the current assessment year.

Notwithstanding the foregoing, Seller makes no representation or warranty as to whether (i) any Company Unpatented Mining Claim contains a discovery of valuable minerals; (ii) that any Group Company has maintained pedis possessio rights with respect to any of the Company Unpatented Mining Claims; (iii) as to any Group Company’s use or occupancy of any of the Company Unpatented Mining Claims; or (iv) as to whether the lands on which any of the millsites comprising a portion of the Company Unpatented Mining Claims are located are non-mineral in character.

(e)	The Company Properties comprise all of the interests in real property, mining rights or mineral claims owned or leased by the Group Companies which, collectively, comprise the Mine.
(f)	There are no Residual Property Rights which would entitle any Person to any rights in the Company Properties, other than for such Residual Property Rights as would not reasonably be expected to materially impair the value, use, or operation of the Company Properties.
(g)	Except for the Contracts disclosed in Schedule 3.1(12)(g) of the Disclosure Letter (the “Company Royalty Agreements”), there are no Royalties. Seller has made available for inspection true and complete copies of each Company Royalty Agreement in the Data Room. The applicable Group Company party thereto is not in material default under any Company Royalty Agreement and, except for the Contracts disclosed in Schedule 3.1(12)(g) of the Disclosure Letter, all Royalties which are due and owing by the applicable Group Company under each Company Royalty Agreement to which it is a party have been paid by such Group Company.
(h)	No written notice has been received from any Governmental Authority or third party pending against a Group Company with respect to any planned expropriation or condemnation of any Company Properties.
(13)	Premises Leases. Except as disclosed in Schedule 3.1(13) of the Disclosure Letter, no Group Company is party to any Premises Leases. Seller has made available for inspection true and complete copies of each Premises Lease in the Data Room.
(14)	Personal Property Leases. Except as disclosed in Schedule 3.1(14) of the Disclosure Letter, no Group Company is party to any Personal Property Lease (other than Personal Property Leases that involve amounts of $250,000 or less or that can be terminated by the applicable Group Company or the counterparty thereto on sixty (60) days or less notice without material penalty). Seller has made available for inspection true and complete copies of each such Personal Property Lease in the Data Room.
(15)	Material Contracts.
(a)	Schedule 3.1(15) of the Disclosure Letter sets forth a list of all Material Contracts and, with respect to oral Material Contracts, a true and complete description thereof.
(b)	Seller has made available in the Data Room for inspection true and complete copies of the written Material Contracts and true and complete descriptions of the oral Material Contracts. No Group Company or Affiliate of a Group Company (if a party thereto), is in material breach or default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a material breach or default under any Material Contract by the applicable Group Company or Affiliate of a Group Company party thereto, or, to the knowledge of Seller, any other party to such Material Contract.

Each Material Contract is (i) to the knowledge of Seller, valid and binding and, (ii) currently in full force and effect; and the applicable Group Company party thereto is entitled to the benefit of each such Material Contract in accordance with its terms. Neither Seller nor any Group Company has received any notice or claim of default by any of them under, or termination of, any Material Contract. To the knowledge of Seller, there is currently no renegotiation of, attempt to renegotiate or outstanding right to renegotiate any terms of any Material Contract, and to the knowledge of Seller no Person has communicated a demand or request for such renegotiation, in each case which renegotiations are outside of the Ordinary Course of Business and do not relate to Ordinary Course of Business renegotiations in connection with the pending expiration of the term of any such Material Contract. Except for the Pre-Closing Approvals, no Consent is required nor is any notice required to be given under any Material Contract by any Group Company party thereto or any other Person in connection with the completion of the transactions contemplated by this Agreement.

(16)	Litigation and Orders. Except for the Specified Legal Proceedings and as set forth on Schedule 3.1(16) of the Disclosure Letter, (a) there is no Legal Proceeding in progress, pending, or, to the knowledge of Seller, Threatened against or affecting any Group Company, any officer or director of any Group Company (in their capacity as such), or any of assets or Liabilities of the Group Companies, (b) there is no Order outstanding against or affecting any Group Company, and (c) no Legal Proceeding has been Threatened against Seller nor is there any Order outstanding against Seller, which affects adversely, or might reasonably be expected to affect adversely, the title of Seller to any of the Shares at law or in equity, or the ability of Seller to enter into this Agreement or any Related Agreement to which it is a party or to perform its obligations hereunder and thereunder.
(17)	Compliance with Applicable Laws. Each Group Company is conducting and has conducted its business, in all material respects, in compliance with all Applicable Laws. Except as set forth in Schedule 3.1(17) of the Disclosure Letter, to the knowledge of Seller, none of the Group Companies has received in the past three (3) years any written notice, Order, or other written communication from any Governmental Authority alleging any actual or potential material violation of or failure to comply in any material respects with any Applicable Law or Order; except in each case where such violation or non-compliance has been cured or will be cured prior to Closing.
(18)	Company Licenses. Schedule 3.1(18) of the Disclosure Letter lists all of the material Licenses necessary for the Company Properties, Premises Leases, and the operation of the Mine (including the Company Environmental Licenses) (collectively, the “Company Licenses”). All such Company Licenses are in full force and effect. Except as disclosed in Schedule 3.1(18) of the Disclosure Letter, each Group Company is and has for the last three (3) years been in material compliance with each Company License, and no Governmental Authority has commenced or given written notice (or, to Seller’s knowledge, verbal notice) to Seller or any Group Company that it intends to commence a proceeding to revoke or suspend any Company License, or given written notice (or, to Seller’s knowledge, verbal notice) to Seller or any Group Company that it intends to take any other action that would reasonably be expected to result in the suspension, revocation, termination, or non-renewal of any Company License.
(19)	Compliance with Anti-Corruption Laws. To the knowledge of Seller, no Group Company or any of the Company Employees, Excluded Employees, or Independent Contractors acting on behalf of any Group Company, has taken, committed to take or been alleged to have taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act or any other Applicable Laws relating to anti-corruption or anti-bribery.

(20)	Export Controls. The Group Companies have at all times conducted their export and related transactions in all material respects in accordance with (a) all applicable U.S. export, re-export, and anti-boycott Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions Laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and (b) all other applicable import and export controls in other countries in which any Group Company conducts business. Without limiting the foregoing:
(a)	The Group Companies have obtained all export Licenses and other Consents and Orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Authority, and have met the material requirements of any license exceptions or exemptions, in each case as required in connection with the export and re-export of their products and services as part of the Group Companies’ business as currently conducted, and releases of technology and technical data to foreign nationals located in the United States and abroad as part of the Group Companies’ business as currently conducted (“Export Approvals”).
(b)	The Group Companies are in material compliance with the terms of all applicable Export Approvals.
(c)	There are no pending or, to Seller’s knowledge, Threatened, inquiries, investigations, enforcement actions, voluntary disclosure or other Legal Proceedings against any Group Company with respect to Export Approvals.
(21)	Undisclosed Liabilities. Except as set forth in Schedule 3.1(21) of the Disclosure Letter, no Group Company has any Liabilities or Indebtedness that would be required to be reflected on a consolidated balance sheet of the Group Companies prepared in accordance with GAAP, other than (i) as reflected on or reserved against in the Financial Statements (including any notes thereto), (ii) those incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date, (iii) the executory portion of any Contract (excluding Liabilities resulting from a breach of any Contract), (iv) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement, (v) those expressly addressed by any other representations or warranties made by Seller under this Agreement, or (vi) those incurred in connection with the transactions contemplated by this Agreement and which are not, individually or in the aggregate, material in amount.
(22)	Consents and Regulatory Approvals.
(a)	Schedule 3.1(22)(a) of the Disclosure Letter identifies all material (i) Consents and (ii) Regulatory Approvals that in each case are required to be obtained or given by Seller or the Group Companies on or prior to the Closing (collectively, the “Pre-Closing Approvals”).
(b)	Schedule 3.1(22)(b) of the Disclosure Letter identifies all material (i) Consents and (ii) Regulatory Approvals that in each case are required to be obtained or given by Seller or the Group Companies after the Closing (collectively, the “Post-Closing Approvals”).

(23)	No Conflict. Except as disclosed in Schedule 3.1(23) of the Disclosure Letter, and subject to the receipt of the Pre-Closing Approvals and the Post-Closing Approvals, the execution, delivery, and performance by Seller of this Agreement and each of the Related Agreements to which Seller is or will be a party, and the completion (with the giving of the notices set forth in Schedule 3.1(23) of the Disclosure Letter) of the transactions contemplated by this Agreement, subject to the conditions contained in this Agreement, do not and will not result in or constitute any of the following:
(a)	a default, breach, or violation or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any of the terms, conditions, or provisions of the Governing Documents of Seller or any Group Company, as applicable;
(b)	a default, breach, or violation or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any of the terms, conditions, or provisions of any Material Contract or Company License;
(c)	a material default, breach or violation under any Applicable Law; or
(d)	the creation or imposition of a Lien on the assets owned or held by any of the Group Companies, other than a Permitted Lien.
(24)	Environmental Matters.
(a)	Except as set out in Schedule 3.1(24) of the Disclosure Letter:
(i)	To the knowledge of Seller, each Group Company is and, in the previous three (3) years, has been in compliance with all Environmental Laws in all material respects; and
(ii)	In the previous three (3) years, none of Seller or any Group Company has received any written notice, and, to the knowledge of Seller, no such notice has been Threatened, from any Governmental Authority of any actual material non-compliance with any Environmental Law, or a Release or Threatened Release of a Hazardous Substance, which would reasonably be expected to give rise to a material Environmental Liability of a Group Company with respect to any Company Property, Premises Lease, or the Mine.
(iii)	Schedule 3.1(18) of the Disclosure Letter lists all of the material Licenses required under Environmental Laws for the operation of the Company Properties, the Premises Lease, and the Mine (collectively, the “Company Environmental Licenses”) as currently operated and all such Company Environmental Licenses are in full force and effect. Except as disclosed in Schedule 3.1(24) of the Disclosure Letter, to the knowledge of Seller, each Group Company is and has for the last three (3) years been in material compliance with each Company Environmental License.
(iv)	Neither the Mine, nor any other current Company Property or Premises Lease is listed on, or, to the knowledge of Seller, has been formally proposed by the United States Environmental Protection Agency for listing on, the National Priorities List under CERCLA, or similar state program.

(v)	To the knowledge of Seller, in the previous three (3) years none of the Group Companies has generated, used, treated, stored, handled, disposed of or controlled, transported, or Released Hazardous Substances at any off-site location in a manner that would reasonably be expected to give rise to an Environmental Liability of the Group Companies under any Environmental Laws.
(vi)	Seller has made available to Purchaser in the Data Room true and correct copies of all material Company Environmental Licenses issued under Environmental Laws that are currently in effect.
(b)	Except with respect to Company Environmental Licenses, which are also the subject of Section 3.1(18), the representations and warranties set forth in this Section 3.1(24) are the sole and exclusive representations and warranties related to Environmental Laws, Hazardous Substances or other environmental matters.
(25)	Insurance. Except as set forth in Schedule 3.1(25) of the Disclosure Letter, as of the Effective Date there are no pending claims under any insurance policy currently maintained by Seller or any Group Company or any Affiliate thereof which relates to the Mine or any Group Company (the “Insurance Policies”). The Seller or the Group Companies maintain such Insurance Policies, issued by responsible insurers, as are appropriate to the operations, property and assets, of the Group Companies, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, including for certainty, any such Insurance Policies insuring against damage or destruction with respect to the Non-Real Property Group Company Assets. All such Insurance Policies are in full force and effect and neither the Seller nor any of the Group Companies are in default as to the payment of premiums or otherwise under the terms of such Insurance Policy. With respect to any claim or incident of which Seller or any Group Company is aware and that is subject to coverage under the Insurance Policies, the Group Companies have not failed to give any notice or present any such claim or incident under any such policy in a due and timely manner, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies. Seller has made available for inspection true and complete copies of each Insurance Policy in the Data Room.
(26)	Tax Matters. Except as set forth in Schedule 3.1(26) of the Disclosure Letter:
(a)	Each Group Company has prepared and filed when due, with each relevant Governmental Authority, all Tax Returns required to be filed by, or on behalf of, it. All such Tax Returns are correct and complete in all material respects. No extension of time in which to file any Tax Returns of any Group Company is in effect. No Governmental Authority has asserted that any Group Company is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not currently file such Tax Returns or pay such Taxes.
(b)	Each Group Company has paid in full and when due all Taxes required to be paid by it (whether or not shown on any Tax Return). All installments, assessments and reassessments and all other Taxes of or with respect to any Group Company, which are due and payable, have been paid in full.
(c)	Each Group Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any Employee, Independent Contractor, creditor, stockholder, or other third party, and each Group Company has complied in all material respects with any related information reporting and record retention requirements.

(d)	The unpaid Taxes of each Group Company (i) did not, as of the Most Recent Balance Sheet Date, exceed the reserve for liabilities for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Group Company in filing Tax Returns. Since the Most Recent Balance Sheet Date, no Group Company has incurred any liability for Taxes outside the Ordinary Course of Business.
(e)	No deficiencies, assessments or reassessments of the Taxes of any Group Company have been proposed, asserted, assessed, or Threatened against any Group Company. No audit, examination, or other proceeding by any Governmental Authority of any Group Company is currently ongoing, pending, or, to the knowledge of Seller, Threatened. No Group Company has received any indication from any Governmental Authority that an audit, assessment, or reassessment of such Group Company is proposed in respect of any Taxes, regardless of its merits. No Group Company has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes or waived any statute of limitations in respect of Taxes.
(f)	No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed by Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
(g)	No Group Company is or has been a party to a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or non-U.S. Law).
(h)	No Group Company (i) is a party to any Tax allocation, sharing or indemnity agreement or arrangement (other than (A) any agreement or arrangement solely between or among the Group Companies, (B) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course of Business for which Taxes are not the principal subject matter, and (C) agreements regarding property Taxes payable with respect to properties leased; or (ii) has any Liability for Taxes of any Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
(i)	There are no Liens for any Taxes on the Shares or the assets of any Group Company, except for Permitted Liens, and there is no basis for the assertion of any claim which, if adversely determined, would result in any such Lien.
(j)	No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Law) entered into prior to the Closing, (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Law) occurring or existing prior to the Closing, (v) installment sale or open transaction disposition made prior to the Closing, (vi) prepaid amount received prior to the Closing, or (vii) election under Code Section 965(h).

(k)	No Group Company is subject or party to, or a partner or member of, any joint venture, partnership, limited liability company or other arrangement or contract that is a partnership for U.S. federal income Tax purposes.
(l)	Each Group Company has complied in all material respects with all escheat and unclaimed property Laws with respect to funds or property received or held in connection with operating its business.
(m)	No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty), office or other fixed place of business in a country other than the United States.
(n)	No Group Company is a party to, or bound by, any agreement or arrangement with any Governmental Authority with respect to Taxes. No Group Company has requested or received any private letter ruling from the IRS (or any comparable ruling with respect to Taxes from any Governmental Authority).
(o)	No Group Company has granted a power of attorney with respect to any Tax matter that is currently in effect.
(p)	Each Group Company is, and has been at all relevant times, in substantial compliance with all applicable transfer pricing Laws and has maintained all material documentation required (under Section 482 of the Code and any similar or comparable provision of Applicable Laws), if any, for all transfer pricing arrangements.
(q)	Each Group Company uses the accrual method of accounting for Tax purposes.
(r)	No Tax attribute of any Group Company (including net operating loss carry-forwards and general business Tax credits) is limited by Code Sections 269, 382, 383, 384, or 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), except as may result from the transactions contemplated by this Agreement.
(s)	The Company, LeClair, and Matoa are, and at all times since their respective inceptions have been, classified as C corporations for U.S. federal income Tax purposes. GCGC and CC&V are, and at all times since their respective inceptions have been, classified as disregarded entities within the meaning of Treasury Regulations Section 301.7701-2(c)(2).
(t)	No Group Company has (i) applied for any relief under, (ii) taken advantage of, or (iii) deferred the payment of Tax or the recognition of taxable income or gain as a result of, any provision of a Pandemic Response Law.
(27)	Absence of Change. Except as disclosed in Schedule 3.1(27) to the Disclosure Letter, since the Most Recent Balance Sheet Date, the Group Companies have been operated in the Ordinary Course of Business and there has not been any event, occurrence or development with respect to Seller or any of the Group Companies that has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Change on the Group Companies.

(28)	Benefits Plans.
(a)	Schedule 3.1(28)(a) of the Disclosure Letter contains a true and complete list of all material Benefit Plans. Other than such Benefit Plans, no Group Company is a party to or bound by, nor does any Group Company have or, to the Seller’s knowledge, is reasonably expected to have any obligations or Liabilities with respect to, any material Benefit Plans.
(b)	With respect to each Benefit Plan, Seller has made available to Purchaser true, complete, and correct copies of, to the extent applicable, (i) each current Benefit Plan document, all amendments thereto, and any trust agreement relating to such plan (and for any unwritten plan, a summary of the material terms of such unwritten plans), (ii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required by Applicable Law, (iii) the three (3) most recent annual reports on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Benefit Plan, to the extent not publicly available on www.efast.dol.gov/5500Search/, (iv) the most recent actuarial valuation relating to such Benefit Plan, (v) the most recent favorable determination or opinion letter, issued by the Internal Revenue Service with respect to such Benefit Plan, and (vi) any non-routine correspondence with any Governmental Authority regarding any Benefit Plan within the three (3) years prior to the date of this Agreement.
(c)	Except as forth on Schedule 3.1(28)(c) of the Disclosure Letter, each Benefit Plan (and each related trust) has been established, maintained, funded and administered, in all material respects, in accordance with its terms and complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code and other Applicable Laws. None of the Group Companies have incurred (whether or not assessed) and, to Seller’s knowledge, are not reasonably expected to incur any material Tax, penalty or other Liability under the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, (including with respect to reporting requirements under Section 6055 and 6056 of the Code, as applicable) or under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or is the adopter of a pre-approved plan that is the recipient of a current opinion letter from the Internal Revenue Service and, to Seller’s knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Benefit Plan.
(d)	With respect to each Benefit Plan, all contributions or payments (including employer contributions, employee salary reduction contributions, and premium payments) within the three (3) years prior to this Agreement have been timely made, in all material respects and all contributions or payments for any period ending on or before the Closing Date that are not yet due have, in all material respects, been made, paid or properly accrued in accordance with the Accounting Principles.
(e)	Except as set forth on Schedule 3.1(28)(e) of the Disclosure Letter, no Group Company or entity that is, or at any relevant time during the six (6) years prior to the date of this Agreement was, required to be treated as a single employer with any Group Company under Section 414 of the Code has any actual or contingent Liability under, or currently sponsors, maintains or contributes to (or is obligated to contribute to), and no such entity or Group Company has within the six (6) years prior to the date of this Agreement sponsored, maintained, or contributed to (or been obligated to contribute to), a multiemployer plan (as defined in Section 3(37) of ERISA), a plan that is subject to Title IV of ERISA, a plan subject to Section 302 of ERISA or Section 412 of the Code, a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code.

None of the Group Companies has any Liability for post-retirement or post-termination medical, life insurance or other welfare-type benefits beyond those required by COBRA for which the covered Person pays the full cost of coverage. No Group Company is a party to an employment agreement, and all Group Company offer letters are for at will employment and do not provide bonus or severance benefits other than those provided under a Benefit Plan.

(f)	Each Benefit Plan that constitutes a nonqualified deferred compensation plan for purposes of Section 409A of the Code has, in all material respects, been operated in compliance with Section 409A of the Code and all applicable guidance from the Internal Revenue Service.
(g)	None of the Group Companies have any obligation to indemnify or gross-up any Person for any Tax under Section 4999 of the Code and Section 409A of the Code.
(h)	Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will (i) result in the acceleration of vesting, funding or time of payment of any compensation, equity aware or other benefit, (ii) entitle, or create any rights of, any person to payments or benefits, (iii) increase the amount of any payments or benefits due to any person, (iv) entitle any person to loan forgiveness, or require a contribution by any of the Group Companies to any Benefit Plan, or (v) result in any payments or benefits under any agreement that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(29)	Employment Matters.
(a)	Schedule 3.1(29)(a) of the Disclosure Letter sets forth the list of Company Employees and Independent Contractors as of the Effective Date, which indicates: (i) the titles of Company Employees and the location of their employment or engagement; (ii) the date each Company Employee or Independent Contractor was hired or engaged; (iii) which Independent Contractors are subject to a written agreement for a term longer than one (1) year and is not terminable by the applicable Group Company on less than ninety (90) days’ notice without material penalty; (iv) the wage rate or annual salary of each Company Employee at the date of such list, and any bonuses and commissions paid to each Company Employee since December 31, 2023; (v) the annual vacation entitlement (including any accrued but unused vacation days) to which each Company Employee is entitled on the date of such list; (vi) the Company Employees that are not actively working on the Effective Date due to leave of absence, illness, injury, accident or other disabling condition; and (vii) with respect to each Company Employee that is on leave as of the Effective Date, (a) the type of leave, (b) the anticipated duration of such leave, and (c) the compensation and benefits such employee is receiving.
(b)	Schedule 3.1(29)(b) of the Disclosure Letter lists: (i) all Contracts with any Company Employee who acts as a senior manager or executive; and (ii) all Contracts with any Company Employee that provides for severance, termination or similar payments or entitlements of more than $50,000.00 as a result of the transactions contemplated by this Agreement.

(c)	No Group Company is a party to any Collective Bargaining Agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Company Employees with respect to their employment by a Group Company including by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or has applied, or Threatened to apply, to be certified as the bargaining agent of any of the Company Employees. To Seller’s knowledge, no Company Employee has engaged in any union related activities.
(d)	Except for the Specified Legal Proceedings and as disclosed in Schedule 3.1(29)(d) of the Disclosure Letter, to Seller’s knowledge, there are no complaints pending before any Governmental Authority, including a labor relations board, court, tribunal or commission, filed by any Employee of the Group Companies, against any Group Company, or any current or former director, or officer of any Group Company, claiming or alleging that such Group Company, or such current or former director or officer in relation to its activities as a director or officer of a Group Company, has violated any Laws.
(e)	Except for the Specified Legal Proceedings and as disclosed in Schedule 3.1(29)(e) of the Disclosure Letter, to Seller’s knowledge, there are no complaints pending before any Governmental Authority, including any labor relations board, court, tribunal, or commission, filed by any Independent Contractor against the Group Company, or any current or former director or officer of any Group Company, claiming or alleging that such Group Company, or such current or former director or officer in relation to its activities as a director or officer of a Group Company, has violated any Laws.
(f)	There are no charges pending or, to Seller’s knowledge, Threatened under any applicable occupational health and safety legislation relating to the business of the Group Companies and there have been no fatal accidents at the Mine within the last three (3) years that might reasonably be expected to lead to charges involving a Group Company under applicable occupational health and safety legislation.
(30)	Non-Arm’s Length Transactions. Except as disclosed in Schedule 3.1(30) of the Disclosure Letter:
(a)	None of the Group Companies has made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any present or former officer, director, Employee, shareholder, or any other Person or any Affiliate of any of the foregoing with whom such Person is not dealing at arm’s length on terms no less favorable to such Group Company, that would, in the aggregate, be available from an unaffiliated party, except for usual compensation to officers, directors, and Employees paid in the Ordinary Course of Business; and
(b)	There are no agreements, arrangements, transactions, or proposed transactions between any of the Group Companies, on the one hand, and Seller or any of its Affiliates or any officer, director, or Employee of Seller or any of its Affiliates, on the other hand.
(31)	Shared Contracts. Schedule 3.1(31) of the Disclosure Letter sets forth a list of all Contracts to which a Group Company is a party that is not exclusively related to the Mine or other activities of the Group Companies (collectively, the “Shared Contracts”) and, with respect to oral Shared Contracts, a true and complete description thereof.

(32)	Intellectual Property.
(a)	Except as set forth on Schedule 3.1(32)(a) of the Disclosure Letter, each Group Company solely and exclusively owns or has a valid and enforceable right to use pursuant to a written Contract all material Intellectual Property rights used in or necessary for the operation of the businesses of the Group Companies, in each case free and clear of all Liens other than Permitted Liens and the rights of the applicable owner of any such Intellectual Property under the terms of such Contracts. Schedule 3.1(32)(a) of the Disclosure Letter contains a complete, current and accurate list of all Intellectual Property owned by any Group Company that is registered, issued or subject to a pending application for registration or issuance. The conduct of the businesses of the Group Companies as currently conducted and conducted in the past six (6) years has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Intellectual Property rights owned by any Group Company. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the right of the Group Companies to own or use Intellectual Property used by the Group Companies in connection with their respective businesses. Except for licenses provided to the Group Companies pursuant to a Shared Contract, the Group Companies have obtained and possess valid licenses to use all of the software present on the computers and other software-enabled electronic devices that the Group Companies own or lease or that they have otherwise provided to their Employees and Independent Contractors for their use in connection with the respective businesses of the Group Companies. All software, technology and IT Systems used by the Group Companies are (i) owned by one or more of the Group Companies, (ii) provided to the Group Companies pursuant to a Shared Contract, or (iii) provided to the Group Companies pursuant to a Contract set forth on Schedule 3.1(32)(a) of the Disclosure Letter. In the past three (3) years, to the knowledge of Seller, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other material impairment of the IT Systems of the Group Companies. The Group Companies have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems of the Group Companies.
(b)	Except for Mine Data that will be assigned, transferred and delivered to the Group Companies pursuant to Section 7.15, the Group Companies collectively own, free and clear of all Liens, all of the Mine Data.
(33)	Commissions. Other than BMO Capital Markets Corp., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any Group Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(34)	No Reliance. Seller acknowledges that neither Purchaser nor the Guarantor nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser or the Guarantor, their businesses or other matters except as expressly provided in Sections 3.2 and 3.3.

3.2	Representations and Warranties of Purchaser

Acknowledging that Seller is entering into this Agreement in reliance upon the representations and warranties of Purchaser set out in this Section 3.2, Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Time, as follows:

(1)	Incorporation and Corporate Power. Purchaser is a corporation incorporated, organized and subsisting under the Laws of the jurisdiction of its incorporation. Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments contemplated hereby.
(2)	Authorization by Purchaser. The execution and delivery of this Agreement and all other agreements and instruments to be executed by Purchaser as contemplated herein and the completion of the transactions contemplated by this Agreement and all such other agreements and instruments contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other action, corporate or otherwise, on the part of Purchaser or its equityholders is required to authorize the execution of this Agreement or the Related Agreements to which it is or will be a party, or to consummate of the transactions contemplated herein or therein.
(3)	Enforceability of Purchaser’s Obligations. This Agreement and each of the Related Agreements to which Purchaser is or will be a party, have been or as of Closing will be duly executed and delivered by Purchaser and constitutes or as of Closing will constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms. There is no Legal Proceeding in progress, pending, or, to the knowledge of the Purchaser, Threatened against or affecting Purchaser, and there are no grounds on which any such Legal Proceeding might be commenced and there is no Order outstanding against or affecting Purchaser which, in any such case, affects adversely or might affect adversely the ability of Purchaser to enter into this Agreement or to perform its obligations hereunder.
(4)	Consents and Regulatory Approvals. Except with respect to any filings related to HSR Clearance, no material Consent, material Regulatory Approval or material filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution and delivery of, and performance by Purchaser of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.
(5)	Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Purchaser and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Governing Documents of Purchaser.
(6)	Financing. Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder. Purchaser has not incurred any obligation, commitment, restriction or Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or Liability of any kind, in either case, which would reasonably be expected to impair or adversely affect such resources. Purchaser confirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Purchaser obtain financing for or in connection with the transactions contemplated by this Agreement.

(7)	Bankruptcy, Insolvency and Reorganization. Purchaser is not entering into this Agreement, or the transactions contemplated hereby, with the intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects, after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, Purchaser and each Group Company (a) will not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its liabilities (both determined and contingent) on its existing debts as they mature), (b) will not be left with unreasonably small capital and liquidity with which to engage in its business, and (c) has incurred debts beyond its ability to pay as they become due. No act or proceeding has been taken by or against, or has been authorized by, Purchaser with respect to a compromise or arrangement with its creditors or for its winding up, liquidation, dissolution, bankruptcy or reorganization nor, to the knowledge of Purchaser (i) do any facts, matters, or circumstances exist that reasonably would be expected to result in an act or proceeding being taken against Purchaser in connection with the winding up, liquidation, dissolution, bankruptcy, or reorganization of Purchaser or (ii) have any such proceedings been Threatened by any other Person. No receiver has been appointed in respect of Purchaser or any of its property or assets and no execution or distress has been levied upon any assets of Purchaser.
(8)	Investment Representations.
(a)	Purchaser is acquiring the Shares solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any Law (including the Securities Act of 1933 (the “Securities Act”)), and Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
(b)	Purchaser acknowledges the Shares are not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.
(c)	There are no existing contracts or agreements pursuant to which Purchaser will divest or otherwise dispose of the Shares or the assets of or equity in, or by any other manner, the Group Companies.
(9)	Anti-Money Laundering and Compliance with Laws.
(a)	No part of the funds used by Purchaser to pay the Purchase Price has been or will be directly derived from, or related to, any activity that contravenes Laws, including Sanctions and including Laws that relate to the prohibition of money laundering, terrorist financing, and anti bribery, including the Criminal Code, the Foreign Corrupt Practices Act (United States) or any other similar Applicable Law prohibiting public or commercial bribery or corruption and/or the financing of terrorism or other crimes (collectively, the “Anti Money Laundering Laws”) and the USA PATRIOT Act or any other similar Applicable Law, to the extent applicable to Purchaser. Neither Purchaser nor, to Purchaser’s knowledge, any of its Affiliates, officers, directors, employees, agents or representatives has taken, in connection with this Agreement, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts, benefit or anything else of value, directly or indirectly, to any Person as consideration for or to improperly influence official action by that Person for the benefit of Purchaser, or to otherwise secure an improper business advantage for Purchaser.

(b)	None of Purchaser, its Affiliates, or their respective directors, senior executives or officers, or to the knowledge of the Purchaser, any Person on whose behalf the Purchaser is acting in connection with the subject matter of this Agreement, is a Sanctioned Person.
(c)	The operations of Purchaser have been conducted at all times in compliance with applicable Sanctions and Anti Money Laundering Laws. No Legal Proceeding, investigation, or Order involving Purchaser with respect to Sanctions or Anti Money Laundering Laws is pending or, to Purchaser’s knowledge, Threatened.
(10)	Commissions. Other than Scotiabank, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(11)	No Reliance. Purchaser acknowledges that neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, any Group Company, their businesses or other matters except as expressly provided in Section 3.1.
3.3	Representations and Warranties of the Guarantor

Acknowledging that Seller is entering into this Agreement in reliance upon the representations and warranties of the Guarantor set out in this Section 3.3, the Guarantor represents and warrants to Seller, as of the Effective Date and as of the Closing Time, as follows:

(1)	Incorporation and Corporate Power. The Guarantor is a corporation incorporated, organized and subsisting under the Laws of the jurisdiction of its incorporation. The Guarantor has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments. No act or proceeding has been taken or authorized by or against the Guarantor in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Guarantor or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Guarantor and no such proceedings have been Threatened.
(2)	Authorization by Guarantor. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated by this Agreement and all such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Guarantor, and no other action, corporate or otherwise, on the part of Guarantor or its equityholders is required to authorize the execution of this Agreement or the Related Agreements to which it is or will be a party, or to consummate of the transactions contemplated herein or therein.
(3)	Enforceability of Obligations. This Agreement and each of the Related Agreements to which Guarantor is or will be a party, have been or as of Closing will be duly executed and delivered by the Guarantor and constitutes or as of Closing will constitute a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with their respective terms. There is no Legal Proceeding in progress, pending, or Threatened against or affecting the Guarantor, and there are no grounds on which any such Legal Proceeding might be commenced and there is no Order outstanding against or affecting the Guarantor which, in any such case, affects adversely or might affect adversely the ability of the Guarantor to enter into this Agreement or to perform its obligations hereunder.

(4)	Consents and Regulatory Approvals. No Consent, Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Guarantor or its Affiliates in connection with the execution and delivery of, and performance by the Guarantor or its Affiliates of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.
(5)	Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Guarantor and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Governing Documents of the Guarantor.
(6)	Commissions. Other than Scotiabank, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Guarantor who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
3.4	Disclaimer of Warranties

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF THE PARTIES THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY OF ANY OF THE COMPANY PROPERTIES), BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN SECTION 3.1. IT IS UNDERSTOOD THAT ANY ESTIMATES, FORECASTS, PROJECTIONS, FINANCIAL MODELS OR OTHER PREDICTIONS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING IN ANY PRESENTATION BY SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES) ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF SELLER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

Article 4
Closing Arrangements

4.1	Closing

Subject to the terms and conditions set forth in this Agreement, the Closing shall take place on the third Business Day after the date on which the conditions to Closing set out in this Article 4 have been satisfied or waived (other than conditions which by their nature are to be satisfied by actions taken at Closing), or such other date as Seller and Purchaser may agree to in writing (the “Closing Date”). The Closing can take place virtually on the Closing Date by exchange of executed documents by electronic mail, other electronic means or courier and payment by wire transfer of immediately available funds and shall be effective as of 12:00:01 a.m. (i.e., the beginning of the day), Mountain Time, on the Closing Date (the “Closing Time”).

4.2	Seller’s Closing Deliveries

At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless waived in writing by Purchaser) the following:

(1)	the Estimated Statement, duly executed by Seller;
(2)	a certificate of good standing or its equivalent under the Laws of the jurisdiction of its incorporation or formation with respect to each Group Company, dated no more than ten (10) days prior to the Closing Date;
(3)	a certificate of the President or other senior officer of Seller certifying and attaching:
(a)	a certificate of good standing of Seller under the Laws of the jurisdiction of its incorporation, dated no more than ten (10) days prior to the Closing Date;
(b)	resolutions of the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and of all Contracts, agreements, instruments, certificates, and other documents required by this Agreement to be delivered by Seller; and
(c)	the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated by this Agreement;
(4)	a certificate executed by an authorized Representative of Seller, dated as of the Closing Date, certifying that all of the conditions set forth in Sections 5.1(1) and 5.1(2) are satisfied or waived;
(5)	certificate or certificates representing the Shares, together with a stock power or stock powers duly endorsed by Seller in favor of Purchaser;
(6)	resignations, effective as of the Closing, of (i) each director, manager, and officer of each Group Company and (ii) any representative appointed by Seller or any of its Affiliates (including the Group Companies) on any committees or boards of any of the Group Companies;
(7)	the corporate records, minute books, share certificate books, and corporate seal (if any) of each Group Company;
(8)	documentation reasonably acceptable to Purchaser that the Intercompany Balances have been released, cancelled, or settled in accordance with Section 7.9;
(9)	evidence that the D&O Tail Policy has been obtained in accordance with 7.7(1);
(10)	the Transition Services Agreement, duly executed by Seller or its designated Affiliate;
(11)	the License Agreement, duly executed by Newmont USA Limited and CC&V;
(12)	an electronic copy of all materials made available in the Data Room;
(13)	copies of all Required Pre-Closing Approvals;
(14)	a properly completed and duly executed IRS Form W-9 from Seller;

(15)	an IRS Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases) with respect to each of the Company, LeClair and Matoa, duly executed by Seller, and any other analogous or corresponding form as requested by the Purchaser and required to be filed with any state, local or foreign Governmental Authority to effect the Section 338(h)(10) Election; and
(16)	all such other assurances, consents, agreements, documents, and instruments as may be reasonably required by Purchaser to complete the transactions provided for in this Agreement, all of which shall be in form and substance reasonably satisfactory to Purchaser.
4.3	Purchaser’s Closing Deliveries

At or prior to Closing, Purchaser shall deliver or cause to be delivered to Seller (unless waived in writing by Seller) the following:

(1)	a certificate of the President or other senior officer of each of Purchaser and the Guarantor certifying and attaching:
(a)	a certificate of good standing (or its equivalent) of Purchaser and of Guarantor under the Laws of the jurisdiction of its incorporation, dated no more than ten (10) days prior to the Closing;
(b)	resolutions of the board of directors of Purchaser and the Guarantor, as applicable, authorizing the execution, delivery, and performance of this Agreement and of all Contracts, agreements, instruments, certificates, and other documents required by this Agreement to be delivered by Purchaser and the Guarantor; and
(c)	the incumbency and signatures of the officers of Purchaser and the Guarantor, as applicable, executing this Agreement and any other document relating to the transactions contemplated by this Agreement;
(2)	a certificate executed by an authorized Representative of Purchaser, dated as of the Closing Date, certifying that all of the conditions set forth in Sections 5.3(1) and 5.3(1), are satisfied or waived;
(3)	the Closing Payment, as adjusted pursuant to Section 2.3(1);
(4)	evidence of release of the Seller Financial Assurances or the Closure Indemnity Agreement together with Purchaser’s supporting financial assurances as set out in Section 7.11(7);
(5)	the Transition Services Agreement, duly executed by Purchaser;
(6)	an IRS Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases) with respect to each of the Company, LeClair and Matoa, duly executed by the Purchaser, and any other analogous or corresponding form as requested by the Seller and required to be filed with any state, local or foreign Governmental Authority to effect the Section 338(h)(10) Election; and
(7)	all such other assurances, consents, agreements, documents, and instruments as may be reasonably required by Seller to complete the transactions provided for in this Agreement, all of which shall be in form and substance reasonably satisfactory to Seller.

Article 5
Conditions of Closing

5.1	Purchaser’s Conditions

Purchaser shall not be obligated to complete the transactions contemplated by this Agreement, including the purchase of the Shares unless, at or before the Closing Time, each of the conditions listed below in this Section 5.1 has been satisfied (or, where permitted by Applicable Law, waived by Purchaser), it being understood that the said conditions are included for the exclusive benefit of Purchaser.

(1)	Representations and Warranties. (a) The Seller Fundamental Representations and Warranties shall be true and correct as of the Closing Date, except for de minimis inaccuracies; and (b) the other representations and warranties of Seller in Section 3.1 shall be true and correct as of the Closing Date (disregarding any materiality or Material Adverse Change qualifications in such representations and warranties, except for the reference to Material Adverse Change in Section 3.1(27) and the use of the defined term Material Contract), except where the failure of such other representations and warranties to be true and correct would not constitute a Material Adverse Change.
(2)	Seller’s Compliance and Deliverables. Seller shall have performed and complied in all material respects with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to Purchaser at or prior to the Closing all the documents contemplated in Section 4.2 and elsewhere in this Agreement.
(3)	Material Adverse Change. During the Interim Period, there shall have been no Material Adverse Change that is continuing.
(4)	No Litigation. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made against any Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining, temporarily or permanently, the completion of the transactions contemplated by this Agreement and which Order remains in effect.
(5)	Required Pre-Closing Approvals. The Required Pre-Closing Approvals shall have been obtained.
(6)	No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which remains in effect and has the effect of (a) making any of the transactions contemplated by this Agreement illegal, or (b) otherwise prohibiting, preventing, or restraining the consummation of any of the transactions contemplated by this Agreement.
5.2	Purchaser Condition Not Fulfilled

If any condition in Section 5.1 has not been fulfilled at or before the Outside Date or if any such condition is, or becomes, impossible to satisfy prior to the Outside Date, other than as a result of the failure of Purchaser to comply with its obligations under this Agreement, then Purchaser in its sole discretion may, without limiting any rights or remedies available to Purchaser at law or in equity, either:

(1)	terminate this Agreement by notice to Seller, as provided in Section 8.1(2); or

(2)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.
5.3	Seller’s Conditions

Seller shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 5.3 has been satisfied (or, where permitted by Applicable Law, waived by Seller), it being understood that the said conditions are included for the exclusive benefit of Seller.

(1)	Representations and Warranties. (a) The Purchaser Fundamental Representations and Warranties shall be true and correct as of the Closing Date, except for de minimis inaccuracies, and (b) the other representations and warranties of Purchaser in Section 3.2 and of the Guarantor in Section 3.3 shall be true and correct as of the Closing Date (disregarding any materiality qualifications in such representations and warranties), except where the failure of such other representations and warranties to be true and correct would not have a material adverse effect on Purchaser’s or the Guarantor’s ability to consummate the transactions contemplated hereby or to fulfill their respective obligations hereunder.
(2)	Purchaser’s Compliance and Deliverables. Purchaser shall have performed and complied in all material respects with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to Seller at or prior to the Closing all the documents contemplated in Section 4.3 and elsewhere in this Agreement.
(3)	No Litigation. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made against any Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining the completion of the transactions contemplated by this Agreement and which Order remains in effect.
(4)	Required Pre-Closing Approvals. The Pre-Closing Approvals referenced on Schedule 5.3(4) of the Disclosure Letter (the “Required Pre-Closing Approvals”) shall have been obtained.
(5)	No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which remains in effect and has the effect of (i) making any of the transactions contemplated by this Agreement illegal, or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the transactions contemplated by this Agreement.
5.4	Seller Condition Not Fulfilled

If any condition in Section 5.3 has not been fulfilled at or before the Outside Date or if any such condition is, or becomes, impossible to satisfy prior to the Outside Date, other than as a result of the failure of Seller to comply with its obligations under this Agreement, then Seller in its sole discretion may, without limiting any rights or remedies available to Seller at law or in equity, either:

(1)	terminate this Agreement by notice to Purchaser as provided in Section 8.1(3); or
(2)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

Article 6
Indemnification

6.1	Survival

All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement, other than the conditions in Article 5 hereof, shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Shares and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the Purchase Price.

6.2	Indemnity by Seller

In addition to the obligations of Seller set forth in Section 7.11, from and after Closing, Seller shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages comprising or arising from, in connection with or related in any manner whatsoever to:

(1)	any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement;
(2)	any breach or any non-fulfilment of any covenant on the part of Seller contained in this Agreement;
(3)	any Pre-Closing Liabilities;
(4)	any portion of the Indebtedness Amount to the extent not taken into account in determining the Final Closing Date Net Indebtedness;
(5)	to the extent not set-off by Purchaser pursuant to Section 7.11, the Specified Environmental Compliance Liabilities;
(6)	(a) the Specified Matters and (b) the Specified Legal Proceedings; and
(7)	Fraud by, or on behalf of, Seller.
6.3	Indemnity by Purchaser and the Guarantor

In addition to the obligations of Purchaser set forth in Section 7.11, from and after Closing, Purchaser and the Guarantor shall, on a joint and several basis, indemnify the Seller’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages comprising or arising from, in connection with or related in any manner whatsoever to:

(1)	any inaccuracy in or breach of any representation or warranty of Purchaser or the Guarantor contained in this Agreement;
(2)	any breach or non-fulfilment of any covenant or agreement on the part of Purchaser or the Guarantor contained in this Agreement;
(3)	the Environmental Compliance, Cleanup and Closure Liabilities; and
(4)	Fraud by, or on behalf of, Purchaser or the Guarantor.

6.4	Claim Notice

If an Indemnified Party becomes aware of any act, omission or facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 6, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party; provided, however, that the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or Liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party’s ability to defend or resolve such Third Party Claim or Direct Claim is actually and materially prejudiced by such failure or delay. The Claim Notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party who is not a Party or an Affiliate of a Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim which is not a Third Party Claim (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(1)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and
(2)	the amount of the potential Damages arising therefrom, if known.

Nothing in this Section 6.4 shall be construed to affect the time within which a Claim Notice must be delivered pursuant to Sections 6.5(1) and 6.5(2) in order to permit recovery pursuant to Sections 6.2(1) and 6.3(1) as the case may be. In respect of any Claim Notice concerning Taxes, an Indemnified Party shall deliver with its Claim Notice a copy of any assessment, reassessment, notice of confirmation thereof, proposal to assess or reassess, appeal or notification of a similar proceeding, together with all correspondence related to such documents.

6.5	Time Limits for Claim Notice for Breach of Representations and Warranties
(1)	Notice by Purchaser. No Damages may be recovered from Seller pursuant to Section 6.2(1) or Section 6.2(6)(a) unless (subject to Fraud) a Claim Notice is delivered by Purchaser in accordance with the timing set out below:
(a)	with respect to the Seller Fundamental Representations and Warranties and the Specified Matters, at any time within forty-five (45) days after the expiration of the statute of limitations applicable to Governmental Authorities or other Persons with respect to (i) matters that could constitute a breach of such representations and warranties, in the case of the Seller Fundamental Representations and Warranties, and (ii) claims that could be asserted in respect of such matters, in the case of the Specified Matters;
(b)	with respect to the representations and warranties in Section 3.1(24), at any time within five (5) years after the Closing Date; and
(c)	with respect to all other representations and warranties, at any time within eighteen (18) months after Closing,

provided, however, that in the event of Fraud relating to a representation and warranty of Seller in this Agreement, then notwithstanding the foregoing time limitations, the Purchaser’s Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. Unless (subject to Fraud) a Claim Notice has been given in accordance with the timing set out in Sections 6.5(1)(a), (b), or (c) with respect to the representations and warranties referred to in such Section, Seller shall be released on the date set out in Sections 6.5(1)(a), (b) or (c), as applicable, from all obligations in respect of representations and warranties referenced in the applicable Section and from the obligation to indemnify the Purchaser’s Indemnified Parties in respect thereof pursuant to Section 6.2(1).

(2)	Notice by Seller. No Damages may be recovered from Purchaser or the Guarantor pursuant to Section 6.3(1) unless (subject to Fraud) a Claim Notice is delivered by Seller in accordance with the timing set out below:
(a)	with respect to the Purchaser Fundamental Representations and Warranties at any time within forty-five (45) days after the expiration of the statute of limitations applicable to Governmental Authorities or other Persons with respect to matters that could constitute a breach of such representations and warranties; and
(b)	with respect to all other representations and warranties, at any time within eighteen (18) months after Closing,

provided, however, that in the event of Fraud relating to a representation and warranty of Purchaser or the Guarantor in this Agreement, then notwithstanding the foregoing time limitations, the Seller’s Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. Unless (subject to Fraud) a Claim Notice has been given in accordance with the timing set out in Sections 6.5(2)(a) or (b) with respect to the representations and warranties referred to in such Section, Purchaser and the Guarantor shall be released on the date set out in Sections 6.5(2)(a) or 6.5(2)(b), as applicable, from all obligations in respect of representations and warranties referenced in the applicable Sections and from the obligation to indemnify the Seller’s Indemnified Parties in respect thereof pursuant to Section 6.3(1).

6.6	Certain Limitations
(1)	Damages from Seller.
(a)	No Damages may be recovered from Seller pursuant to Section 6.2(1) or Section 6.2(6)(a) unless and until the accumulated aggregate amount of Damages of the Purchaser’s Indemnified Parties arising pursuant to Section 6.2(1) and Section 6.2(6)(a) exceeds $2,750,000, in which case Seller shall only be obligated to indemnify the Purchaser’s Indemnified Parties from and against Damages in excess of $2,750,000 and up to: (a) in respect of any claim to recover Damages based on any inaccuracy in or breach of the Seller Fundamental Representations and Warranties and pursuant to Section 6.2(1) for any inaccuracy or breach of the representations and warranties of Seller set out in Section 3.1(12)(b), a maximum of the value of the Purchase Price actually received by Seller, or (b) in respect of any claim to recover Damages based on any inaccuracy in or breach of any other representation or warranty of Seller pursuant to the indemnities in Section 6.2(1) (other than with respect to Damages arising pursuant to Section 6.2(1) for any inaccuracy or breach of the representations and warranties of Seller set out in Section 3.1(12)(b)) and based on any Specified Matters pursuant to the indemnities in Section 6.2(6)(a), $27,500,000. The limitations set forth in this Section 6.6(1) shall have no application to any claim to recover Damages based on any incorrectness in or breach of any representation or warranty of Seller in this Agreement resulting from Fraud by Seller, or any of the indemnities in Sections 6.2(2) through 6.2(7) (other than the indemnities in Section 6.2(6)(a)).
(b)	The aggregate liability of Seller for all Damages shall be reduced by the amount of any insurance proceeds actually received by the Purchaser’s Indemnified Parties pursuant to insurance policies (net of any increase in premiums or other costs associated with receiving such insurance proceeds). In the event that an indemnification payment is made, and such payment was or should have been reduced pursuant to this Section 6.6(1)(b), the relevant Purchaser’s Indemnified Party(ies) shall promptly (but, in any event, within 15 days) reimburse to Seller the amount of such reduction.

(2)	Damages from Purchaser and Guarantor. No Damages may be recovered from Purchaser or the Guarantor pursuant to Section 6.3(1) unless and until the accumulated aggregate amount of Damages of the Seller’s Indemnified Parties arising pursuant to Section 6.3(1) exceeds $2,750,000, in which case Purchaser or the Guarantor shall only be obligated to indemnify the Seller’s Indemnified Parties from and against Damages in excess of $2,750,000 and up to: (a) in respect of any claim to recover Damages based on any incorrectness in or breach of the Purchaser Fundamental Representations and Warranties, a maximum of the value of the Purchase Price actually paid to Seller, or (b) in respect of any claim to recover Damages based on any incorrectness in or breach of any other representation or warranty of Purchaser or the Guarantor pursuant to the indemnities in Section 6.3(1), $27,500,000. The limitations set forth in this Section 6.6(2) shall have no application to any claim to recover Damages based on any incorrectness in or breach of any representation or warranty of Purchaser or the Guarantor in this Agreement resulting from Fraud by Purchaser or the Guarantor, nor shall such limitations be construed to apply to any of the indemnities in Sections 6.3(2) through 6.3(4).
(3)	No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any Party of any breach of any representation, warranty, covenant, or agreement by the other Party, or the decision of such Party to complete the Closing. Notwithstanding anything to the contrary herein, Purchaser shall have the right, irrespective of any knowledge or investigation of Purchaser, its Affiliates, agents or Representatives, to rely fully on the representations, warranties and covenants of Seller contained herein.
(4)	The determination of the amount of Damages resulting from any breach of the representations and warranties contained in this Agreement (but not the determination of the existence of any such breach) shall be made without reference to the terms “material,” “materiality,” “Material Adverse Change,” or other similar qualifications as to materiality contained in any such representation or warranty, except for the reference to Material Adverse Change in Section 3.1(27) and the use of the defined term Material Contract.
6.7	Agency for Non-Parties

Notwithstanding Section 10.16, each Party hereby accepts each indemnity in favor of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favor of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

6.8	Direct Claims

In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 6, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

6.9	Third Party Claims.
(1)	Rights of Indemnifying Party. In the event a Claim Notice is delivered with respect to a Third Party Claim and, within ten (10) Business Days after receipt thereof, the Indemnifying Party provides written notice to the Indemnified Party stating that the Indemnifying Party is responsible for the entire Third Party Claim, the Indemnifying Party shall have the right to elect to control and appoint lead counsel for such defense, in each case at its own expense; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be permitted to assume control of the negotiation, settlement or defense of the Third Party Claim if: (i) an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party that, in the reasonable belief of the Indemnified Party, precludes effective joint representation; (ii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Claim which failure continues for more than ten (10) Business Days of written notice from the Indemnified Party to the Indemnifying Party asserting such failure; (iii) such Third Party Claim seeks equitable relief against the Indemnified Party as a primary form of relief; (iv) such Third Party Claim involves criminal Liability; or (v) such Third Party Claim is a Tax Claim discussed in Sections 9.5 and 9.6, the control of which shall be governed by Sections 9.5 and 9.6.
(2)	Respective Rights on Indemnifying Party’s Assumption of Control. If the Indemnifying Party elects to assume control as contemplated in Section 6.9(1), the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such assumption. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents in writing to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defense and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim if the terms of such settlement would result in: (i) the imposition of a consent Order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Group Company or (ii) a finding or admission of a violation of Law by the Indemnified Party or any Group Company that would have an adverse effect on the Indemnified Party or any Group Company. The Indemnifying Party may not enter into a settlement of any Third Party Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Third Party Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.
(3)	Specified Legal Proceedings. Notwithstanding anything to the contrary, the Parties agree that Seller shall retain carriage of any of the Specified Legal Proceedings subject to indemnification pursuant to Section 6.2(6); provided that carriage of such Specified Legal Proceedings by Seller shall be governed by 6.9(2).

6.10	Environmental Procedures.
(1)	Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be liable under this Agreement for, and none of Purchaser’s Indemnified Parties shall be indemnified for, any Environmental Liabilities to the extent such Environmental Liabilities: (i) arise out of any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media, or any disclosure, report or communication relating to any matters arising under or relating to Environmental Laws to any Governmental Authority or other third party, unless such sampling, testing, investigation, disclosure, report or communication (x) is required by Applicable Law, is necessary to respond to any Third Party Claim against any of Purchaser or its Affiliates, or is necessary to respond to a potential employee exposure risk or threat to human health and the environment, or (y) is discovered in the ordinary course of operations at the Mine, including for certainty, in connection with sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media undertaken in connection with the Revised Closure Plan; or (ii) result from any material construction, renovation, expansion, demolition, shutdown or closure of any asset, facility or real, property (including any Company Property) by Purchaser or any Group Company following the Closing; or (iii) exceed those Damages that must be incurred to satisfy, in a reasonably cost-effective manner, the minimum requirements of a Governmental Authority pursuant to applicable Environmental Law using where possible risk-based standards, engineering, use or institutional controls or deed or other restrictions; provided, however, Seller shall be liable and Purchaser Indemnified Parties shall be indemnified to the extent any Environmental Liabilities arise from any actions of Seller, its Affiliates, employees, contractors or representatives pursuant to Section 6.10(2) or Section 7.11 following the Closing.
(2)	Subject to Section 7.11, as between Seller and any of Purchaser or its Affiliates, Seller shall have the right at its option to control, or cause its Affiliates to control, any matters arising under or relating to Environmental Laws or with respect to Hazardous Substances that is subject to indemnification under this Agreement, including the disclosure, investigation, negotiation, performance, remediation, monitoring, settlement, and resolution of such matter, except where Purchaser determines, in Purchaser’s reasonable discretion, that such matters would reasonably be expected to pose a threat to the operation of the Mine (including pursuant to the revocation of any License or other Regulatory Approval), or reputational risk to Purchaser, or would reasonably be expected to result in criminal liability for Purchaser, its directors, employees, agents or representatives, in which case Purchaser shall control such matters. With respect to any matters arising under or relating to Environmental Laws subject to indemnification under this Agreement, (i) the controlling Party shall keep the other Party reasonably informed, including providing timely notice of all meetings and hearings with all Persons and allowing the other party an opportunity to be present at such meetings or hearings and (ii) to the extent Seller or any of its Affiliates is the controlling party, Purchaser shall, and shall cause its Affiliates to, cooperate with Seller and its Affiliates and Representatives, provide to Seller and its Affiliates and Representatives reasonable access to properties, facilities, relevant information, and documents and reasonably promptly provide to Seller and its Affiliates and Representatives copies of all relevant and material communications received from or delivered to any other Person.

6.11	Cooperation

The Parties will reasonably cooperate fully with each other in connection with the defense of any Third Party Claim. Such cooperation may include providing reasonable access to information, records and documents relating to such matters and furnishing Employees to assist in the investigation, defense and resolution of such matters.

6.12	Right of Offset; Satisfaction of Indemnification Obligations
(1)	Upon notice to Seller specifying in reasonable detail the basis therefor, Purchaser may in its sole discretion set off any amount to which a Purchaser’s Indemnified Party is entitled to indemnification under Section 6.2 against the Contingent Payments; provided, for certainty, that any such amounts have been agreed to in writing by Seller and Purchaser or have been determined to be payable by Seller pursuant to a final, non-appealable Order that is binding upon the Purchaser’s Indemnified Party and Seller. Neither the exercise nor the failure to exercise its rights of offset will constitute an election of remedies or limit any Purchaser’s Indemnified Party in any manner in the enforcement of any other remedies that may be available to it.
(2)	Once Damages are determined to be due and payable to an Indemnified Party under this Article 6, whether by agreement or adjudication and including the undisputed portion of any Direct Claim or Third Party Claim, the Indemnifying Party shall satisfy its obligations within three (3) Business Days by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party.
6.13	Adjustment to Purchase Price

Unless otherwise required by Applicable Law or a Governmental Authority, all indemnification payments under this Article 6 shall be treated as adjustments to the Purchase Price.

6.14	Exclusivity

From and after Closing, except as provided in Sections 7.3(6), 7.11 and 7.18, no Party may make any claim for any Damages, or seek any other remedy in respect of the transactions set out in this Agreement or any Related Agreement or certificate delivered pursuant hereto (unless such Related Agreement or certificate expressly provides for another remedy), or in respect of any breach hereof or thereof against the other Party or an Affiliate thereof pursuant to contract or otherwise, including strict liability, tort (including negligence), duty of good faith and/or honest performance or other legal principle and whether or not a Party was informed in advance of such possibility of such Damages or such Damages could have been reasonably foreseen, except by making a claim pursuant to and in accordance with this Article 6.

6.15	Reasonable Steps to Mitigate

The Indemnified Party will take commercially reasonable steps to mitigate all Damages, including availing itself of any defenses, limitations, rights of contribution, claims against third persons, and other rights at law or equity and will provide such evidence and documentation of the nature and extent of the Damages as may be reasonably requested by the Indemnifying Party and in determining the amount of any Damages, reasonable mitigation will be taken into account. Without limiting the foregoing, with respect to any claim to recover Damages pursuant to Section 6.2(1) for any inaccuracy or breach of the representations and warranties of Seller set out in Section 3.1(12)(b), Purchaser shall notify Seller in advance of the assertion of any such claim so that Seller may seek to cure or otherwise mitigate any associated defects or instances of non-compliance in relation to such claim, and Purchaser shall cooperate with Seller in connection with such efforts in addition to undertaking commercially reasonable steps to mitigate all Damages in accordance with the immediately preceding sentence.

Article 7
Covenants

7.1	Notice by Seller of Certain Matters.

During the Interim Period, Seller may notify Purchaser of the occurrence, or failure to occur, of any event or state of facts that it becomes aware of after the Effective Date and which occurrence or failure would or would reasonably be expected to result in the failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller under this Agreement, and may supplement any applicable Schedule to the Disclosure Letter in connection therewith. Notwithstanding the foregoing, no such disclosure or supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in Section 3.1 or otherwise taken into account for the purposes of (a) the determination of whether or not the conditions set forth in Section 5.1(1) have been satisfied, or (b) the indemnification rights in favor of Purchaser under Section 6.2(1).

7.2	Access.
(1)	Interim Period Access. During the Interim Period, Seller shall (a) afford Purchaser and its Representatives reasonable access to, and the right to inspect, the Company Properties and associated documents including the Mine Data, and including the performance of a Phase 1 environmental site assessment, and (b) cause the Representatives of Seller to cooperate with Purchaser in its investigation of the Group Companies; provided that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to unreasonably interfere with the conduct of the Group Companies’ business or any other businesses of Seller or its Affiliates. All requests by Purchaser for access under this Section 7.2(1) shall be submitted or directed exclusively to Johan Van Huyssteen or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the business of the Group Companies, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client, litigation or other privilege; or (z) contravene any Applicable Law, fiduciary duty or binding Contract entered into before the Effective Date. Before the Closing, (i) Purchaser shall not contact any suppliers to, or customers of, the business of the Group Companies without the prior written consent of Seller, which may be withheld for any reason, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of any environmental media on the Company Property; provided that and to the extent any Phase I environmental site assessment conducted by Purchaser pursuant to clause (a) indicates the need for a Phase II environmental site assessment prior to the Closing Date as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that (x) was discovered in such Phase I and (y) is not identified in Schedule 3.1(24) of the Disclosure Letter, then the Parties shall discuss in good faith whether completion of such Phase II studies should be commenced, it being acknowledged and agreed that none of the receipt of any such Phase I or Phase II environmental site assessment, or Purchaser’s satisfaction or lack thereof with the results of any such environmental site assessment, shall be a condition to Purchaser’s obligation to complete the transactions contemplated by this Agreement. Purchaser shall, and shall cause its Representatives to, abide by Section 7.3 with respect to any access or information provided under this Section 7.2(1).

(2)	Post-Closing Access and Cooperation. From and after the Closing Date, Purchaser will cause the Group Companies to afford Seller, its Affiliates and its Representatives reasonable access to its properties, books, records, employees, and auditors to the extent necessary to permit Seller and its Affiliates to determine any matter relating to its rights and obligations hereunder or that relates to any period ending on or before the Closing Date (including with respect to any insurance or other claims, governmental investigations, legal compliance, financial statement preparation or any other matter that relates to any period ending on or before the Closing Date); provided that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Purchaser, under the supervision of Purchaser’s or the Group Companies’ personnel and in such a manner as not to unreasonably interfere with the conduct of the Group Companies’ business or any other businesses of Purchaser or its Affiliates. In addition, after the Closing Date, Purchaser will cause the Group Companies to provide financial information to Seller and its Affiliates with respect to the fiscal quarter and month or portions thereof ending on or prior to the Closing Date, in a manner and within a time period consistent with Seller’s past practice, in order to enable Seller and its Affiliates to satisfy its financial reporting obligations with respect to such pre-Closing periods. Seller and its Affiliates will hold, and will cause its officers, directors, employees, and other Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law or stock exchange requirements, all confidential documents and information concerning the Group Companies provided to it pursuant to this Section. Unless otherwise consented to in writing by Seller, Purchaser shall not, and shall not permit any Group Company to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to Seller, and offering to surrender to Seller such books and records or any portion thereof that Purchaser or a Group Company may intend to destroy, alter or dispose of.
7.3	Confidentiality
(1)	Information To Be Confidential. Each Recipient shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of a Discloser.
(2)	Use Of Confidential Information. A Recipient may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the transactions contemplated by this Agreement. No Recipient shall use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the applicable Discloser.
(3)	Required Disclosure. If a Recipient or any of its Representatives receives a request or is legally required to disclose all or any part of the Confidential Information of a Discloser, such Recipient shall (a) promptly notify the Discloser of the request or requirement, (b) consult with the Discloser on the advisability of taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (c) if requested by the Discloser, and at the Discloser’s expense, take all necessary steps to seek a protective order or other appropriate remedy. If a protective order or other remedy is not available, or if the Discloser waives compliance with the provisions of this Section 7.3(3), (i) the Recipient receiving the request for disclosure or its Representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such Recipient is advised by written opinion of its counsel is legally required to be disclosed, and (ii) such Recipient shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such Recipient or its Representatives not permitted by this Agreement.

(4)	Return or Destruction. Following the termination of this Agreement in accordance with the provisions of this Agreement, at the request of the Discloser each Recipient shall (and shall cause each of its Representatives to) (a) return promptly to the Discloser all physical copies of the Confidential Information of the Discloser, excluding Notes, then in such Recipient’s possession or in the possession of its Representatives and (b) destroy all (i) electronic copies of such Confidential Information, and (ii) Notes (including electronic copies thereof) prepared by such Recipient or any of its Representatives, in a manner that ensures the same may not be retrieved or undeleted by such Recipient or any of its Representatives. Notwithstanding the foregoing, the Recipient shall not be required to destroy, and shall be permitted to retain: (a) back-up copies of computer files created in the Ordinary Course Of Business, although if such copies are restored from back-up files after the Discloser has requested the return or destruction of the Confidential Information they contain, then any Confidential Information in such restored files shall be treated in confidence and shall be destroyed, (b) any Confidential Information that has been included within or referred to in board papers (including submissions to or any minutes of deliberations of the board of directors of the Recipient or any committee thereof), and (c) any Confidential Information that is reasonably required to defend the Recipient in any Legal Proceeding brought or Threatened against it.
(5)	Exceptions. For a period of two (2) years after the Closing, Seller shall and shall use its commercially reasonable efforts to cause its Representatives to, hold, in confidence any and all information, whether written or oral, concerning the Group Companies and/or the Mine, except to the extent that Seller can show that such information: (a) is required to be disclosed pursuant to Applicable Law, including for greater certainty applicable securities Laws and applicable stock exchange policies, (b) is generally available to the public, other than as a result of a disclosure by Seller, any of its Affiliates or any of their respective Representatives, or (c) is received by Seller, any of its Affiliates or any of their respective Representatives on a non-confidential basis from sources that are not prohibited from disclosing such information, whether by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to. If Seller, any of its Affiliates or any of their respective Representatives receives a request or is legally required to disclose all or any part of any information, the provisions of Section 7.3(3) shall apply mutatis mutandis.
(6)	Remedy. The Parties expressly agree that monetary damages may not be a sufficient remedy for any breach of the provisions of this Section 7.3, that any such breach may result in imminent and significant harm to the other Party, and that the harmed Party may be entitled to equitable relief for any such breach, including injunction and specific performance, for any such breach or threatened breach. Such remedies shall not be the exclusive remedies for any such breach but shall be in addition to all other legal and/or equitable remedies available to such harmed Party.
7.4	Action During Interim Period
(1)	Operate in Ordinary Course. During the Interim Period and except as otherwise required by this Agreement, Seller shall cause the Group Companies to operate in the Ordinary Course of Business, in material compliance with Applicable Law and the terms and conditions of all Contracts, including by:
(a)	preserving and maintaining the Licenses and financial sureties (including the Seller Financial Assurances) necessary to carry on the business or for the ownership and use of the assets and Company Properties, subject to any amendments made in the Ordinary Course of Business, and complying with the terms and conditions of such Licenses and financial sureties;

(b)	with respect to the assets comprising the Company Properties (i) timely and properly performing all obligations and timely and properly making all payments required to maintain the title to the Company Properties in good standing, including the payment of all Taxes, rents, royalties, and other payment obligations, and (ii) making all necessary filings related to the Company Properties with Governmental Authorities in a timely manner;
(c)	paying all Taxes of the Group Companies due during the Interim Period, provided that the Group Companies shall have the right, but not the obligation, to protest any assessment or contest any such Tax;
(d)	paying all expenses of the Group Companies in the Ordinary Course of Business;
(e)	using its commercially reasonable efforts to preserve the business organization and goodwill of the Group Companies and maintaining reasonably satisfactory relationships with existing vendors, suppliers and others having business relationships with the Group Companies;
(f)	subject to Applicable Laws, conferring with Representatives of Purchaser to report operational matters and the general status of ongoing operations as reasonably requested by Purchaser;
(g)	responding as in their reasonable judgment is appropriate under the circumstances to any emergency situation affecting any of the Group Companies and incurring reasonable and appropriate costs, fees and expenses in connection therewith; provided, however, that to the extent commercially reasonable and legally permissible Purchaser is provided with prompt written notice of any such emergency situation; and
(h)	maintaining all books and records of the Group Companies, including with respect to the Mine.
(2)	Negative Covenants. Except in accordance with this Agreement or with the prior written consent of Purchaser, not to be unreasonably withheld, during the Interim Period, Seller shall not and shall cause the Group Companies not to:
(a)	grant any option, warrant or other right to purchase, or issue any security convertible into any right to purchase or otherwise acquire an ownership interest in any of the Group Companies;
(b)	amend the Governing Documents of any Group Company;
(c)	other than in the Ordinary Course of Business or as permitted by this Agreement, sell, lease, abandon, pledge, license, assign, transfer, allow to prematurely lapse or otherwise dispose of any of the assets of the Group Companies or grant or permit any Lien thereon other than Permitted Liens and any Lien arising by, through or under this Agreement;
(d)	amend modify any Material Contract to which any Group Company is a party (other than renewals in the Ordinary Course of Business) or, other than as disclosed in Schedule 7.4(2)(d) of the Disclosure Letter, cause any Group Company to enter into any Contract that, if in effect on the Effective Date, would have constituted a Material Contract;

(e)	acquire an equity interest in, or the assets comprising all or substantially all of the business of, any other Person;
(f)	hire, fire or amend the employment terms and conditions of any Employee of the Group Companies other than in the Ordinary Course of Business;
(g)	waive, modify, or release any restrictive covenant obligation of any current or former Employee or Independent Contractor of the Group Companies;
(h)	other than the Specified Legal Proceedings or as set out in Schedule 7.4(2)(h) of the Disclosure Letter, settle or compromise any claim or Legal Proceeding against or in relation to the Group Companies, except (i) severance agreements with separating Employees in the Ordinary Course of Business or (ii) settlements or compromises of such Legal Proceedings that involve solely cash payments where the amount paid by any Group Company in settlement or compromise does not exceed $10,000 in the aggregate;
(i)	cancel, with effect prior to the Effective Date, any insurance policies covering any of the Group Companies or any of their assets;
(j)	make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax Claim, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; or
(k)	otherwise agree to do any of the above.
(3)	Positive Covenants. During the Interim Period, Seller shall promptly notify Purchaser:
(a)	if it becomes aware of any event or circumstance which could reasonably be expected to have a Material Adverse Change; or
(b)	of the commencement or Threat of any Legal Proceeding.
7.5	Consents and Approvals
(1)	Subject to the terms and conditions contained herein, the Parties shall cooperate and use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings and notices necessary, proper or advisable under Applicable Laws and to consummate and make effective the transactions contemplated by this Agreement on the Closing Date, including any and all efforts to obtain, prior to the Closing, any Pre-Closing Approvals. Subject to Section 7.5(4)(c) and Section 7.5(4)(d), the Parties shall cooperate to arrange such meetings with applicable Governmental Authorities regarding such Pre-Closing Approvals as Purchaser may reasonably request, including any imposed conditions or obligations related to the same.
(2)	Subject to the terms and conditions contained herein, from and after the Closing the Parties shall cooperate and use commercially reasonable efforts to promptly obtain all Post-Closing Approvals, including exchanging information and assistance in connection with making all filings or notifications necessary to obtain the Post-Closing Approvals.

(3)	Without limiting the generality of Section 7.5(1), unless otherwise agreed by counsel to Purchaser and Seller, in respect of the transactions contemplated by this Agreement, within ten (10) Business Days after the Effective Date, Purchaser and Seller shall each file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms in order to obtain the HSR Clearance.
(4)	With respect to obtaining the Pre-Closing Approvals and the other matters identified in this Section 7.5, each Party shall cooperate in good faith with one another and shall provide such assistance as the other Party may reasonably request in connection with obtaining the Pre-Closing Approvals as soon as reasonably practicable from the Effective Date. In particular:
(a)	subject to Section 7.5(3), each Party shall provide or submit on a timely basis all documentation and information that is required or advisable and promptly comply with any reasonable information requests to obtain the Pre-Closing Approvals, and shall cooperate in the preparation and submission of all submissions, material correspondence, filings, notifications, presentations, applications, plans and undertakings to a Governmental Authority;
(b)	no Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Party (which consent shall not to be unreasonably withheld, conditioned or delayed);
(c)	the Parties shall exchange drafts of all submissions, material correspondence, filings, notifications, presentations, applications, plans and undertakings to be made or submitted to or filed with any Governmental Authority in respect of the transactions contemplated by this Agreement, and to the extent not precluded by such Governmental Authority, give the other Party a reasonable opportunity to review and will consider in good faith any suggestions made by the other Party and its counsel and will provide the other Party and its counsel with final copies of all such submissions, material correspondence, filings, notifications, presentations, applications, plans and undertakings submitted to or filed with any Governmental Authority in respect of the transactions contemplated by this Agreement;
(d)	each Party shall keep the other Party, and their respective counsel, fully apprised of all substantive communications and all meetings with any Governmental Authority and their staff in respect of the Pre-Closing Approvals, and, unless participation by a Party is prohibited by Applicable Law or by such Governmental Authority, will not participate in such substantive communications or any meetings without giving the other Party and its counsel the opportunity participate therein; and
(e)	the Purchaser and the Guarantor shall contest and resist any action taken against such Party, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any Order issued against such Party (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.
(5)	Notwithstanding anything else in this Agreement:

(a)	Purchaser and Seller agree to cooperate and use their best efforts to obtain HSR Clearance; provided that, nothing in this Section 7.5 shall require Purchaser, or Guarantor or any of their respective Affiliates to agree to sell, hold, divest, discontinue or limit, before, on, or after the Closing Date, any assets, businesses, or interests of Purchaser, Guarantor, Seller (including, for certainty, any of the Group Companies) or any of their respective Affiliates to obtain HSR Clearance;
(b)	none of the Purchaser, the Guarantor, nor Seller, directly or indirectly, through one or more of their respective Affiliates, shall acquire or make any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or delay the obtaining of the Regulatory Approvals, or the consummation of the transactions contemplated by this Agreement; and
(c)	none of Seller or any of its Affiliates shall be required to make any payments, contribute capital, or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third party to secure any Consent or Regulatory Approvals and shall not be required to modify any Contract to which the Consent may relate.
(6)	To the extent that any information or documentation to be provided to a Party pursuant to this Section 7.5 is competitively or commercially sensitive, such information may be provided to external counsel for the other Party on an external counsel only basis.
(7)	Purchaser shall pay all fees associated with all filings made related to obtaining the Regulatory Approvals.
7.6	Covenant of Guarantor

The Guarantor hereby (i) unconditionally and irrevocably guarantees the prompt payment and performance to Seller and (ii) shall be liable for all obligations (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured), including any indemnity given hereunder, of Purchaser to Seller pursuant to the terms and conditions of this Agreement (including, for the avoidance of doubt, Purchaser’s obligations under Section 7.11), or any other agreement, certificate or other document delivered in connection herewith.

7.7	Indemnification of Directors and Officers of the Group Companies.
(1)	At or prior to the Closing, Seller shall, or shall cause the Group Companies to, purchase and pay the premium in full for, a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy (the “D&O Tail Policy”), effective as of the Closing, providing such coverage in such amounts, and with such terms and conditions, in each case, substantially similar to the coverage held in respect of such directors and officers prior to the Effective Date or otherwise as reasonably satisfactory to Seller. From and after the Closing, Purchaser shall cause the Group Companies to continue to honor its obligations under the D&O Tail Policy procured pursuant to this Section 7.7(1) and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.
(2)	From and after the Closing, Purchaser shall, and shall cause the Group Companies to, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the Effective Date or who becomes prior to the Closing, an officer, director, manager or Employee of a Group Company (each, a “D&O Indemnified Party”), against all losses incurred in connection with any claim, Legal Proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director, manager or Employee of a Group Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the Effective Date by the Group Companies pursuant to their respective Governing Documents and indemnification agreements of any Group Company, if any, in existence on the Effective Date with any D&O Indemnified Party.

(3)	For a period of six (6) years after the Closing and at all times subject to Applicable Law, Purchaser shall not (and shall not cause or permit any Group Company or any of Purchaser’s other Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the Governing Documents of the Group Companies.
(4)	Purchaser agrees to pay, or to cause the Group Companies to pay, all expenses, including reasonable attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.7.
(5)	With respect to any indemnification obligations of Purchaser and/or the Group Companies pursuant to this Section 7.7, Purchaser hereby acknowledges and agrees (i) that it and the Group Companies shall be the indemnitors of first resort with respect to all indemnification obligations of Purchaser and/or the Group Companies pursuant to this Section 7.7 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.
(6)	The provisions of this Section 7.7 shall survive the consummation of the Closing and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and representatives and shall be binding on all successors and assigns of Purchaser and the Group Companies and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
7.8	Termination of Intercompany Balances

On or prior to the Closing Date, Seller shall (and shall cause its respective Affiliates to) (a) terminate any and all Contracts between or among a Group Company, on the one hand, and Seller or its Affiliates (including any other Group Company), on the other hand, other than: (i) this Agreement and each Related Agreement to be entered into by Seller or a Group Company, (ii) any Shared Contracts, and (iii) any other Contract that this Agreement expressly contemplates will survive the Closing Date and (b) cancel or repay and settle any and all Indebtedness or other amounts owed by the Group Companies to Seller or any of its Affiliates (including any other Group Company), or by Seller or any of its Affiliates to any Group Company (such Contract or amount, collectively, the “Intercompany Balances”).

7.9	Priority Shared Contracts
(1)	From the Effective Date until the one year anniversary of the Closing Date, Seller and Purchaser shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third party to any Priority Shared Contract) to cause those Shared Contracts set forth on Schedule 7.9(1) of the Disclosure Letter (the “Priority Shared Contracts” and each a “Priority Shared Contract”), to be appropriately amended or split or assigned in part prior to or on the Closing, so that at the Closing (a) a Group Company shall be entitled to the rights and benefits of those parts of the Priority Shared Contract that relate to the Mine or other activities of the Group Companies and shall assume the related portion of any Liabilities under such Priority Shared Contract and (b) Seller (or its applicable Affiliate) shall be entitled to the rights and benefits of those parts of the Priority Shared Contract other than those related to the Mine or other activities of the Group Companies and shall assume or retain the related portion of any Liabilities under such Priority Shared Contract; provided, however, that (i) in no event shall any Person be required to assign or amend or split, either in its entirety or in part, any Priority Shared Contract that is not assignable or cannot be amended or split by its terms without obtaining the consent of the counterparty thereto and (ii) if any Priority Shared Contract cannot be so partially assigned or split by its terms or otherwise, or cannot be amended, without such consent, then from the Closing through the earlier of (1) such time as such consent is obtained, and (2) the one year anniversary of the Closing Date, Seller and Purchaser will establish an agency or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Seller (or its applicable Affiliate), to the fullest extent practicable under such Priority Shared Contract, the claims, rights and benefits of those parts that do not relate to the Mine or other activities of the Group Company and (y) cause Seller (or its applicable Affiliate) to bear the liabilities thereunder that do not relate to the Mine or other activities of the Group Companies from and after the Closing in accordance with this Agreement to the extent that Seller (or its applicable Affiliate) receives the rights and benefits of the parts of the Shared Contracts that do not relate to the Mine or other activities of the Group Companies.
(2)	In furtherance of the foregoing, (A) Purchaser will cause each Group Company to promptly pay, perform or discharge when due any liability arising thereunder that relates to the Mine or other activities of the Group Companies after the Closing Date to the extent that a Group Company receives the rights and benefits of the parts of such Priority Shared Contracts that relate to the Mine or other activities of the Group Companies and (B) Seller (or its applicable Affiliate) will promptly pay, perform or discharge when due any liability arising thereunder that does not relate to the Mine or other activities of the Group Companies after the Closing Date to the extent that Seller (or its applicable Affiliate) receives the rights and benefits of the parts of such Priority Shared Contracts that do not relate to the Mine or other activities of the Group Companies.
(3)	During the Interim Period, the Parties will cooperate as necessary to permit Purchaser to understand the needs of the Group Companies to the Shared Contracts that are not Priority Shared Contracts and to such other shared services of Seller and its Affiliates as are provided to the Group Companies in the Ordinary Course of Business as of the Effective Date, and will cooperate in good faith to address those needs in finalizing the Transition Services Agreement pursuant to Section 7.20.
(4)	Nothing in this Section 7.9 shall require Seller or its Affiliates to make any payments, contribute capital, or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third party to secure any such Consent or to obtain any modification or amendment to a Shared Contract contemplated hereby.

7.10	Access to Books and Records

From and after the Closing until the seven (7) year anniversary of the Closing Date, Purchaser shall, and shall cause each Group Company to, provide Seller and its authorized Representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance or other claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by Seller, Purchaser shall not, and shall not permit any Group Company to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Time without first giving reasonable prior notice to Seller, and offering to surrender to Seller such books and records or any portion thereof that Purchaser or a Group Company may intend to destroy, alter or dispose of.

7.11	Carlton Tunnel Regulatory Relief; Fourmile Creek Regulatory Relief; Reclamation and Closure
(1)	Purchaser
(a)	acknowledges and agrees that, in relation to the Mine and its past, current and future operations, it has had adequate opportunity to conduct thorough due diligence, including in relation to:
(i)	compliance with Environmental Laws;
(ii)	environmental compliance and risk management policies and mode of operations currently in place;
(iii)	the Reclamation Liabilities and the current and likely and potential future requirements for Reclamation; and
(iv)	any Closure Plans and Environmental Liabilities that are currently in place and has received independent advice, including from its legal advisors and environmental consultants in respect of the above.

(2)	[***]

(3)	Carlton Tunnel Regulatory Relief; Fourmile Creek Regulatory Relief.
(a)	Following Closing, Seller shall, through its participation in the Steering Committee, lead the pursuit of the Carlton Tunnel Regulatory Relief and the Fourmile Creek Regulatory Relief; provided that (i) the pursuit of the Carlton Tunnel Regulatory Relief and the Fourmile Creek Regulatory Relief shall not materially inhibit, jeopardize or otherwise materially and adversely affect the continued operations of the Mine pursuant to the Mine plan and Mine Permit and (ii) any claim or other action to be brought forth in the name of any of the Group Companies in furtherance of the pursuit of the Carlton Tunnel Regulatory Relief and the Fourmile Creek Regulatory Relief that would reasonably be expected to so inhibit, jeopardize or affect the continued operations of the Mine pursuant to the Mine plan and Mine Permit shall require the consent of Purchaser, not to be unreasonably withheld, conditioned or delayed. All (x) reasonable and documented out-of-pocket costs and expenses incurred in the pursuit of the Carlton Tunnel Regulatory Relief and the Fourmile Creek Regulatory Relief and (y) to the extent continued pursuit and resolution of the Carlton Tunnel Regulatory Relief (including, if applicable, pursuant to Section 7.11(3)(e)) or the Fourmile Creek Regulatory Relief results in any fines, penalties, assessments or other charges (including any interest thereon and any reasonable attorneys and consultant fees) being levied by, or any reasonable and documented out-of-pocket costs and expenses incurred by Purchaser or the Group Companies (including attorneys and consultant fees) in order to comply with any obligations imposed by, any Governmental Authority against Purchaser or the Group Companies or their Affiliates, such fines, penalties, assessments or other charges (including any interest thereon any reasonable attorneys and consultant fees), and such reasonable and documented out-of-pocket compliance costs and expenses, shall, in each case, be deducted from the pending Carlton Tunnel Contingent Payments or shall otherwise be the sole responsibility of Seller.
(b)	Following Closing, Purchaser shall, through its participation in the Steering Committee, have the right to remain reasonably informed as to the Carlton Tunnel Regulatory Relief and the Fourmile Creek Regulatory Relief processes, including by reviewing and providing reasonable comments on any applications and any material submittals and pleadings and to attend any hearings or meetings related to the Carlton Tunnel Regulatory Relief and the Fourmile Creek Regulatory Relief processes. [***]
(c)	If the Carlton Tunnel Regulatory Relief is obtained,
(i)	Purchaser shall make the Carlton Tunnel Contingent Payments in such manner and at such time as is set out in Section 2.2(3)(b)(i) (less any applicable deductions pursuant to Section 7.11(3)(a), as applicable);
(ii)	[***]

(iii)	[***]
(d)	If the Carlton Tunnel Regulatory Relief is not obtained,
(i)	[***]
(ii)	Purchaser shall contribute an amount equal to the Carlton Tunnel Contingent Payments for the first $87,500,000 of construction costs actually incurred in such manner and at such time as is specified in Section 2.2(3)(b)(ii) (less any applicable deductions pursuant to Section 7.11(3)(a)); and
(iii)	[***]

[***]

(e)	In the event that Carlton Tunnel Regulatory Relief is obtained and the terms of the Carlton Tunnel Regulatory Relief contemplate or are subject to the successful completion of one or more test- or pilot-periods for the construction, implementation and study of proposed methods of treatment with respect to Carlton Tunnel water and, if applicable, Fourmile Creek water, then Seller shall, through its participation in the Steering Committee, lead the construction, implementation and study of such tests or pilots. Following the completion of such test- or pilot-periods, pursuit of Carlton Tunnel Regulatory Relief and, if applicable, Fourmile Creek Regulatory Relief, shall be continued until such relief is obtained [***]. If Carlton Tunnel Regulatory Relief, and, if applicable, Fourmile Creek Regulatory Relief, is obtained, then Seller shall fulfill any remaining obligations under Section 7.11(3)(c)(ii) and thereafter none of Seller or any of its Affiliates shall have any further Liability, or any obligation or responsibility for any Damages, with respect the Carlton Tunnel Permit and, if applicable, the Fourmile Creek Permit, the Discharger-Specific Variance or any amendments, modifications, variances or renewals thereto or thereof, other than with respect to Section 7.11(3)(f) and Excess Closure and Water Treatment Costs as provided in Section 7.11(4). [***]

(f)	[***]
(4)	Revised Closure Plan and Closure Water Treatment Costs
(a)	Following Closing, Seller and Purchaser shall, as promptly as reasonably practicable, finalize the pending closure and water treatment related studies for the Mine and, in connection with and alongside completion of such studies, prepare a mutually agreed upon revised closure plan for the Mine under the current mine plan and Mine Permit (as amended by Amendment 14) addressing the findings from such studies (the “Revised Closure Plan”). Purchaser shall, through its participation in the Steering Committee, lead the study and preparation of the Revised Closure Plan. Seller, through its participation in the Steering Committee, shall have participation rights in relation to such efforts including the rights to be reasonably informed of the progress of the Revised Closure Plan, and to review the studies and provide reasonable comments on the Revised Closure Plan. The engagements of any consultants, advisors, engineers or other third parties as may be necessary or desirable in furtherance of the pending closure and water treatment related studies for the Mine shall be undertaken by, and the costs and expenses incurred in connection with such engagements shall be paid by, the Group Companies.

(b)	The Revised Closure Plan shall, as soon as practicable following completion, be submitted to the applicable Governmental Authorities for consultation and approval and Seller and Purchaser shall use their reasonable best efforts to obtain such approval. Purchaser shall be solely responsible for posting the bond or other security required by the applicable Governmental Authorities in connection with such Revised Closure Plan (the “Revised Closure Bond”); provided, that if (i) the Revised Closure Bond exceeds $500,000,000.00; (ii) Seller has elected the alternative set out in Section 7.11(4)(e)(i); and (iii) the provision of such Revised Closure Bond by Purchaser is not reasonably feasible for Purchaser or Guarantor, then Seller shall provide bonding for 90% of the incremental collateral required for such Revised Closure Bond until the earlier of (A) Purchaser or its Affiliates (including the Guarantor), in their reasonable opinion, having sufficient capability to facilitate the provision of such incremental collateral by Purchaser or its Affiliates (including the Guarantor) and (B) such time as the Revised Closure Bond is released by the applicable Governmental Authorities or is no longer required to be outstanding under Applicable Laws. Purchaser and Guarantor agree that, should Seller provide bonding as contemplated in this Section 7.11(4)(b), they will periodically reevaluate their financial capacity in good faith to determine whether there is sufficient available credit in order to relieve Seller of any obligations hereunder.
(c)	In connection with preparation of the Revised Closure Plan, Seller and Purchaser shall negotiate in good faith to determine:
(i)	the aggregate costs associated with implementing such Revised Closure Plan as approved by the applicable Governmental Authorities (including [***] costs incurred by Purchaser with respect to existing Closure Plans from and after the Closing [***] (the “Revised Closure Costs”);
(ii)	the aggregate costs, to the extent not already reflected as part of such Revised Closure Costs and for the duration of time of such Revised Closure Plan, of the operation of any water treatment system required [***] upon a final resolution of the Carlton Tunnel flow-related permitting requirements as set out in Section 7.11(3)(c), Section 7.11(3)(d) or Section 7.11(3)(e), as applicable (the “Carlton Tunnel Water Treatment System Costs”, together with the Revised Closure Costs, the “Closure and Water Treatment Costs”); and
(iii)	the net present value based on the product of (A) the 30-year prevailing Treasury Inflation Protected Security rate (the “Discount Rate”), with the Discount Rate subject to a minimum of one and a half percent (1.5%) and a maximum of seven percent (7%), multiplied by (B) one (1) minus the then-applicable U.S. federal Tax rate (provided that if at the time of such determination U.S. federal treasury securities are no longer exempted from state income Taxes, the applicable state income Tax that would be payable on U.S. federal treasury securities shall also be taken into account), in each case, as of the time of such determination, of 90% of the Excess Closure and Water Treatment Costs (the “Excess Closure and Water Treatment Costs NPV”).
(d)	For purposes of calculating the Closure and Water Treatment Costs and the Excess Closure and Water Treatment Costs NPV:

(i)	only costs associated with closure of the operations contemplated by the current mine plan and Mine Permit (as amended by Amendment 14) shall be included in the Revised Closure Costs;
(ii)	in the case of calculating the Excess Closure and Water Treatment Costs NPV (but not, for the avoidance of doubt, in the case of calculating Closure and Water Treatment Costs for the purposes of Section 7.11(4)(e)(ii), which costs shall instead equal the actual costs at the time incurred), all such amounts to be undiscounted, real-dollar expenditures without inflation adjustment (or if inflation is included for the Regulatory Approval, a separate real calculation to be prepared); and
(iii)	if Seller and Purchaser are unable to agree upon such Closure and Water Treatment Costs, Seller and Purchaser shall first undertake a period of good faith negotiations (including with reference to their respective technical experts), following which and if necessary, such matters shall be referred to a mutually agreeable third-party expert to provide a non-binding determination of the Closure and Water Treatment Costs, following which and if necessary, such matters shall be escalated in accordance with the Steering Committee dispute resolution procedures, following which and if necessary, such matters shall be submitted to a mutually agreeable third-party mediator for non-binding mediation.

[***]

(e)	If the Excess Closure and Water Treatment Costs NPV is greater than zero, then Seller shall, at its option, within sixty (60) days following the final determination of the Excess Closure and Water Treatment Costs NPV pursuant to this Section 7.11(4) (which, for certainty, will not occur before (x) approval of the Revised Closure Plan by all applicable Governmental Authorities and (y) final resolution of the Carlton Tunnel flow-related permitting requirements as set out in Section 7.11(3)(c), Section 7.11(3)(d), Section 7.11(3)(e), or Section 7.11(3)(f) (the “Finalization Date”) elect to either:
(i)	pay Purchaser, within five (5) Business Days of the date of such election, the Excess Closure and Water Treatment Costs NPV, based upon (A) the Discount Rate, calculated in the manner set forth in Section 7.11(4)(c)(iii) and determined using the 30-year prevailing Treasury Inflation Protected Security rate on the Business Day preceding the date of such election, and (B) the Excess Closure and Water Treatment Costs NPV being calculated to the date of such payment, as a one-time cash contribution grossed up for any federal income Tax and any state income Tax payable by Purchaser or its Affiliates at such time on account of receipt of such payment (taking into account federal income Tax deductions for any state income Taxes payable); or
(ii)	reimburse the Group Companies, on an as-incurred basis, for 90% of any Excess Closure and Water Treatment Costs actually incurred by the Group Companies.
(f)	If Seller does not elect the one-time payment set out in Section 7.11(4)(e)(i), then Seller shall have two further sixty (60) day option periods to make such election on the one (1) and two (2) year anniversaries of the Finalization Date; provided that:

(i)	the calculation of the Excess Closure and Water Treatment Costs NPV shall be calculated to the Business Day preceding the date of the election made pursuant to this Section 7.11(4)(f), and the payment by Seller of such Excess Closure and Water Treatment Costs NPV to Purchaser shall be made within five (5) Business Days of the date of such election (as opposed to the Finalization Date);
(ii)	to the extent there have been changes since the Finalization Date to federal or state Taxes payable, the then applicable federal and state Tax rates will be applied to the calculations; and
(iii)	the future projections of Closure and Water Treatment Costs shall remain as previously calculated.
(g)	The terms of this Agreement shall be admissible in evidence in connection with any claim or other Legal Proceeding to enforce the obligations of the Parties in this Agreement, provided that the allocation of responsibility as between Purchaser and Seller in this Section 7.11 with respect to the Excess Closure and Water Treatment Costs shall not otherwise be offered in evidence by Purchaser for purposes of establishing or seeking to establish any apportioned or fair share of liability or pre-agreement with respect to Seller in connection with any claim or other Legal Proceeding under any Environmental Law, subject in all respects to Purchaser’s obligations under Applicable Law.
(5)	Purchaser shall, and shall cause each of the Group Companies to:
(a)	ensure that it has access to competent and qualified Persons with the technical and operational capability required to perform its obligations in respect of Environmental Laws, including the future Reclamation of the Environment in relation to the Mine and its past, current and future operations
(b)	comply with and satisfy the Reclamation Liabilities;
(c)	undertake the Reclamation of the Mine and the Environment (i) to a standard which complies with the requirements of Applicable Laws, including Environmental Laws and (ii) in accordance with the Revised Closure Plan (or such other Closure Plan as may be agreed to with, or required by, the relevant Governmental Authorities from time to time): and
(d)	subject to Section 7.11(4)(b), provide all security and financial assurance required by any Governmental Authority in support the then-current Closure Plan as and when required.
(6)	Purchaser and the Guarantor may only transfer or assign all or any part of their interests in the Mine (including their direct or indirect interests in any Group Company) if:
(a)	the transferee or assignee:
(i)	has adequate operational, financial and technical capability to perform the obligations under this Section 7.11, including to comply with the Reclamation Liabilities; and
(ii)	is not a Sanctioned Person;

(b)	the transfer or assignment is effected in conjunction with the assignment of a corresponding portion of all of its rights and obligations under this Section 7.11 to the same transferee or assignee; and
(c)	the transferee or assignee first enters into an assignment and assumption agreement with the Parties to be bound by, and to observe and perform, the rights and obligations of Purchaser to Seller under this Section 7.11 that have been transferred or assigned to it.
(7)	On or before the Closing Date, Purchaser shall file in its name, or to the name of the applicable Group Company, and to its account, or to the account of the applicable Group Company, all security required by any Governmental Authority to be filed in support of all Closure Plans for the Mine. Seller shall maintain in place its and its Affiliates current security filed under the existing Closure Plans for the Mine until the Closing Date and shall be entitled to seek the release and return thereof from the relevant Governmental Authorities at the Closing Time (the “Seller Financial Assurances”). If the relevant approvals from the appropriate Governmental Authorities are not received on or before the Closing Date such that the Seller Financial Assurances cannot be released at the Closing Time, the Parties shall continue to work diligently and cooperatively to obtain such approvals and to replace the Seller Financial Assurances as soon as possible following the Closing Date and Purchaser shall, at the Closing Time, provide to Seller an indemnity, supported by financial assurances (the “Closure Indemnity Agreement”) from Purchaser in each case in form and substance satisfactory to Seller (which, at Seller’s discretion, may include cash collateral), in respect of any Damages which may arise or be incurred or sustained by Seller or an Affiliate thereof from, or in connection with, a breach of any obligation secured by any Seller Financial Assurance from and after the Closing Time until the Seller Financial Assurances are replaced, and any Affiliate is released from its obligations thereunder. Purchaser shall reimburse Seller for all interest and similar costs paid by Seller or an Affiliate thereof, in respect of the Seller Financial Assurances for the period commencing as at the close of business on the Closing Date and ending as at the close of business on the date the applicable Seller Financial Assurances are replaced by Purchaser.
(8)	Environmental Updates; Change in Status; Final Closure.
(a)	Upon resolution and completion of each of Section 7.11(3) and 7.11(4), the Steering Committee shall be dissolved; provided that Purchaser shall use its commercially reasonable efforts to keep Seller regularly apprised of any material environmental incidents and cleanup matters pertaining to the Mine, including water treatment activities and any intent to materially modify or cease such activities, and any material changes to the Mine plan. Purchaser shall reasonably promptly inform Seller of Purchaser’s communications with any Governmental Authority regarding the same, including with respect to notices, inquiries, requests for information, orders and other communications received or issued by, or sent to, applicable regulators. Upon Seller’s written request, promptly following the receipt of any notices from Purchaser or its Affiliates pertaining to the matters set out in this Section 7.11(8)(a), the Parties agree to reconvene the Steering Committee in order to evaluate the matter(s) prompting the notice and develop common strategies to manage and mitigate the liabilities and risks associated therewith.
(b)	Purchaser shall provide twelve (12) months’ advance notice to Seller of its intent to put the Mine in temporary cessation status or to close the Mine, together with a copy of the then-approved Closure Plan or notice of temporary cessation and any associated temporary cessation plan. Following delivery of such notice, and provided the Steering Committee has not been reconvened pursuant to Section 7.11(8)(a), upon Seller’s written request, the Parties agree to reconvene the Steering Committee in order to evaluate any environmental liabilities and risks associated with closure or with the change in status, or to develop a common strategy to manage and mitigate those risks (it being understood and agreed that, unless Seller and Purchaser then agree otherwise, such evaluation and strategy development would not limit or modify the indemnification obligations of Purchaser set out in Section 6.3 or the obligations of Purchaser set out in this Section 7.11).

Notwithstanding the foregoing, during such evaluation period, Purchaser shall be able to continue taking any steps it deems reasonably necessary to implement its Revised Closure Plan or effect any temporary cessation plan. Seller and its representatives shall, with prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) be permitted reasonable access to the Mine (including the right to conduct inspections and site assessments together with Purchaser) and to applicable books and records, as is reasonably required to conduct such evaluation and strategy development.

(9)	Seller shall from time to time promptly execute and deliver such further documents and take such further actions as may be reasonably requested by Purchaser and as are necessary in connection with the foregoing.
7.12	Company Employees, Benefit Plans
(1)	Purchaser and Seller shall use commercially reasonable efforts to obtain all necessary immigration documentation and approvals required to ensure that the Employees identified on Schedule 7.12(1) who currently hold work visas or work permits, are able to maintain their work visas or work permits following the consummation of the transactions contemplated by this Agreement.
(2)	The Company Employees shall, as of the Closing Time or such later date as would be required under the terms of each Benefit Plan, cease to participate in and accrue further benefits under the Benefit Plans and that are not sponsored by the Company. Purchaser shall provide, or shall cause any Purchaser Affiliate, including the Group Companies, to (i) provide, each Company Employee with (A) base compensation and incentive compensation (including bonus opportunities and equity incentives) that, in each case, is at least as favorable as that provided to each such Company Employee immediately prior to the Closing Date, and (B) during the six (6) month period immediately following the Closing Date, benefits equivalent to those provided under the Severance Plan of Newmont upon each such Company Employee’s involuntary termination of employment by Purchaser other than for cause, regardless of such Company Employee’s status as an hourly or salaried employee and such Company Employee’s salary grade, and (ii) conduct a merit process in respect of the Company Employees in accordance with their normal timeline applicable to other U.S. employees of Purchaser and its Affiliates.. Purchaser shall cause all incentive payments (including the amounts contemplated by clause (g) of the definition of “Indebtedness”) accrued prior to Closing but payable following Closing to be paid in the ordinary course consistent with past practice of the Group Companies. The Purchaser shall, or shall cause any Purchaser Affiliate, including the Group Companies after Closing, to make each Company Employee immediately eligible to commence participation in Purchaser’s new or existing benefit plans (including any Purchaser defined benefit plan) effective as of the Closing Time (the “Purchaser’s Benefit Plans”). Purchaser shall or shall cause its Affiliates to recognize the service of the Company Employees with Seller and its Affiliates for all employment, including Purchaser Benefit Plan, purposes, except (x) to the extent that such recognition would result in the duplication of benefits, or (y) with respect to benefit accruals under qualified and nonqualified defined benefit pension plans. In addition, and without limiting the generality of the foregoing, Purchaser shall use commercially reasonable efforts to (i) waive all pre-existing condition exclusions, actively-at-work requirements and waiting periods for each Company Employee and his or her eligible covered dependents under any Purchaser Benefit Plan providing welfare benefits, including medical, dental, pharmaceutical and/or vision benefits, but only to the same extent such limitations were waived or satisfied as of immediately prior to the Closing under the comparable Benefit Plan as in effect on such date, and (ii) cause any eligible expenses incurred by each Company Employee and his or her eligible covered dependents under a Benefit Plan that is a welfare plan during the plan year in which the Closing Date occurs to be taken into account under such comparable Purchaser Benefit Plan for purposes of satisfying any annual deductible, co-payments, co-insurance and out of pocket maximum applicable to such Company Employee and his or her eligible covered dependents for such Purchaser Benefit Plan year that includes the Closing Date, as if such amounts had been paid in accordance with such Purchaser Benefit Plan during such Purchaser Benefit Plan year. Purchaser shall also cause any Purchaser Benefit Plan in which the Company Employees are eligible to participate and which is intended to be qualified under Section 401(a) of the Code to accept rollovers, including loan rollovers, from any Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Seller and Purchaser agree that any Company Employee who is on a short-term or long-term disability leave of absence, a worker’s compensation leave of absence or any other statutory leave of absence (including, but not limited to, pregnancy/maternity leave or parental leave) on the Closing Date shall continue to receive benefits equivalent to those provided under Seller’s applicable disability or worker’s compensation plans in effect as of the Closing Date, without interruption and at Seller’s cost, and during the Interim Period Seller and Purchaser shall work collaboratively to facilitate any such continuation of benefits.

(3)	Notwithstanding the foregoing, prior to Closing the employment of those individuals listed on Schedule 7.12(3) of the Disclosure Letter (the “Excluded Employees”) shall be transferred to Seller or a designated Affiliate thereof by the applicable Group Company currently employing such Excluded Employees, and such Employees shall not constitute Company Employees. Purchaser agrees that for a period of two (2) years following the Closing Date, Purchaser shall not without the prior written authorization of Seller, either directly or indirectly, solicit, hire, contract, or take away or cause to be hired, contracted, or taken away, any of the Excluded Employees, except pursuant to a general solicitation that is not directed specifically to any such Excluded Employee.
(4)	Purchaser and the Group Companies shall be solely responsible for any severance, termination, damages for wrongful dismissal, constructive dismissal damages, change in control, accrued paid time off, redundancy, termination indemnitees or similar termination payments or benefits that may become payable to any Company Employee or Independent Contractor whose employment or engagement with a Group Company is terminated following the Closing Time. To the extent that Seller or any of its Affiliates becomes liable for, or is legally required to pay such payments, damages, or benefits to any Company Employee or Independent Contractor whose employment or engagement with a Group Company is terminated following the Closing, Purchaser shall reimburse, or cause the Group Companies to reimburse, Seller or any of its Affiliates, as applicable, as soon as practicable but in any event within thirty (30) days of receipt from Seller or any of its Affiliates, as applicable, of appropriate verification, for all payments, costs, and expenses actually incurred in respect thereof by Seller or any of its Affiliates, as applicable, as required by Applicable Law or any contract.
(5)	Seller shall be solely responsible for any severance, termination, damages for wrongful dismissal, constructive dismissal damages, change in control, wages, accrued paid time off, bonuses, redundancy, termination indemnitees or similar termination payments or benefits that may become payable to any Employee, Company Employees, or Independent Contractor whose employment or engagement with a Group Company is terminated on or before the Closing Time. To the extent that Purchaser becomes liable for, or is legally required to pay such payments, damages, or benefits to any Employee, Company Employees, or Independent Contractor whose employment or engagement with a Group Company is terminated on or before the Closing, Seller shall reimburse Purchaser as soon as practicable but in any event within thirty (30) days of receipt from Purchaser of appropriate verification, for all payments, costs, and expenses actually incurred in respect thereof by Purchaser, as required by Applicable Law or any contract.

(6)	Seller agrees to assume responsibility for unemployment claims for all Employees who do not become Company Employees on or after the Closing Time.
(7)	The Company Employees shall, on the Closing Date, no longer receive any normal course grants, and shall cease participation in all equity and incentive compensation plans of Seller or its Affiliates and forfeit any unvested entitlements under such plans and shall be (i) paid by Seller a cash payment equal to Seller’s pro rata share of the fair market value of such forfeited unvested entitlements, and (ii) granted by Guarantor equity of Guarantor with a fair market value equal to Purchaser’s pro rata share of the fair market value of such forfeited unvested entitlements. For purposes of the foregoing, (A) “Seller’s pro rata share” shall be equal to a fraction, the numerator of which is the number of days in the vesting schedule in respect of such forfeited unvested equity that occurred prior to the Closing Date, and the denominator of which is the total number of days in the vesting schedule in respect of such forfeited unvested equity, and (B) “Purchaser’s pro rata share” shall be equal to a fraction, the numerator of which is the number of days in the vesting schedule in respect of such forfeited unvested equity that occurs after the Closing Date, and the denominator of which is the total number of days in the vesting schedule in respect of such forfeited unvested equity (in each case without counting days in such vesting schedules that resulted in the vesting of equity prior to the Closing Date). On Closing, the Company Employees who currently participate in equity and incentive compensation plans of Seller or its Affiliates will be immediately eligible and entitled to participate in the Purchaser’s or its Affiliates’ equity and incentive compensation plans. For purposes of this Section 7.12(7), the value of any Company Employee’s forfeited unvested entitlements shall be determined by reference to the trailing twenty-day volume weighted average price (20-Day VWAP) closing price of Seller’s shares of common stock on the New York Stock Exchange for the twenty trading days preceding the Closing Date, and the fair market value of the Guarantor equity to be granted pursuant to clause (ii) above shall be determined by reference to the trailing twenty-day volume weighted average price (20-Day VWAP) closing price of Guarantor’s shares of common stock on NASDAQ for the twenty trading days preceding the date of such grant.
(8)	Nothing contained in this Section 7.12 shall (i) be treated as an amendment of, or undertaking to establish, amend or modify any employee benefit plan, including any Benefit Plan or any Purchaser’s Benefit Plan, (ii) limit or prohibit Purchaser or any of its Affiliates from amending or terminating any Purchaser’s Benefit Plan, (iii) limit Purchaser’s rights to terminate the employment or engagement of any Employee or Independent Contractor of the Company for any reason; or (iv) be deemed to make any current or former Employee or Independent Contractor of the Company or any of their Affiliates (including any beneficiary or dependent thereof), or any Person representing the interests of any such individual, a third party beneficiary of this Agreement or provide them any rights relating thereto.
(9)	During the Interim Period, Seller and Purchaser shall work collaboratively to maintain a positive relationship between the Group Companies and the Employees, and Seller shall use its commercially reasonable efforts to ensure the continued employment of any Employees of the Group Companies; provided that (i) Purchaser’s obligation to complete the transactions contemplated by this Agreement shall not be contingent upon the continued employment, as of immediately prior to Closing or otherwise, of any Employees of the Group Companies and (ii) any impact on the relationships of any Group Company with its Employees in connection with the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the completion of the transactions contemplated hereby, shall not constitute a Material Adverse Change.

7.13	Payment Obligations

Except as otherwise contemplated herein, if, following Closing, a Party or its Affiliates receives any cash, checks or other property of the other Party or its Affiliates from any third parties, the receiving Party shall pay such amounts over or cause such amounts to be paid over to the other Party as soon as reasonably practicable.

7.14	Insurance Policies

Promptly following the Closing Date, Seller shall terminate, or cause to be terminated, the Insurance Policies (excluding the D&O Tail Policy), or the portion of such Insurance Policies which relate to the Group Company and/or the Mine, and shall retain any benefits derived from such termination. In the event that any benefits derived from such termination are paid to or received by Purchaser or an Affiliate of Purchaser (including, for greater certainty, any Group Company), Purchaser shall, or shall cause, such benefits to be paid over to Seller as soon as reasonably practicable.

7.15	Mine Data

Seller and its Affiliates (excluding the Group Companies) hereby irrevocably assign, effective as of and contingent upon the occurrence of the Closing, without warranty of any kind whatsoever, express or implied (including any warranty regarding its accuracy, currency, merchantability or fitness for a particular purpose), all right, title, and interest in Mine Data to the Company. To the extent not already in possession of the Group Companies, Seller shall deliver, or shall cause its Affiliates to deliver, a true, correct, and current copy of the Mine Data to the Company as soon as commercially practicable after the Closing and in any event within ten (10) Business Days after the Closing Date. After giving effect to such assignment, the Company does hereby grant Seller a perpetual, non-exclusive, non-royalty-bearing, worldwide, non-sublicensable, non-transferable and non-assignable license to retain copies of the Mine Data solely to the extent any Mine Data cannot be separated from data relating to, operations of Seller and its Affiliates other than the Mine.

7.16	Company Name Change; Use of Seller Marks
(1)	Purchaser shall cause the Company to amend, within ten (10) Business Days after the Closing Date, its certificate of incorporation, qualification(s) to do business as a foreign corporation, trade name filings, and all similar filings or registrations with Governmental Authorities to remove the term “Newmont” from its corporate name, trade names and doing business as names, and shall cause any community or social benefit organizations (including non-profit organizations), foundations, or programs sponsored, maintained or promoted by the Company in connection with the Mine or the operations of the Group Companies to cease using (and to change its name to remove) the term “Newmont”.
(2)	Neither Purchaser nor any of its Affiliates (including, following the Closing, any Group Company) shall use, or have the right to use, the Seller Marks or any name or mark that is confusingly similar to or embodies the Seller Marks, and shall, promptly following Closing, cease using (or remove the Seller Marks from) all signs, materials, and other items bearing the Seller Marks (including uniforms, equipment, and buildings); provided that, (i) to the extent any Seller Marks are included or incorporated in any written materials that have already been generated, Purchaser and its Affiliates (including, following the Closing, the Group Companies) may use such materials solely in the Ordinary Course of Business until the earlier of one hundred eighty (180) days from the Closing Date or the depletion thereof, and (ii) Purchaser and its Affiliates (including, following the Closing, any Group Company) may at all times after the Closing Date (A) retain records and other historical or archived documents containing or referencing the Seller Marks, and (B) subject to the restrictions set forth in Section 10.4, use the Seller Marks solely to the extent required by or permitted as a fair use under Applicable Law so long as such uses would not cause confusion as to the origin or sponsorship of a good or service. From and after the Closing Date, neither Purchaser nor any of its Affiliates (including the Group Companies) shall challenge or assist any third party to challenge the validity, enforceability or ownership of any of the Seller Marks that were used by any of the Group Companies prior to the Closing.

(3)	During the Interim Period and, to the extent reasonably necessary, following the Closing, Seller will, or will cause its Affiliates to, cooperate with Purchaser and its Affiliates (including, after the Closing, the Group Companies) to update of the record owner in U.S. Trademark Reg. No. 5178511 including, as reasonably necessary, to prepare and execute a declaration of facts surrounding record ownership of U.S. Trademark Reg. No. 5178511 in connection with the prosecution of U.S. Trademark Application 98/858,417 or maintaining U.S. Trademark Reg. No. 5178511, in each case as reasonably requested by Purchaser and its Affiliates (including, after the Closing, the Group Companies). In connection with the foregoing, if requested by Purchaser or its Affiliates, Seller agrees to, and agrees to cause its Affiliates to, prepare and execute a declaration of the facts surrounding the USPTO name change recordals dated September 10, 2019 and June 10, 2020 that affected record ownership of U.S. Trademark Reg. No. 5178511 (a “Recordal Declaration”). If Seller does not comply with the above-referenced obligation to prepare and execute a Recordal Declaration, then Purchaser may send written notice of demand for compliance to Seller. If Seller does not respond within thirty (30) days of such notice by either (a) preparing and executing a Recordal Declaration, or (b) disputing its obligation to do so, then Seller hereby irrevocably designates and appoints each of the Company and CC&V and each of their duly authorized officers and agents, as its attorneys-in-fact, which appointment is coupled with an interest, with full power of substitution to act for and on their behalf and instead of Seller to execute and file a Recordal Declaration, to the extent declared facts are known by Company and CC&V, with the same legal force and effect as if executed by Seller.
7.17	Casualty Event

If, during the Interim Period, any portion of the Non-Real Property Group Company Assets are materially damaged or destroyed by fire or other casualty (excluding normal wear and tear and any loss of $100,000 or less based on book value) (a “Casualty Event”), (a) Seller shall promptly deliver to Purchaser written notice of such Casualty Event with reasonable detail of the nature of such Casualty Event, (b) Purchaser and Seller shall, subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Article 5, nevertheless be required to proceed with Closing, and (c) the Group Companies shall be entitled to retain or receive (or be subrogated to all of Seller’s and its Affiliates’, but excluding the Group Companies’ right, title and interest in) any and all insurance proceeds and proceeds and rights as to any Third-Party Claims of Seller or its Affiliates (other than the Group Companies) arising out of any such Casualty Event.

7.18	Seller Non-Solicit

As an inducement for Purchaser to enter into this Agreement and as additional consideration for the consideration to be paid to Seller under this Agreement, for a period of two (2) years from the Closing Date, Seller shall not, and shall cause its Affiliates (excluding the Group Companies) not to, directly or indirectly, solicit in any capacity any Company Employee providing services at the Mine, or solicit or seek to persuade any such Company Employee to discontinue such employment. The restrictions set forth in this Section 7.18 shall not preclude general job postings or advertisements not targeted at a particular Person, nor shall they preclude the solicitation of any Person whose employment in connection with the Mine has been terminated without cause.

7.19	Title Policy.

During the Interim Period, upon Purchaser’s reasonable request, Seller shall use its commercially reasonably efforts to assist Purchaser in obtaining a commitment and pro forma policy (“Pro Forma”) for a 2021 ALTA extended coverage owner’s policy of title insurance (the “Policy”) issued by a reputable title insurance company covering the Company Fee Simple Properties. The Policy may consist of one or more policies for each parcel of real property, as may be required by the title company. Purchaser shall be responsible for paying for all costs, expenses, and fees, associated with the Policy, including the base premium and any additional premiums for extended coverage and any endorsements it elects. During the Interim Period, Seller shall use its commercially reasonable efforts to cause the Group Companies to provide all reasonable and customary affidavits and documentation requested by the title company in order to issue the Policy. For the avoidance of doubt, none of the delivery of any Pro Forma, the issuance of any Policy or Purchaser’s satisfaction or lack thereof with the terms, conditions, exceptions, or exclusions of any Pro Forma or Policy shall be a condition to Purchaser’s obligation to complete the transactions contemplated by this Agreement.

7.20	Transition Services Agreement.

During the Interim Period, Seller and Purchaser shall negotiate in good faith to determine the scope of the schedule of “services” to be provided by Seller and/or its Affiliates pursuant to the Transition Services Agreement, provided that such services shall include only those services that are reasonably required to operate the business of the Mine in all material respects as conducted as of the Effective Date and as of the date immediately prior to Closing.

Article 8
Termination

8.1	Grounds for Termination

This Agreement may be terminated on or prior to the Closing Date:

(1)	by the mutual written agreement of Seller and Purchaser;
(2)	by written notice from Purchaser to Seller as permitted in Sections 5.2(1); or
(3)	by written notice from Seller to Purchaser as permitted in Section 5.4(1).
8.2	Effect of Termination and Liquidated Damages
(1)	If this Agreement is terminated by Seller or by Purchaser under Section 8.1, all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Section 8.2(2), if applicable, Section 7.3, and Article 10, which shall survive such termination.
(2)	Notwithstanding Section 8.2(1), if this Agreement is validly terminated (i) by Seller pursuant to Section 8.1(3) or by Purchaser pursuant to Section 8.1(2) and at the time of such termination, the only conditions set forth in Article 5 that have not been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) are Regulatory Approvals applicable to Purchaser, including any failure to obtain HSR Clearance, or (ii) due to a willful breach of Purchaser’s obligations under this Agreement, then Purchaser shall pay an amount equal to $11,000,000.00 (the “Reverse Termination Fee”) within five (5) Business Days of such termination by wire transfer of immediately available funds to the account(s) designated by Seller.

(3)	Each of the Parties acknowledges and agrees that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) the Reverse Termination Fee payable under Section 8.2(2) is not a penalty and is a reasonable amount that will compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. The Parties irrevocably waive any right they may have to raise as a defense that any such amounts are excessive or punitive. For the avoidance of doubt, and notwithstanding anything to the contrary herein, in no event will Purchaser be required to pay the Reverse Termination Fee on more than one occasion.
(4)	Subject to Seller’s right to seek specific performance in accordance with Section 10.12 to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement, in the event the Reverse Termination Fee is paid to Seller in circumstances for which such fee is payable, payment of the Reverse Termination Fee shall be the sole and exclusive remedy of Seller and its Affiliates (including the Group Companies) against Purchaser or the Guarantor for any loss suffered as a result of the termination of this Agreement, and upon payment in full of such amount neither Purchaser nor the Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and neither Seller nor any of its Affiliates (including the Group Companies) shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Purchaser or the Guarantor in connection with the Regulatory Approvals, a willful breach by Purchaser of its obligations under this Agreement or any other transactions contemplated by this Agreement.

Article 9
Tax Matters

9.1	Preparation of Tax Returns
(1)	Seller shall cause to be included in its income Tax Returns for the Affiliated Group of which it is the parent corporation all items of income, gain, loss, deduction, and credit of the Group Companies for all periods ending on or before the Closing Date, shall cause such Tax Returns to be timely filed with the appropriate taxing authorities, and shall be responsible for the timely payment of all Taxes due with respect to the periods covered by such Tax Returns. In the case of any such Tax Return filed after the Closing, Seller shall provide Purchaser with a copy of a pro forma Tax Return for each Group Company prepared on a separate-entity basis, together with appropriate supporting information and schedules, at least thirty (30) days prior to the due date (including any extension thereof) for the filing of such Tax Return. Purchaser shall have the right to review and comment on any such pro forma Tax Return, and Seller shall consider in good faith Purchaser’s comments thereon. Seller will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Group Companies due before Closing. Such Tax Returns will be prepared using accounting methods and other practices that are consistent with those past customs and practices used by the Group Companies in their Tax Returns, except as otherwise required by Applicable Law. Seller will pay, or cause to be paid, any Taxes due on any Tax Returns filed pursuant to this Section 9.1(a), and Purchaser shall have no Liability therefor.

(2)	Except as provided in Section 9.1(1), Purchaser shall timely prepare and file, or shall cause to be timely prepared and filed, all Tax Returns of the Group Companies for a Pre-Closing Tax Period and that are due after the Closing Date (the “Purchaser Prepared Tax Returns”). Purchaser shall provide Seller with a copy of such completed Purchaser Prepared Tax Return and a statement setting forth the amount of Tax shown on such Tax Return allocable to the portion of the Tax period ending on the Closing Date (as determined under Section 9.2 hereof), together with appropriate supporting information and schedules, at least thirty (30) days prior to the due date (including any extension thereof) for the filing of such Purchaser Prepared Tax Return that relates to income Taxes, and within a reasonable period of time before the due date of any such Tax Return that relates to non-income Taxes. Seller shall have the right to review and comment on any such Tax Return and statement delivered to Seller pursuant to this Section 9.1(2), and Seller and Purchaser shall consult with each other and attempt in good faith to resolve any disputed items arising as a result of such Purchaser Prepared Tax Return (within a reasonable time, taking into account the deadline for filing such Purchaser Prepared Tax Return). If they are unable to do so, the disputed items shall be resolved by the Independent Accountant. If Seller does not dispute any items with respect to such Tax Return or statement within a reasonable period of time before the due date of any such Tax Return, or upon resolution of all such items (whether by agreement of the Parties or by the Independent Accountant), the relevant Purchaser Prepared Tax Return shall be timely filed on that basis; provided, however, that if, after using commercially reasonable efforts, the Parties are unable to resolve the matter in dispute before any Purchaser Prepared Tax Return that is the subject of a disagreement is due, such Purchaser Prepared Tax Return may be filed as prepared (or caused to be prepared) by Purchaser, subject to adjustment or amendment, if necessary, upon resolution, and the making of any payments necessary to give effect to the resolution. The costs and expenses relating to the dispute resolution shall be shared equally between Purchaser and Seller. In the event Seller is liable under this Agreement for any Taxes with respect to a Tax Return filed pursuant to this Section 9.1(2), Seller shall pay to Purchaser such Taxes no later than five (5) days following the resolution of the final amount of such Taxes in accordance with this Section 9.1(2).
9.2	Straddle Periods

In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on and including the Closing Date:

(1)	in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
(2)	in the case of Taxes not described in (1) above (such as franchise Taxes, Taxes that are based upon or related to income, mining, production, payroll, withholding or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of such Taxes determined on a closing-of-the-books basis as if such tax period ended at the Closing Time.
9.3	Post-Closing Actions

Purchaser shall not, without prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (1) refile, amend or otherwise modify any Tax Return of any Group Company filed for a Pre-Closing Tax Period without following the procedures set forth in Section 9.1(2), (2) make or change any election or method of accounting with respect to, or that has retroactive effect to, any Pre-Closing Tax Period; (3) make any voluntary disclosure or otherwise request that a Governmental Authority review, assess or reassess any Pre-Closing Tax Period of any Group Company if such action could give rise to an indemnity obligation of Seller under this Agreement; or (4) cause or permit any Group Company to do any of the foregoing; in each case except as required by Applicable Law or otherwise provided in this Agreement.

9.4	Tax Refunds

Except to the extent (a) included in the calculation of the Final Closing Date Net Working Capital, (b) arising from the carry-back of a Tax attribute attributable to a period (or portion thereof) beginning after the Closing Date to a period (or portion thereof) ending on or before the Closing Date or (c) attributable to a Tax payment made after the Closing and not economically borne (through indemnification or otherwise) by Seller, any refunds or credits of Taxes of, or with respect to, any Group Company for any Pre-Closing Tax Period will be for the account of Seller (including any interest paid or credited with respect thereto, but net of any reasonable costs, expenses or Taxes incurred by any Group Company or Purchaser’s Indemnified Party with respect to such refunds or credits). Purchaser shall promptly inform Seller of any such refunds or credits received by Purchaser or any Group Company and shall pay over, as additional Purchase Price, an amount equal to the amount of any such refunds or credits to Seller within ten (10) calendar days following the date such refunds or credits and applicable interest were paid or credited by the relevant Governmental Authority to the applicable Group Company. To the extent that any refunds or credits that has given rise to a payment under this Section 9.4 is subsequently reversed, Seller shall repay the amount received under this Section 9.4, together with any interest or penalties imposed with respect to such reversal.

9.5	Cooperation Respecting Tax Matters

Each Party shall provide reasonable cooperation to the other Party and their counsel in respect of any Tax matter, including:

(1)	providing prompt notice (including a timely Claim Notice in accordance with Section 6.4, as applicable) to the other Party in writing of any pending or Threatened Tax audits, examinations or assessments of a Group Company for Tax periods for which the other may have Liability under this Agreement or otherwise;
(2)	providing the other Party and its counsel with draft copies of all filings, motions, applications, correspondence and other documents the Party defending the claim intends to file with or deliver to any Governmental Authority in connection with a Tax Claim as soon as reasonably practicable prior to the date on which such documents are filed or delivered and considering the comments of the other Party and its counsel regarding such filings, motions, applications, correspondence and other documents;
(3)	promptly notifying the other Party of any communication the Party defending a Tax Claim receives from any Governmental Authority regarding such Tax Claim and providing the other Party with copies of all correspondence, filings or communications between such Party defending the claim, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to any such Tax Claim;
(4)	keeping the other Party and its counsel advised on a prompt and ongoing basis of the status of such Tax Claim and any material changes or developments with respect thereto and promptly and fully responding to all requests for information, questions and comments of the other Party and its counsel from time to time;

(5)	making available to each other in a prompt fashion such books, records, data, documents, and other information, as well as properties and Employees, auditors and other personnel, as may reasonably be required for the preparation and filing of all Tax Returns or the conduct of any Tax audit, examination or other proceeding, and preserving all books, records, data, documents and other information with respect to Tax matters pertinent to any Group Company with respect to any Pre-Closing Tax Period until the expiry of the limitation period under Applicable Law, or until a Final Determination has been made in respect of Tax audit, examination or other proceeding, as the case may be; and
(6)	cooperating, or causing the Group Companies to cooperate, in respect of any Tax audit, examination or other proceeding of Seller in respect of a Pre-Closing Tax Period related to the Mine.

Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to provide to any Person any right to access or to review any Tax Return of Purchaser or in respect of any Affiliated Group of which (i) Purchaser or any Affiliate of Purchaser (other than any Group Company), on the one hand, and (ii) any of the Group Companies, on the other hand, is or was a member, and Purchaser shall have exclusive control over any Tax audit, examination or other proceeding with respect to any such Tax Return.

9.6	Tax Claims
(1)	Notwithstanding anything to the contrary in Section 6.9, but subject to the provisions of Section 9.5, Seller shall have the right to represent a Group Company’s interests in any Tax audits, assessments, examinations or other proceedings of any Group Company, including any Third Party Claim relating to Tax Liabilities of any Group Company for which Seller would be required to indemnify Purchaser pursuant to Section 6.2 (a “Tax Claim”), and which exclusively relates to any taxable period ending on or before the Closing Date. If Seller elects to represent a Group Company’s interests in any such Tax Claim, (i) Purchaser shall have the right, at its expense, to participate in the negotiation, settlement or defense of such Tax Claim, and (ii) Seller shall not enter into any compromise or settlement of any such Tax Claim without obtaining the prior written consent of Purchaser, which consent may not be unreasonably withheld or delayed.
(2)	Subject to the provisions of Section 9.5, if Seller does not elect under Section 9.6(1) to represent a Group Company’s interests in a Tax Claim or if any such Tax Claim relates to a Straddle Period, Purchaser shall represent the applicable Group Company’s interests in such Tax Claim. With respect to any such Tax Claim relating to a Straddle Period, (i) Seller shall have the right, at its expense, to participate in the negotiation, settlement or defense of the Tax Claim, and (ii) Purchaser shall not enter into any compromise or settlement of such Tax Claim without obtaining the prior written consent of Seller, which consent may not be unreasonably withheld or delayed.
9.7	Transfer Taxes

All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), if any, shall be borne and paid by Purchaser. The Party required by applicable Law shall prepare and timely file all Tax Returns required to be filed in respect of any Transfer Taxes, and if necessary, the other Party shall join in the execution of any such Tax Return.

9.8	Tax Sharing Agreement

All Tax sharing, Tax allocation, and similar agreements with respect to or involving any Group Company shall be terminated prior to the Closing Date, and, after the Closing, no Group Company shall be bound thereby or have any Liability thereunder.

9.9	Tax Clearance Filings

Prior to the Closing Date, Seller shall cause those Group Companies that are obligated to separately file state or state-administered local taxes in Colorado to file a Form DR 0096 (Request for Tax Status Letter) with the Colorado Department of Revenue, listing all such Colorado state-administered Taxes as found on such Form DR 0096 to which the Group Company is subject. If the Colorado Department of Revenue responds to any such filing, whether before or after Closing, with any assertion of an outstanding liability for Taxes or any Tax Return filing deficiency, Seller shall promptly address any such assertion to the reasonable satisfaction of Purchaser.

Article 10
General

10.1	Mutual Release
(1)	Effective upon the Closing, Purchaser, on its own behalf and on behalf of each Group Company, hereby releases and discharges, Seller and each of its Affiliates (other than the Group Companies), and each of their respective Representatives and equity holders (collectively, the “Released Seller Parties”) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, which any Group Company ever had, now has or may have relating to, arising out of or in any way connected with the dealings of the Released Seller Parties and the Group Companies, or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing (collectively, the “Released Group Company Claims”), it being understood, however, that such release shall not operate to release (i) the Released Seller Parties from any obligations under this Agreement or in any other agreement, certificate or instrument executed and delivered by a Released Seller Party pursuant to this Agreement, or (ii) any third party from any of its obligations under any Contract with such third party.
(2)	Effective upon the Closing, Seller, on behalf of itself and its Affiliates, hereby releases and discharges each Group Company from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, which Seller or its Affiliates ever had, now has or may have relating to, arising out of or in any way connected with the dealings of any Group Company and Seller or its Affiliates, or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing (collectively, the “Released Seller Claims” and together with the Released Group Company Claims, the “Released Claims”), it being understood, however, that such release shall not operate to release (i) any Group Company from its obligations under Section 7.7, or (ii) any third party from any of its obligations under any Contract with such third party.
(3)	Each Party acknowledges that the Laws of certain jurisdictions provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Party acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist.

Nonetheless, each Party agrees that, effective as of the Closing, Seller shall be deemed to waive any such provision with respect to the Released Claims. Each Party further agrees that such Party shall not, nor permit any of its Affiliates to: (i) institute a lawsuit or other Legal Proceeding based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

10.2	Conflicts and Privilege

It is acknowledged by each Party that Seller has retained Davis Graham & Stubbs LLP to act as its counsel in connection with the transactions contemplated by this Agreement. Purchaser agrees that, in the event that a dispute arises after Closing between the Parties, Davis Graham & Stubbs LLP may represent Seller in such dispute even though the interests of Seller may be directly adverse to Purchaser or the Group Companies, and even though Davis Graham & Stubbs LLP may have represented a Group Company in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser or a Group Company. Purchaser further agrees that, as to all communications among Davis Graham & Stubbs LLP, a Group Company, and Seller that primarily relate to the transactions contemplated by this Agreement and occurring prior to the Closing Time, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Purchaser or any Group Company. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or a Group Company and a third party other than a Party after the Closing, the applicable Group Company may assert the attorney-client privilege on behalf of Seller to prevent disclosure of confidential communications by Davis Graham & Stubbs LLP to such third party; provided, however, that no Group Company may waive such privilege without the prior written consent of Seller.

10.3	Expenses

Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

10.4	Public Announcements

The Parties may each publicly announce the transactions contemplated hereby following the execution and delivery of this Agreement, provided that the text and timing of each disclosing Party’s announcement must be approved by the other Party in advance, acting reasonably. No Party shall issue any press release or otherwise make public announcements with respect to this Agreement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under Applicable Laws or stock exchange rules, and the Party making such disclosure shall give prior written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not permitted under Applicable Law or stock change rules, to give such notice immediately following the making of such disclosure or filing.

10.5	Notices
(1)	Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (a) delivered personally, (b) sent by prepaid courier service or mail, or (c) sent by e-mail (return receipt requested) or other similar means of electronic communication, in each case to the applicable address set out below:

(a)	if to Seller, to:

Newmont Corporation

6900 E Layton Avenue

Suite 700

Denver, CO 80237

Attention:	Legal Department
E-mail:	legalnotices@newmont.com

with a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attention:	Bruce D. Stocks Mark C. Bussey Nate Goergen
Email:	Bruce.Stocks@davisgraham.com Mark.Bussey@davisgraham.com Nate.Goergen@davisgraham.com

(b)	if to Purchaser or Guarantor, to:

c/o SSR Mining Inc.
6900 E. Layton Avenue, Suite 1300
Denver, Colorado 80237
USA

Attention:	Michael Sparks
Email:	*****

with a copy (which shall not constitute notice) to:

Holland & Hart LLP

800 W. Main St., Suite 1750

Boise, Idaho 83702

Attention:	Claire Rosston Stu Knight
Email:	CCRosston@hollandhart.com SFKnight@hollandhart.com

and to

Stikeman Elliott LLP
5300 Commerce Court West,
199 Bay Street, Toronto, ON
M5L 1B9

Attention:	D’Arcy Nordick
Email:	dnordick@stikeman.com

(2)	Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of e-mailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, e-mailed or sent before 5:00 p.m. (Mountain Time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.
10.6	Time of Essence

Time shall be of the essence of this Agreement in all respects.

10.7	Further Assurances

Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

10.8	Entire Agreement

This Agreement (including its Exhibits and Schedules) and the Related Agreements constitute the entire agreement between the Parties pertaining to the subject matter of hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement and/or the Related Agreements (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement and the Related Agreements.

10.9	Amendment

No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

10.10	Waiver

A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver, and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

10.11	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.12	Specific Performance

The Parties agree that irreparable harm may occur for which money damages would not be an adequate remedy at law in the event that any Party breached its obligation to close the purchase and sale of the Shares on the Closing Date in accordance with the provisions of this Agreement. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent such breaches or threatened breach of this Agreement, and to enforce compliance with the terms of this Agreement requiring the other Parties hereto to close the purchase and sale of the Shares on the Closing Date in accordance with the provisions of this Agreement, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity in respect of such breach. Such remedies will not be the exclusive remedies for any such breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties in respect of such breach. For greater certainty and without limitation, this Section 10.12 does not apply (i) to any claim in respect of the accuracy or inaccuracy of any representation or warranty contained herein, including where such inaccuracy prevents the Closing from occurring; and (ii) following the termination of this Agreement pursuant to Section 8.1 for which a Reverse Termination Fee is paid in accordance with Section 8.2 (it being understood and agreed that Seller shall have the right to exercise the rights contemplated by this Section 10.12, including in order to cause Purchaser to fulfill its obligation to close the purchase and sale of the Shares on the Closing Date in accordance with the provisions of this Agreement, at any time prior to termination of this Agreement).

10.13	Attornment

Each Party agrees (a) that any Legal Proceeding relating to this Agreement shall be brought in any court of competent jurisdiction in the City of Denver in the State of Colorado, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such court; (b) that it irrevocably waives any right to, and shall not, oppose any such Legal Proceeding in the City of Denver in the State of Colorado on any jurisdictional basis, including forum non conveniens; and (c) not to oppose the enforcement against it in any other jurisdiction of any Order duly obtained from a Denver court as contemplated by this Section 10.13. The Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court.

10.14	Jury Waiver

THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM OF ANY KIND DIRECTLY OR INDIRECTLY ARISING FROM, BROUGHT UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ACQUISITION. THE JURY TRIAL WAIVER CONTAINED IN THIS SECTION IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATE TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS OF ANY KIND. THIS AGREEMENT MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS ANY PARTY’S WRITTEN CONSENT TO WAIVER OF A JURY TRIAL.

10.15	Governing Law

The validity, performance, and enforcement of this Agreement shall be governed by the Laws of the State of Colorado, without giving effect to the principles of conflicts of Law of such State.

10.16	Successors and Assigns; Assignment; Continuing Obligations
(1)	This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns.
(2)	Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.
(3)	Without limiting the generality of the foregoing, if Purchaser, the Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys the Company Properties or the Mine or all or substantially all of their properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, proper provisions shall be made so that the successors and/or assigns of Purchaser or the Company or the purchaser of such assets or properties shall assume all of the obligations set forth in Sections 6.3(3), 7.7, and 7.11; provided that neither Purchaser nor any Group Company shall be relieved from such obligations. In addition, following Closing, neither Purchaser nor any Group Company shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Purchaser or any Group Company unable to satisfy its obligations under Sections 6.3(3), 7.7, or 7.11.
10.17	Third Party Beneficiaries

This Agreement is for the sole benefit of the Parties, and except as specifically provided for in Article 6 and Section 7.7(6), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.18	Remedies

All remedies, either under this Agreement or by Applicable Law or otherwise afforded to the Parties hereunder, except as otherwise expressly set forth herein, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Applicable Law or otherwise.

10.19	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile, e-mail in pdf format or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

NEWMONT CORPORATION
By:	/s/ Mark Ebel
	Name:	Mark Ebel
	Title:	Vice President, Deputy General Counsel, Transactions and Land

SSR US HOLDINGS INC.
By:	/s/ Jeffrey McGaughran
	Name:	Jeffrey McGaughran
	Title:	Secretary

SSR MINING INC.
By:	/s/ Michael J. Sparks
	Name:	Michael J. Sparks
	Title:	EVP, Chief Financial Officer

[Signature Page to Share Purchase Agreement]

Exhibit A
Transition Services Agreement

Exhibit B
EXAMPLE OF Working Capital STATEMENT

Exhibit C
License AgreemenT

Exhibit D
Steering committee TERMS OF REFERENCE

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